UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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IMPAX LABORATORIES, INC.
 (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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30831 Huntwood Avenue
Hayward, California 94544
Dear Stockholder:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Impax Laboratories, Inc. to be held on Tuesday, May 16, 2017, at 9:00 a.m., Pacific Daylight Time, at the Marriott San Francisco Airport Waterfront Hotel located at 1800 Old Bayshore Highway, Burlingame, California, 94010.
Details regarding the business to be conducted at the Annual Meeting are described in the accompanying notice of the Annual Meeting and proxy statement. We have also provided a link to our 2016 Annual Report, which includes our audited financial statements and provides information about our business and products. We encourage you to read these materials carefully.

Your vote is important. Whether you plan to attend the Annual Meeting in person or not, we hope you will vote as soon as possible. You may vote electronically through the Internet or by telephone, or by requesting, completing and signing a proxy card, as described in the accompanying materials. Please review the instructions on each of your voting options described in the proxy statement.
On behalf of our board of directors, I would like to express our appreciation for your continued support. We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert L. Burr
Chairman of the Board of Directors
April 5, 2017

IMPAX LABORATORIES, INC.
30831 Huntwood Avenue
Hayward, California 94544

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 16, 2017

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on Tuesday, May 16, 2017:
the Proxy Statement and the Annual Report to Stockholders
are available at http://www.astproxyportal.com/ast/17901/
To Our Stockholders:
The 2017 Annual Meeting of Stockholders of Impax Laboratories, Inc. (the “Annual Meeting”) will be held on Tuesday, May 16, 2017, at 9:00 a.m., Pacific Daylight Time, at the Marriott San Francisco Airport Waterfront Hotel located at 1800 Old Bayshore Highway, Burlingame, California, 94010 for the following purposes:

(i)	to elect nine directors named in the accompanying proxy statement;

(ii)
to approve the Amendment and Restatement of our Non-Qualified Employee Stock Purchase Plan to, among other items, increase the aggregate number of shares of our common stock reserved under such plan by 1,500,000 shares;

(iii)
to approve the Fourth Amendment and Restatement of our 2002 Equity Incentive Plan to, among other items, increase the aggregate number of shares of our common stock that may be issued under such plan by 2,100,000 shares;

(iv)	to hold an advisory vote to approve named executive officer compensation (“say-on-pay”);

(v)	to hold an advisory vote on the frequency of say-on-pay votes;

(vi)	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

(vii)	to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
You may obtain directions to the Marriott San Francisco Airport Waterfront Hotel by contacting it directly at (650) 692-9100 or accessing the hotel’s Web site at http://www.marriott.com/hotels/travel/sfobg-san-francisco-airport-marriott-waterfront/.
Only stockholders of record at the close of business on March 27, 2017 are entitled to notice of, and to vote at, the Annual Meeting and at any postponements or adjournments thereof. A list of such stockholders will be available for inspection by our stockholders at the Annual Meeting, as well as at our principal executive offices located at 30831 Huntwood Avenue, Hayward, California 94544 during ordinary business hours for the 10-day period prior to the Annual Meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY TO ENSURE THEY ARE REPRESENTED AT THE ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY VOTE BY MAIL, TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET AS DESCRIBED IN THE FOLLOWING MATERIALS.  Voting by telephone, Internet or mail will not prevent you from later revoking that proxy and voting in person at the Annual Meeting. If you want to vote at the Annual Meeting, but your shares are held in street name by a broker, trust, bank or other nominee, you will need to obtain proof of ownership as of March 27, 2017 and a proxy to vote the shares from such broker, trust, bank or other nominee.

By Order of the Board of Directors,

Mark A. Schlossberg, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Hayward, California
April 5, 2017

INTERNET AVAILABILITY OF PROXY MATERIALS

THIS YEAR WE ARE USING THE INTERNET AS OUR PRIMARY MEANS OF FURNISHING PROXY MATERIALS TO OUR STOCKHOLDERS. CONSEQUENTLY, MOST STOCKHOLDERS WILL NOT RECEIVE PAPER COPIES OF OUR PROXY MATERIALS. WE WILL INSTEAD SEND OUR STOCKHOLDERS A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WITH INSTRUCTIONS FOR ACCESSING OVER THE INTERNET THE PROXY MATERIALS, INCLUDING OUR PROXY STATEMENT AND ANNUAL REPORT, AND VOTING ELECTRONICALLY OVER THE INTERNET. THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS ALSO PROVIDES INFORMATION ON HOW STOCKHOLDERS MAY OBTAIN PAPER COPIES OF OUR PROXY MATERIALS FREE OF CHARGE IF THEY SO CHOOSE. WE BELIEVE ELECTRONIC DELIVERY OF OUR PROXY MATERIALS AND ANNUAL REPORT WILL HELP THE COMPANY REDUCE THE ENVIRONMENTAL IMPACT AND COSTS OF PRINTING AND DISTRIBUTING PAPER COPIES AND IMPROVE THE SPEED AND EFFICIENCY BY WHICH YOU CAN ACCESS THESE MATERIALS.

IMPAX LABORATORIES, INC.
30831 Huntwood Avenue
Hayward, California 94544
(510) 240-6000

PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

This proxy statement is furnished to you as a holder of our common stock, par value $0.01 per share, in connection with the solicitation of proxies by our board of directors for use at the 2017 Annual Meeting of Stockholders or at any postponement or adjournment thereof. References in this proxy statement to “Impax,” “the Company,” “we,” “us,” and “our” mean Impax Laboratories, Inc. and its subsidiaries unless the context indicates otherwise.

The notice of the Annual Meeting, this proxy statement, the proxy card and the annual report to stockholders, collectively referred to as the “proxy materials,” will be first sent or given to our stockholders on or about April 5, 2017.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Tuesday, May 16, 2017, at 9:00, a.m., Pacific Daylight Time, at the Marriott San Francisco Airport Waterfront Hotel located at 1800 Old Bayshore Highway, Burlingame, California, 94010.

What proposals will be voted on at the Annual Meeting?

At the annual meeting, stockholders will consider and vote upon the following proposals:

(i)	to elect nine directors named in “Proposal One - Election of Directors” of this proxy statement;

(ii)
to approve the Amendment and Restatement of our Non-Qualified Employee Stock Purchase Plan to, among other items, increase the aggregate number of shares of our common stock reserved under such plan by 1,500,000 shares;

(iii)
to approve the Fourth Amendment and Restatement of our 2002 Equity Incentive Plan to, among other items, increase the aggregate number of shares of our common stock that may be issued under such plan by 2,100,000 shares;

(iv)	to hold an advisory vote to approve named executive officer compensation (“say-on-pay”);

(v)	to hold an advisory vote on the frequency of say-on-pay votes;

(vi)	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

(vii)	to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Our board is not aware of any other matters that will come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

How does the board of directors recommend that I vote?

The board unanimously recommends that stockholders vote:

(i)	“FOR” the election of the nine directors named in “Proposal One – Election of Directors” of this proxy statement;

(ii)
“FOR” the approval of the Amendment and Restatement of our Non-Qualified Employee Stock Purchase Plan to, among other items, increase the aggregate number of shares of our common stock reserved under such plan by 1,500,000 shares;

(iii)
“FOR” the approval of the Fourth Amendment and Restatement of our 2002 Equity Incentive Plan to, among other items, increase the aggregate number of shares of our common stock that may be issued under such plan by 2,100,000 shares

(iv)	“FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement;

(v)	for “ONE YEAR” as the frequency of the advisory vote to approve named executive officer compensation; and

(vi)	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

What is a proxy?

A proxy is your legal designation of another person, also referred to as the “proxy,” to vote on your behalf. By properly voting by Internet or telephone or by requesting, signing and returning a proxy card, you are giving the persons who our board designated as proxies the authority to vote your shares in the manner that you indicate on your proxy card or by voting by Internet or telephone. The board has designated Michael Nestor, President of Impax Specialty Pharma, our branded products division, and Mark Schlossberg, our Senior Vice President, General Counsel and Corporate Secretary, to serve as proxies for the Annual Meeting.  If any other matters properly come before the Annual Meeting or any postponement or adjournment of the meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

The proxy confers discretionary authority to the persons designated in our proxy to vote with respect to all other matters that may come before the Annual Meeting.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy, which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted in the manner recommended by our board on all matters presented in this proxy statement.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice of Internet Availability (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce printing and mailing costs relating to our Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Our board set the close of business on March 27, 2017 as the “record date” for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. On March 27, 2017, there were 73,807,434 shares of common stock issued and outstanding.

How do I vote my shares?

Stockholders of Record

If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust, LLC, you are considered, with respect to those shares, the stockholder of record. Stockholders of record may vote in person at the Annual Meeting or by proxy by telephone or electronically through the Internet or by requesting and using a proxy card.

The deadline for stockholders of record to vote by telephone or electronically through the Internet is 11:59 p.m., Eastern Time, on May 15, 2017. Set forth below is a summary of the three voting methods which stockholders of record may utilize to submit their votes by proxy:

Vote by Telephone —1-800-PROXIES or 1-800-776-9437. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card (which contains your control number) in hand when you call, and follow the instructions provided.

Vote Electronically through the Internet —www.voteproxy.com. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card (which contains your control number) in hand when you access the Web site. Follow the instructions to obtain your records and to create an electronic voting instruction form. The Internet voting procedures comply with Delaware law.

Vote by Mail — If you have requested a proxy card, mark, sign and date your proxy card and return it in the postage-paid envelope provided to you.

Whether or not you plan to attend the Annual Meeting, we urge you to vote promptly using one of these methods to ensure your vote is counted.

If you vote by telephone or electronically through the Internet, you do not need to return your proxy card.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic or telephonic access such as usage charges of Internet service providers and telephone companies. We do not cover these costs; they are solely your responsibility. Please note, the telephone and Internet voting procedures available to you are valid forms of granting proxies under the General Corporation Law of the State of Delaware.

Beneficial Owners of Shares Held in Street Name

If your shares of common stock are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and you should have received these proxy materials from that organization rather than us. The organization holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account using the voting instructions received from such organization. You may vote in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your uninstructed shares on “routine” matters but cannot vote on “non-routine” matters. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal Six) is considered routine under applicable rules. The organization that holds your shares may generally vote without your instruction on Proposal Six. The election of directors (Proposal One), the approval of the Amendment and Restatement of our Non-Qualified Employee Stock Purchase Plan (Proposal Two), the Amendment and Restatement of our 2002 Equity Incentive Plan (Proposal Three), the advisory vote to approve named executive officer compensation (Proposal Four) and the advisory vote on the frequency of the "say-on-pay" vote (Proposal Five) are matters considered non-routine under applicable rules. If the organization that holds your shares does not receive instructions from you on how to vote your shares on Proposal One, Proposal Two, Proposal Three, Proposal Four or Proposal Five, the organization that holds your shares will not be able to vote your shares on such matter(s). This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. However, “broker non-votes” will be considered present at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Please instruct your bank or broker so your vote can be counted.

What vote is required to approve each proposal?

Each share of common stock that is outstanding as of the record date is entitled to one vote on each matter to be presented at the Annual Meeting. For Proposal One, each of the nine nominees for director receiving a majority of the votes cast with respect to such director (meaning the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee) will be elected to serve on the board. Under Delaware law, an abstention or a broker non-vote will have no legal effect on the election of directors.

The approval of Proposal Two, Proposal Three, Proposal Four, Proposal Five, Proposal Six and the approval of any other business as may properly come before the Annual Meeting, or any postponement or adjournment thereof, will require the affirmative vote of the majority of the shares of common stock that are present in person or represented by proxy at the Annual Meeting and are entitled to vote on the proposal at the Annual Meeting. Under Delaware law, an abstention will be considered present and entitled to vote on each proposal at the Annual Meeting and therefore will have the same legal effect as an “against” vote on Proposal Two, Proposal Three, Proposal Four and Proposal Six. For purposes of Proposal Five, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Broker non-votes will have no effect on Proposal Two, Proposal Three, Proposal Four or Proposal Five as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. Because brokers have discretionary authority to vote on Proposal Six, we do not expect any broker non-votes in connection with this Proposal.

What constitutes a quorum?

A quorum of stockholders is necessary to hold a valid annual meeting. In order for a quorum to be present at the Annual Meeting, a majority of the issued and outstanding shares of common stock at the close of business on the record date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

Can I revoke my proxy?

Yes, you may revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by submitting a later-dated proxy electronically through the Internet or by telephone, or another signed proxy (your latest telephone or Internet voting instructions are followed) or by submitting a signed written notice of revocation (stating that the proxy is revoked) with a later date to Mark Schlossberg, our Senior Vice President, General Counsel and Corporate Secretary, or by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not in itself constitute a revocation of your proxy.

Before the taking of the vote at the Annual Meeting, any written notice of revocation should be sent to Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California 94544, attention: Mark Schlossberg, or hand delivered to Mr. Schlossberg (or his designee) at the Annual Meeting.

If you are a beneficial owner of shares of common stock held in street name, please review the voting instructions provided by the organization holding your shares or contact such organization regarding how to change your vote. If you want to vote at the Annual Meeting, you will need to obtain proof of ownership as of the record date and a proxy to vote the shares from the organization holding your shares.

Where can I find the voting results of the Annual Meeting?

The voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K with the SEC within four business days of the day the final results are available.

Who will bear the cost of the solicitation of proxies?

We will bear the cost of the solicitation of proxies and will reimburse the reasonable expenses of brokerage firms, banks, broker-dealers or other similar organizations incurred in forwarding material to beneficial owners of common stock.

Who will solicit proxies on behalf of the board of directors?

In addition to mailing the proxy materials, proxies for use at the Annual Meeting may be solicited by our directors, officers and employees, none of whom will receive additional compensation for such solicitation activities, in person or by telephone. We have also retained MacKenzie Partners, Inc. to solicit proxies for an aggregate fee of approximately $15,000 plus customary costs and expenses.

Will I have dissenters’ rights in connection with the business being conducted?

Stockholders have no dissenters’ rights or rights of appraisal under Delaware law, our Restated Certificate of Incorporation or our Amended and Restated Bylaws, as amended in connection with the election of directors (Proposal One) or Proposals Two through Six.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders to Be Held on May 16, 2017

This proxy statement and our 2016 Annual Report are available at http://www.astproxyportal.com/ast/17901/. This website address contains the following documents: the notice of the annual stockholder meeting, this proxy statement, a sample proxy card and the 2016 annual report to stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

BOARD OF DIRECTORS CORPORATE GOVERNANCE HIGHLIGHTS

Our board believes that good corporate governance accompanies and contributes to our company’s long-term business success and thus our board continuously monitors best practices in corporate governance and adopts measures it determines to be in the best interest of our company’s stockholders. Highlights of our corporate governance practices include the following:

●
Board Leadership Structure. We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. Robert L. Burr currently serves as the Chairman of the board and Paul M. Bisaro currently serves as our President and Chief Executive Officer. G. Frederick Wilkinson previously served as our President and Chief Executive Officer during fiscal year 2016 until December 19, 2016 and J. Kevin Buchi served as our Interim President and Chief Executive Officer from December 19, 2016 until March 27, 2017. Our Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while our Chairman provides guidance to our Chief Executive Officer, sets the agenda for board meetings and presides over meetings of the board. Our Chairman qualifies as an independent director. The board has selected this leadership structure in the belief that separating the principal executive officer and board chairman positions allows for a more efficient division of responsibilities in light of the high demands on the time of each. The board believes that its leadership structure is well suited to the Company’s business because it contributes to a more independent board, leads to productive internal board dynamics and allows our President and Chief Executive Officer to concentrate on our business and operations.

●    Director Stock Ownership Guidelines and Holding Requirement.

o
Members of our board own significant amounts of the Company’s stock (see “—Security Ownership of Certain Beneficial Owners and Management” section).  Our stock ownership policy requires each of our non-employee directors to hold shares of our common stock having a total value that equals or exceeds the lesser of (i) three times the amount of the director’s annual retainer for service on our board as of February 27, 2013 or the effective date of election or appointment for any non-employee director elected or appointed to the board after February 27, 2013 and (ii) three times the amount of the director’s annual retainer for service on the board during the most recently completed fiscal year.  Each current non-employee director of our board will have until February 27, 2018 to become compliant with the policy and each newly elected or appointed non-employee director will have five years from the effective date such non-employee director joins the board to become compliant with the stock ownership policy. Other than our directors who were appointed in 2016, all of our current non-employee directors are currently on track to be compliant with the policy by the stated deadline. In the event a non-employee director fails to satisfy the ownership requirement following the applicable compliance date, such non-employee director will be required to retain at least 50% of the shares of our common stock acquired upon exercise or vesting of equity awards held by such director until the ownership requirement is attained or exceeded.

o
In addition to our director stock ownership guidelines, we also adopted a policy in February 2016 which requires each of our non-employee directors to hold at least 50% of the shares of common stock underlying their vested stock options and restricted stock awards until the earlier of the (i) second anniversary of the vesting date of such awards and (ii) date the director’s service as a director to the Company concludes. The holding requirement applies to awards to our non-employee directors granted on or after February 26, 2016 that vest upon the one year anniversary date of grant (or the date before the next annual meeting of stockholders, if earlier).

●
All Directors Elected Annually by Majority Vote. Our company does not have a staggered board and as such, our board is accountable to our stockholders through the annual election of all our directors by majority vote. Under our amended and restated bylaws, as amended, in uncontested elections for directors, if a nominee for director who is an incumbent director is not re-elected by a majority of votes cast, our bylaws require the director to promptly tender his or her resignation to the board for consideration. The nominating committee will then consider the resignation and make a recommendation to the board as to whether to accept or reject the tendered resignation or take other action.

●	Executive Sessions of Independent Directors. Our independent directors meet privately on a regular basis and Mr. Burr, our current Chairman, presides at those meetings.

●	Director Access to Management. Our directors have unfettered access to members of our senior management and other key employees.

●
Board Independence. Seven out of our nine current directors are independent and other than Mr. Buchi, who served as our Interim President and Chief Executive Officer from December 19, 2016 until March 27, 2017, no former employees currently serve as directors.

●
Board Attendance at Meetings. During 2016, each of our current directors attended at least 92% of the aggregate of (i) all of the meetings of the board and (ii) all of the meetings of all committees of the board on which such director served.

●
 Management Participation in Board Meetings. Key senior managers regularly attend board meetings and topics are presented to our board by members of senior management who are most knowledgeable about the issue at hand. Our board encourages an open and informal environment to facilitate dialogue between directors and management.

●	Independent Advisors. Our board and its committees are able to access and retain independent advisors as and to the extent they deem necessary or appropriate.

●
Annual Board Evaluation. Our nominating committee oversees the annual review of our board and its committees, as well as a review of each individual director’s performance against the established responsibilities of our board members. Each board committee also is responsible for conducting an annual review of its committee’s performance and the performance of its individual members. On an ongoing basis, directors offer suggestions and recommendations intended to improve the performance of the board and its committees.

●	Attendance at Annual Meeting of Stockholders. Our board has adopted a policy that all of our directors should attend the Annual Meeting, absent exceptional cause.

●	Code of Ethics. We have adopted a Code of Conduct that applies to all of our directors, officers and employees. Our Code of Conduct is available on our website.

Board’s Role in Risk Oversight

We are exposed to a number of risks and routinely undertake an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. It is management’s responsibility to manage risk and bring the material risks applicable to the Company to the board’s attention. The board has oversight responsibility of the processes established to report and monitor these risks. On behalf of the board, the audit committee plays a key role in the oversight of our enterprise risk management function. Bryan Reasons, our Chief Financial Officer, along with Deborah Penza, our Chief Compliance Offer, are directly responsible for our enterprise risk management function and reports both to the President and Chief Executive Officer and to the audit committee in this capacity. In fulfilling their risk-management responsibilities, Mr. Reasons and Ms. Penza work closely with other members of our senior management and meet with the audit committee to discuss the risks facing our company, highlighting any new risks that may have arisen since the committee last met. The audit committee also reports to the board on a regular basis to apprise them of their discussions with Mr. Reasons and Ms. Penza regarding our enterprise risk management efforts. Finally, Mr. Reasons and Ms. Penza report directly to the board to apprise it directly of our enterprise risk management efforts. In addition to the audit committee, the other committees of the board consider the risks within their areas of responsibility. For example, the compensation committee considers the risks related to our compensation programs and, in setting compensation, strives to create incentives that do not encourage risk-taking behavior that is inconsistent with the Company’s business strategy. The nominating committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the board. The compliance committee considers risks related to regulatory compliance at our manufacturing and packaging facilities as well as our commercial sales & marketing activities. We believe that our current leadership structure supports the board’s risk oversight role.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our amended and restated bylaws, as amended, provide that the number of directors on the board will consist of not less than one or more than nine, with the exact number to be fixed by the board.

At the Annual Meeting, the stockholders will elect nine directors, each to serve for a term of one year and until his or her successor has been elected and qualified or until the director’s earlier death, resignation or removal or service as a director otherwise concludes.

The board has nominated the following individuals for election as director at the Annual Meeting: Leslie Z. Benet, Ph.D.; Richard A. Bierly; Paul M. Bisaro; J. Kevin Buchi; Robert L. Burr; Allen Chao, Ph.D.; Mary K. Pendergast, J.D.; Peter R. Terreri; and Janet S. Vergis. Each nomination for director was based upon the recommendation of our nominating committee. All nominees have consented to be named and have indicated their intent to serve if elected. The board has no reason to believe that any of the nominees will decline or will be unable to serve as a director.

Unless directed otherwise, the persons named in the proxy intend to vote all proxies received by them “FOR” (i) the election as directors of the nine nominees listed above, or (ii) if any of these nominees becomes unavailable for election, for a substitute nominee designated by the board in accordance with their best judgment as they deem advisable.

The following table sets forth information, as of the record date, concerning our current directors who are nominees for election to the board:

Name	Age	Director Since	Positions Held	Committee Memberships
Leslie Z. Benet, Ph.D.	79	2001	Director	Compensation Committee(1) and Compliance Committee
Richard A. Bierly	61	2016	Director(2)	Audit Committee and Compensation Committee
Paul M. Bisaro	56	2017	President, Chief Executive Officer and Director(3)	—
J. Kevin Buchi	61	2016	Director and Former Interim President and Chief Executive Officer(4)	—
Robert L. Burr	66	2001	Chairman and Director	Audit Committee and Nominating Committee
Allen Chao, Ph.D.	71	2010	Director	Nominating Committee(1) and Compliance Committee
Mary K. Pendergast, J.D.	66	2013	Director	Nominating Committee and Compliance Committee(1)
Peter R. Terreri	59	2003	Director	Audit Committee(1) and Compensation Committee
Janet S. Vergis	52	2015	Director	Compensation Committee and Nominating Committee
__________

(1)	Chairperson of the committee.

(2)	Mr. Bierly was appointed as a director on August 19, 2016.

(3)	Mr. Bisaro was appointed as our President, Chief Executive Officer and director on March 27, 2017.

(4)
Mr. Buchi was appointed as a director on November 23, 2016. He served as our Interim President and Chief Executive Officer from December 19, 2016, following Fred Wilkinson’s separation from our company as President and Chief Executive Officer and director, until Mr. Bisaro’s appointment as our President and Chief Executive Officer on March 27, 2017.

None of our directors, nominees for director or executive officers is a party to any arrangement or understanding with any other person with respect to nominations of directors. In addition, there is no family relationship between any of our directors, nominees for director or executive officers.

Set forth below is the business experience of, and any other public company or registered investment company directorships held by, the current members of the board and nominees for director for at least the past five years, as well as a summary of their specific experience, qualifications, attributes or skills that led the board to conclude that they should serve as our directors.

Biographies of Current Directors Seeking Reappointment to the Board

Leslie Z. Benet, Ph.D. has been a Professor since 1969 of, and has also served as Chairman of, the Department of Bioengineering and Therapeutic Sciences (1978-1998), University of California, San Francisco (UCSF). Dr. Benet has been a founder of four biopharmaceutical start-up companies, for one of which he presently serves as chair of the Scientific Advisory Board (Hurel Corp). He received his A.B. (English), B.S. (Pharmacy), and M.S. from the University of Michigan, and his Ph.D. from the University of California. Dr. Benet has received nine honorary doctorates: Uppsala University, Sweden (Pharm.D., 1987); Leiden University, The Netherlands (Ph.D., 1995); University of Illinois at Chicago (D.Sc., 1997); Philadelphia College of Pharmacy and Science (D.Sc., 1997); Long Island University (D.Sc., 1999); University of Athens, Greece (Ph.D., 2005); Catholic University of Leuven, Belgium (Ph.D., 2010), University of Michigan (D.Sc., 2011) and University of Lisbon, Portugal (Ph.D., 2016). In 1985, Dr. Benet served as President of the APhA Academy of Pharmaceutical Sciences. During 1986, Dr. Benet was a founder and first President of the American Association of Pharmaceutical Scientists. In 1987, Dr. Benet was elected to membership in the National Academy of Medicine (formerly the Institute of Medicine, IOM). Dr. Benet formerly served as Chair of the FDA Expert Panel on Individual Bioequivalence and the FDA Center for Biologics Peer Review Committee, and as a member of the FDA Science Board and the Generic Drugs Advisory Committee.  From 2005 through 2012, Dr. Benet served as a member of the IOM Forum on Drug Discovery, Development and Translation. Dr. Benet brings to the board deep knowledge and understanding of the biopharmaceutical industry, as well as policies and practices of the U.S. Food and Drug Administration (the “FDA”), and provides the board with a unique perspective in the development of our corporate strategy based on his more than 40 years of experience in the science underlying our business.

Richard A. Bierly previously served as Vice President and Chief Financial Officer of Medivation, Inc. (formerly NASDAQ: MDVN) a biopharmaceutical company acquired by Pfizer Inc. in 2016, from March 2014 until April 2016. Prior to such time, Mr. Bierly served as an executive director in Ernst & Young LLP’s Financial Accounting Advisory Services practice for life sciences and other clients from September 2013 to March 2014. From 1999 to August 2012, he served in several leadership roles at Johnson & Johnson (NYSE: JNJ), including from August 2010 to August 2012 as Vice President, Global Finance Services, where he was responsible for a shared services center providing financial accounting services to Johnson & Johnson’s U.S.-based operating companies. During his tenure at Johnson & Johnson, Mr. Bierly also served as Vice President, Finance of Centocor, Inc., and as Vice President, Finance, of Ortho Biotech LP, both subsidiaries of Johnson & Johnson. Since October 2015, Mr. Bierly has served as a director on the board of directors and as chairman of the audit committee of Aclaris Therapeutics, Inc. (NASDAQ: ACRS), a clinical stage pharmaceutical company focused on medical and aesthetic dermatology. He received his B.A. degree from Pennsylvania State University and is a certified public accountant in Pennsylvania (inactive) and New Jersey (inactive). Mr. Bierly’s financial acumen and experience as a chief financial officer of a public company brings to the Board a deep understanding of accounting and risk management issues.

Paul M. Bisaro has served as our President and Chief Executive Officer since March 27, 2017. Mr. Bisaro previously served as Executive Chairman of the Board of Directors of Allergan plc (NYSE: AGN) (“Allergan”), a global pharmaceutical company (formerly Actavis plc) since July 2014 and previously served as Chairman, President and Chief Executive Officer of Actavis until June 2014. Mr. Bisaro currently serves as a director on the board of Allergan. He was appointed President, Chief Executive Officer and a member of the board of Actavis in September 2007 and he was appointed Chairman of the board of Actavis in October 2013. Prior to joining Actavis (formerly Watson Pharmaceuticals), Mr. Bisaro was President, Chief Operating Officer and a member of the board of Barr Pharmaceuticals, Inc. (“Barr”), a global specialty pharmaceutical company, from 1999 to 2007. Between 1992 and 1999, Mr. Bisaro served as General Counsel of Barr, and from 1997 to 1999 served in various additional capacities including Senior Vice President, Strategic Business Development. Prior to joining Barr, he was associated with the law firm Winston & Strawn LLP and a predecessor firm, Bishop, Cook, Purcell and Reynolds LLP from 1989 to 1992. Mr. Bisaro has served on the board of directors of Zimmer Biomet Holdings, Inc. (NYSE: ZBH) (“Zimmer Biomet”), a musculoskeletal healthcare company, since December 2013 and currently serves on the compensation and corporate governance committees of such board. Mr. Bisaro has notified the board of Zimmer Biomet that he will not stand for re-election as a director at the company’s 2017 annual meeting of stockholders. Since May 2015, he has also served on the board of directors of Zoetis, Inc. (NYSE: ZTS), a producer of medicine and vaccinations for pets and livestock, and on the compensation and quality committees of such board. Since 2014, Mr. Bisaro has served on the Board of Visitors of The

Catholic University of America’s Columbus School of Law. He also served as Chairman of the Board of the Generic Pharmaceutical Association (GPhA) in 2010 and 2011. Mr. Bisaro holds an undergraduate degree in General Studies from the University of Michigan and a Juris Doctor from The Catholic University of America in Washington, D.C. Mr. Bisaro’s extensive experience in the pharmaceutical industry and in executive and chairman positions with publicly traded companies provides the board with unique insights into our operations, challenges and opportunities.

J. Kevin Buchi served as our Interim President and Chief Executive Officer from December 19, 2016 until March 27, 2017. From August 2013 to December 2016, Mr. Buchi served as President and Chief Executive Officer and a member of the board of directors of TetraLogic Pharmaceuticals Corporation (formerly NASDAQ: TLOG), a clinical-stage biopharmaceutical company (“TetraLogic Pharmaceuticals”), which assets were subsequently acquired by Medivir AB in December 2016. Prior to his time at TetraLogic Pharmaceuticals, Mr. Buchi served as Corporate Vice President, Global Branded Products of Teva Pharmaceutical Industries Ltd. (NYSE: TEVA), a pharmaceutical company (“Teva”), from October 2011 to May 2012. Prior to his position at Teva, Mr. Buchi served as Chief Executive Officer of Cephalon, Inc. (formerly NASDAQ: CEPH), a pharmaceutical company subsequently acquired by Teva (“Cephalon”), from December 2010 to October 2011, and held various positions at Cephalon including Chief Operating Officer from January 2010 to December 2010 and Chief Financial Officer from 1996 to 2009. Since April 2013, he has served as a director on the board and as a member of the remuneration and nominating committee and audit committee of the board of Benitec Biopharma Ltd. (NASDAQ: BNTC), a biotechnology company headquartered in Australia. Mr. Buchi has previously served on the board and committees of various pharmaceutical and biotechnology companies including: the board and the audit committee of EPIRUS Biopharmaceuticals, Inc. (formerly NASDAQ: EPRS), a biopharmaceutical company, from June 2013 to July 2016; the board and the compensation committee of Alexza Pharmaceuticals, Inc. (formerly NASDAQ: ALXA), a pharmaceutical company focused on the acute treatment of central nervous system conditions (subsequently acquired), from January 2013 to June 2016; the board and the audit committee of Forward Pharma A/S (NASDAQ: FWP), a biotechnology company founded in Denmark, from December 2012 to May 2016; the board and the audit, compensation and nominating and corporate governance committees of Stemline Therapeutics, Inc. (NASDAQ: STML), a clinical stage biopharmaceutical company, from March 2012 to May 2016; and the board and audit committee of Meslobast Limited, an Australian securities exchange listed biotechnology company, from 2010 to 2012. Mr. Buchi received his B.A. degree from Cornell University and a Masters of Management from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Buchi’s extensive experience as a senior executive and board member in the pharmaceutical industry provides the board with unique insights into our business.

Robert L. Burr has been a self-employed investment manager since May 2008. Mr. Burr was employed by J.P. Morgan Chase & Co. and associated entities from 1995 to May 2008, at which time he resigned his position as Managing Partner of the Fleming US Discovery III Funds. From October 2001 to October 2005, Mr. Burr was also a Partner at Windcrest Discovery Investments LLC, an investment management firm. From 1992 to 1995, Mr. Burr was head of Private Equity at the investment banking firm Kidder, Peabody & Co., Inc. Prior to that time, Mr. Burr served as the Managing General Partner of Morgan Stanley Ventures and General Partner of Morgan Stanley Venture Capital Fund I, L.P. and was a corporate lending officer with Citibank, N.A. Mr. Burr received an MBA from Columbia University and a BA from Stanford University. Mr. Burr’s financial acumen and his extensive knowledge of capital markets represent a valuable resource to the board in the assessment of our capital and liquidity needs. In addition, Mr. Burr’s venture capital and private equity investment experience gives him the leadership and consensus-building skills to guide the board on a variety of matters, including compensation, corporate governance and risk assessment.

Allen Chao, Ph.D. has been Chairman of Newport Healthcare Advisors, LLC, a healthcare investment management and consulting company, since January 2008 and since December 2014, has served as Chief Executive Officer of Tanvex BioPharma, Inc., a Taiwan-based company listed on the Emerging Stock Board of the Taipei Exchange principally engaged in the research, development and manufacture of biosimilars. Dr. Chao was a co-founder of Watson Pharmaceuticals, Inc. (now Allergan plc (NYSE: AGN)), a specialty pharmaceutical company, serving as a director from 1985 to May 2008, Chairman of the board of directors from May 1996 to May 2008, and Chief Executive Officer from 1985 to September 2007. While at Watson, Dr. Chao oversaw the company’s growth, through internal R&D, licensing and acquisitions of pharmaceutical products and technologies, as well as mergers and acquisition activities. Dr. Chao received a Ph.D. in industrial and physical pharmacy from Purdue University in 1973. In May 2000, he received the degree of Doctor of Science from Purdue. Dr. Chao’s experience brings to the board a profound understanding of financial investment, business development, strategic planning and operational management in our industry and can provide invaluable practical guidance, insight and perspective with respect to our operations, strategy, and corporate governance.

Mary K. Pendergast, J.D. has been President and founder of Pendergast Consulting, a legal and regulatory consulting firm to pharmaceutical and biotechnology companies since 2003, where she focuses on both strategic and tactical issues relating to drug and medical device policy and development. From 1998 to 2003, Ms. Pendergast served as Executive Vice President, Government Affairs, at Elan Corporation plc (now Perrigo Company PLC (NYSE: PRGO)), a biotechnology company headquartered in Ireland (“Elan”), where she was responsible for creating the government affairs and corporate compliance offices and supporting the corporate compliance office at the company. Prior to joining Elan, Ms. Pendergast served as Deputy Commissioner and Senior Advisor to the Commissioner at the FDA from 1990 to 1997, and as Associate Chief Counsel for Enforcement at the FDA from 1979 to 1990. Ms. Pendergast currently serves on the board of directors of ICON plc, a NASDAQ listed global provider of outsourced development services to pharmaceutical, biotechnology and medical device industries. She previously served on the board of directors of ARCA biopharma, Inc. (NASDAQ: ABIO), biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, from 2002 until 2011. She received her LL.M. from Yale Law School, her J.D. degree from the University of Iowa College of Law, and her B.A. from Northwestern University. Ms. Pendergast’s experience at life science companies and senior positions at the FDA and extensive regulatory experience bring to the board her valuable and extensive experience in government regulation of pharmaceutical products and the pharmaceutical industry.

Peter R. Terreri is President, Chief Executive Officer and director of CGM, Inc., a manufacturing company that he has owned and operated since 2000. He previously served as Senior Vice President and Chief Financial Officer of Teva Pharmaceuticals USA from 1985 through 2000 and as an auditor at PricewaterhouseCoopers LLP from 1981 to 1984. Mr. Terreri received his B.S. in Accounting from Drexel University and has been a certified public accountant since 1981. Mr. Terreri’s more than 20 years of experience in the pharmaceutical industry provides the board with comprehensive understanding of our operations and strategy. His prior experience as Chief Financial Officer of a major generic pharmaceutical company also brings to the board deep understanding of accounting and risk management issues.

Janet S. Vergis has served as an Executive Advisor for private equity firms since January 2013, where she identifies and evaluates healthcare investment opportunities. From January 2011 to August 2012, Ms. Vergis was the Chief Executive Officer of OraPharma, Inc., a specialty pharmaceutical company dedicated to oral health. From 2004 to 2009, Ms. Vergis served as President of Janssen Pharmaceuticals LP, McNeil Pediatrics, Inc. and Ortho-McNeil Neurologics, Inc., subsidiaries of Johnson and Johnson (NYSE:JNJ).  Ms. Vergis contributed to a number of Johnson & Johnson companies during her 21 years, holding positions of increasing responsibility in research and development, new product development, sales, and marketing.   Since May 2014, Ms. Vergis has served as a director and member of the audit committee for the Board of Church & Dwight Co., Inc. (NYSE:CHD), a leading consumer and specialty products company.  Since November 2016, Mr. Vergis has served as a director and Chair of the Commercialization Committee for the Board of MedDay Pharmaceuticals, a privately held biotechnology company.  She previously also served as a director of Lumara Health, a privately held pharmaceutical company (sold to AMAG Pharmaceuticals) from October 2013 to November 2014, and as a director of OraPharma from January 2011 to June 2012.  Ms. Vergis received her M.S. degree in Physiology and her B.S. degree in Biology from The Pennsylvania State University.  Ms. Vergis’ extensive experience in the pharmaceutical industry in executive and director positions brings to the board unique business expertise, particularly in the areas of new product development, sales, and marketing.

Board and Committee Matters

Corporate Governance

A summary of our board’s corporate governance practices is described above under the section “—Board of Directors Corporate Governance Highlights.”

Independence

The board has determined, after considering all relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect) or any charitable contribution we may make to organizations with which a director is affiliated, that each of our current directors other than Mr. Bisaro, our current President and Chief Executive Officer, and Mr. Buchi, our Interim President and Chief Executive Officer until March 27, 2017, are independent under the independence standards contained in the listing requirements of The NASDAQ Stock Market LLC, referred to as “NASDAQ.”

Meetings of the Board and Committees

In 2016, there were eight board meetings. The board had four standing committees in 2016: the audit committee, the compensation committee, the nominating committee and the compliance committee. The board also had a transactions committee which met only as needed during 2016 and was dissolved in March 2017. Our audit committee held four meetings, our compensation committee held five meetings, our nominating committee held ten meetings and our compliance committee held five meetings in 2016. During 2016, each of our current directors attended at least 92% of the aggregate of (i) all of the meetings of the board and (ii) all of the meetings of all committees of the board on which such director served.  The board regularly holds executive sessions of the independent directors without members of management present.

Committees of the Board

The board currently has four standing committees: audit committee, compensation committee, nominating committee and compliance committee. The board also had a transactions committee which met only as needed during 2016 and was dissolved in March 2017. The board maintains charters for each of the standing committees and such charters are posted on our Web site (www.impaxlabs.com) and accessible via the “Investor Relations” page.

Audit Committee. The audit committee currently consists of Peter R. Terreri, as chairman, Richard A. Bierly and Robert L. Burr. During fiscal year 2016 and prior to March 2, 2017, Allen Chao, Ph.D. also served as a member of the audit committee. The board has determined that each member of the audit. committee is independent, as defined in the applicable NASDAQ and SEC rules and regulations. In addition, the board has determined that each of Messrs. Terreri and Bierly qualifies as an “audit committee financial expert” as defined under Item 407 of Regulation S-K promulgated by the SEC. The principal purpose of the audit committee is to oversee our accounting and financial reporting processes and the audit of our financial statements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the firm selected to be engaged as our independent registered public accounting firm, and pre-approves the engagement of the independent registered public accounting firm for all non-audit activities permitted under the Sarbanes-Oxley Act of 2002. In addition, the audit committee establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The compensation committee currently consists of Leslie Z. Benet, Ph.D., as chairman, Richard A. Bierly, Peter R. Terreri and Janet S. Vergis. During fiscal year 2016 and prior to March 2, 2017, the compensation committee consisted of Leslie Z. Benet, Ph.D., as chairman, Robert L. Burr, Peter R. Terreri and Janet S. Vergis. The board has determined that each member of the compensation committee is independent, as defined in the applicable rules and regulations of NASDAQ and the SEC. The principal duties of the compensation committee are to formulate, evaluate and recommend the compensation of our executive officers and directors to the board and the oversight of all compensation programs involving the issuance of our stock and other equity securities. Our Chief Executive Officer makes recommendations concerning the amount and form of executive compensation, other than his own compensation, to the compensation committee. The compensation committee also has authority to retain, obtain advice from and fund compensation consultants, independent legal counsel and other advisers and is generally responsible for considering the independence of such advisers prior to selecting or receiving advice from them.

Radford as Compensation Committee Consultant. The compensation committee has retained Radford, a division of the Aon Hewitt Company (which is a subsidiary of Aon Corporation), referred to as “Radford”, as its outside compensation consultant. Management did not specifically recommend Radford. Radford regularly meets with the compensation committee and provides advice regarding the design and implementation of our executive compensation program as well as our director compensation program. In particular, upon the compensation committee’s request, Radford:

•	advises the compensation committee as to best practices and regulatory or legislative changes;

•	provides market data and performs benchmarking;

•	reviews and makes recommendations regarding executive and director compensation (including amounts and forms of compensation); and

•	assists in the preparation of our compensation-related disclosure included in this proxy statement.

In providing services to the compensation committee, with the compensation committee’s knowledge, Radford may contact our management from to time to time to obtain data and other information about us and to work together in the development of proposals and alternatives for the compensation committee to review and consider. In fiscal 2016, we paid approximately $233,987 in fees to Radford for its services to the compensation committee.

In addition, in fiscal 2016, (i) Aon Hewitt Health & Benefits, an affiliate of Radford, provided services as an insurance broker for our medical insurance and employee benefits insurance, (ii) Aon Hewitt Executive Benefits, an affiliate of Radford, provided services as a third party administrator of our non-qualified deferred compensation plan and additional company-paid executive health and disability benefit plans, (iii) Aon Risk Services, an affiliate of Radford, provided services as an insurance broker for our products liability insurance, directors and officers liability insurance and other commercial business insurance; (iv) Aon Investment Consulting, an affiliate of Radford, provided consulting services related to our 401(k) Plan. In fiscal 2016, the Aon entities received an aggregate of approximately $814,851 in connection with their services described above.

The compensation committee regularly evaluates the nature and scope of the services provided by Radford. The compensation committee approved the fiscal 2016 executive and director compensation consulting services described above. Although the compensation committee was aware of the other services performed by Aon Hewitt Health & Benefits, Aon Hewitt Executive Benefits and Aon Risk Services, and considered any potential conflict with Radford’s independence, the compensation committee did not review such other services as those services were reviewed and approved by management in the ordinary course of business.

In order to ensure that Radford is independent, Radford is only engaged by, takes direction from, and reports to, the compensation committee and, accordingly, only the compensation committee has the right to terminate or replace Radford at any time. Further, Radford maintains certain internal controls within Aon Corporation which include, among other things:

•
All Radford and Aon staff are required to review and complete courses covering the company’s Code of Conduct, which forbids Radford and Aon staff from trading in a client’s stock as well as the treatment of confidential client information;

•	Radford maintains a separate account management structure and database of contacts to protect the confidentiality of client lists and contacts;

•	Radford is not reliant on any one client for meeting performance expectations during the year, thereby minimizing any account concentration risk for an account manager, which could impair objectivity;

•	Radford’s survey data are maintained on a separate IT platform to protect and secure the confidential nature of client information and the relationships where Radford provide services; and

•	Radford’s staff is not directly compensated for any cross-selling of Aon product or services.

The compensation committee has considered the independence of Radford and other advisors in light of the NASDAQ and SEC rules and regulations and has determined that Radford and such other advisors have no conflict of interest.

Risk Assessment in Compensation Policies and Practices for Employees

The compensation committee reviewed the elements of our compensation policies and practices for all employees, including executive officers, in order to evaluate whether risks that may arise from such compensation policies and practices are reasonably likely to have a material adverse effect on our company. The compensation committee concluded that the following features of our compensation programs guard against excessive risk-taking:

•	compensation programs provide a balanced mix of short-term and longer-term incentives in the form of cash and equity compensation;

•	base salaries are consistent with employees’ duties and responsibilities;

•	corporate performance goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	cash incentive awards are capped by the compensation committee;

•	cash incentive awards are tied mostly to corporate performance goals, rather than individual performance goals; and

•	vesting periods for equity awards encourage executives to focus on sustained stock price appreciation.

The compensation committee believes that, for all employees, including executive officers, our compensation programs do not lead to excessive risk-taking and instead encourage behavior that supports sustainable value creation. We believe that risks that may arise from our compensation policies and practices for our employees, including executive officers, are not reasonably likely to have a material adverse effect on our company.

Nominating Committee. The nominating committee currently consists of Allen Chao, Ph.D., as chairman, and Robert L. Burr, Mary K. Pendergast, J.D. and Janet S. Vergis. During fiscal year 2016 and prior to March 2, 2017, Leslie Z. Benet, Ph.D. also served as a member of the nominating committee. The board has determined that each member of the nominating committee is independent, as defined in the applicable NASDAQ and SEC rules and regulations. The principal purposes of the nominating committee are to develop and recommend to the board certain corporate governance policies, establish criteria for selecting new directors and identify, screen, recommend and recruit new directors. The nominating committee is also responsible for recommending directors for committee membership to the board.

Compliance Committee. The compliance committee currently consists of Mary K. Pendergast, J.D., as chairwoman, Leslie Z. Benet, Ph.D. and Allen Chao, Ph.D. The same individuals served on the committee during fiscal year 2016. The board has determined that each member of the compliance committee is independent, as defined in the applicable NASDAQ and SEC rules and regulations. The principle purpose of the compliance committee is to provide oversight of our Corporate Compliance program, as well as regulated activities related to manufacturing and sales and marketing.

The information regarding the audit committee, compensation committee, nominating committee and compliance committee on our Web site listed above is not, and should not be, considered part of this proxy statement and is not incorporated by reference in this document. The Web site is, and is intended only to be, an inactive textual reference.

Qualifications of Director Nominees

The nominating committee has not established specific education or years of business experience requirements for potential director nominees, but in general, expects that qualified nominees will possess a proven record of business acumen, success and leadership, including experience or expertise in one or more of the following areas: business, financial or accounting matters generally, the pharmaceutical industry, technical matters generally and the specific technologies we use and develop. In addition, potential director nominees will be evaluated by reference to requirements relating to the board and committee composition under the law and applicable NASDAQ listing standards.

Our bylaws provide that each director must be at least 21 years of age and that each director or nominee for election as our director must deliver to our Corporate Secretary a completed written questionnaire with respect to his or her background and qualifications and also agree, among other matters, that he or she is not and will not become party to any agreement with a third party concerning how he or she will act or vote on any issue or question, any similar agreement that could limit or interfere with the ability to comply with his or her duties as a director, or any undisclosed agreement providing for any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director.

Director Nominee Selection Process and Diversity Policy

In the case of an incumbent director whose term of office expires, the nominating committee reviews such director’s service during the past term, including the number of board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the qualifications for a director, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves.

In the case of a new director candidate, the selection process for director candidates includes the following steps:

•
identification of director candidates by the nominating committee based upon suggestions from current directors and executives and recommendations received from stockholders, and possible engagement of a director-search firm;

•	interviews of candidates by the nominating committee;

•	reports to the board by the nominating committee on the selection process;

•	recommendations by the nominating committee; and

•	formal nominations by the board for inclusion in the slate of directors at the annual meeting.

The nominating committee does not have a formal policy with respect to diversity; however, the board and the nominating committee believe that it is essential that the board members represent diverse viewpoints. The nominating committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The nominating committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Procedures for Stockholder Submissions of Director Nominations

A director nominee nominated by a stockholder of our company is eligible for election as our director at any stockholders’ meeting only if such person is nominated in accordance with the procedures set forth in our amended and restated bylaws. Set forth below is a brief summary of such procedures provided in our amended and restated bylaws. This summary is not intended to be complete and is qualified in its entirety by reference to the detailed provisions of our amended and restated bylaws.

A stockholder can submit nominations of persons to be elected as one of our directors at a stockholders’ meeting, provided such stockholder:

•
is a stockholder of record (i) on the date of the giving of the notice provided for in our amended and restated bylaws, (ii) on the record date for the determination of the stockholders entitled to vote at such meeting of stockholders, and (iii) at the time of such meeting of stockholders;

•	is entitled to vote at the meeting of stockholders; and

•
submits a written notice of nomination of persons for election to our board at a meeting of stockholders and complies with other specific notice procedures set forth in our amended and restated bylaws as to such nominations, including, but not limited to, the procedures regarding such notice’s timeliness and required form.

Stockholder’s Notice of Nomination

A stockholder’s written notice of nomination of persons for election to the board at an annual meeting should be submitted to our Corporate Secretary at our principal executive offices, at 30831 Huntwood Avenue, Hayward, California 94544. As set forth in our amended and restated bylaws, submissions must include the name, age and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our amended and restated bylaws also specify further requirements as to the form and content of a stockholder’s notice.

In addition, we may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Deadline for Submitting Stockholder’s Notice of Nomination

For nominations of directors for election at an annual meeting of stockholders, see the section entitled “Stockholder Proposals” of this proxy statement for information on when a stockholder’s notice of nomination will be considered timely.

In case of a special meeting of stockholders, the proper form of a stockholder’s notice of nomination must be delivered to our Corporate Secretary not earlier than the close of business on the 120th calendar day prior to the date of such special meeting and not later than the close of business on the later of the 90th calendar day prior to the date of such special meeting or, if our first public disclosure of the date of such special meeting is less than 100 days prior to the date of such special meeting, not later than the 10th calendar day following the day on which we first make public disclosure of the date of the special meeting and of the nominees proposed by the board to be elected at such meeting.

Stockholder Nominee Recommendation Policy

The nominating committee will consider recommendations received from stockholders of potential director nominees on the same basis as it considers all other candidates and in a manner consistent with the nominating committee’s charter and its consideration of potential director nominees generally. The ultimate decision of whether to nominate a potential director nominee remains solely within the discretion of the nominating committee and the board.

Any stockholder recommendation of a potential director nominee proposed for consideration by the nominating committee should include the potential director nominee’s name and qualifications for board membership and should be addressed to:

Corporate Secretary
Impax Laboratories, Inc.
30831 Huntwood Avenue
Hayward, California 94544

All stockholder recommendations of potential director nominees which are intended to be considered by the nominating committee in any year must be received at least 120 days prior to the date on which we first mailed our proxy material for the prior year’s annual meeting in order, upon a determination by the nominating committee to recommend such potential director nominee, for such nominee to be included in the proxy statement and the form of proxy relating to the annual meeting. See “Stockholder Proposals” for the deadline for submitting recommendations of potential director nominees for the 2018 Annual Meeting.

Communication with the Board

Stockholders may communicate with the board or individual members of the board, including the respective chairs of the board’s compliance committee, nominating committee, compensation committee and audit committee, by sending correspondence to the following address: Corporate Secretary, Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California 94544. We will periodically forward all correspondence received to the board or to the individual member of the board to whom the correspondence is addressed.

Director Compensation for Year Ended December 31, 2016

The following table sets forth information regarding the compensation of our non-employee directors during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Leslie Z. Benet, Ph.D.	92,500	132,694	119,180	344,374
Richard A. Bierly(4)	23,333	114,298	106,560	244,191
Robert L. Burr	137,500	132,694	119,180	389,374
Allen Chao, Ph.D.	97,500	132,694	119,180	349,374
Nigel Ten Fleming, Ph.D.(5)	37,500	—	—	37,500
Michael Markbreiter(5)	35,000	—	—	35,000
Mary K. Pendergast, J.D.	112,500	132,694	119,180	364,374
Peter R. Terreri	105,000	132,694	119,180	356,874
Janet S. Vergis	66,667	132,694	119,180	318,541
__________

(1)
Represents the aggregate grant date fair value of stock or option awards, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “ASC Topic 718,” based on assumptions set forth in Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2017 and without giving effect to the estimate of forfeitures related to service-based vesting conditions.

(2)
At December 31, 2016, each of our non-employee directors during 2016 held the following number of shares of restricted stock under the Impax Laboratories, Inc. Third Amended and Restated 2002 Equity Incentive Plan, referred to as the “2002 Plan”:

Name	Restricted Stock (#)
Leslie Z. Benet, Ph.D.	5,575
Richard A. Bierly(4)	4,895
Robert L. Burr	8,041
Allen Chao, Ph.D.	8,041
Nigel Ten Fleming, Ph.D.(5)	—
Michael Markbreiter(5)	—
Mary K. Pendergast, J.D.	8,041
Peter R. Terreri	8,041
Janet S. Vergis	7,775

(3)	At December 31, 2016, each of our non-employee directors during 2016 held the following number of options to purchase shares of our common stock under the 2002 Plan:

Name	Options (#)
Leslie Z. Benet, Ph.D.	153,925
Richard A. Bierly(4)	11,840
Robert L. Burr	101,375
Allen Chao, Ph.D.	73,375
Nigel Ten Fleming, Ph.D.(5)	—
Michael Markbreiter(5)	—
Mary K. Pendergast, J.D.	41,375
Peter R. Terreri	116,375
Janet S. Vergis	18,675

(4)	Mr. Bierly was appointed to the board on August 19, 2016.

(5)	Dr. Ten Fleming and Mr. Markbreiter did not stand for re-election at the Company’s 2016 Annual Meeting and each retired from the Board on May 17, 2016.

Narrative Disclosure to Director Compensation Table

Members of the board who are our employees do not receive any compensation for their services as our directors while serving as employees. Mr. Buchi was appointed to the board on November 23, 2016 and served as our Interim President and Chief Executive Officer from December 19, 2016 until March 27, 2017. Mr. Buchi’s letter agreement with us related to his appointment as the Company’s Interim President and Chief Executive Officer provides that he would not receive any compensation for service as a member of the board during the period in which he served as our Interim President and Chief Executive Officer. As a named executive officer, his 2016 compensation for service to us, including as a director, is set forth in the Summary Compensation Table in this proxy statement. Mr. Wilkinson served as a member of our board prior to his separation from the company effective December 19, 2016, but did not receive any compensation from us for his service on the board. His compensation as a named executive officer is also set forth in the Summary Compensation Table in this proxy statement

Each non-employee director receives an annual retainer of $55,000, payable in quarterly installments, and each member of the audit, compensation, nominating and compliance committees receives an additional annual retainer of $15,000, $10,000, $7,500 and $10,000, respectively, payable in quarterly installments.   In addition, we pay an additional $50,000 annual retainer to our chairman of the board and an additional $10,000 annual retainer to each chairperson of our compensation and nominating committees. Prior to March 1, 2017, we paid an additional annual retainer of $25,000 and $30,000 to each chairperson of our audit and compliance committees, respectively. We reduced the annual retainer paid to each chairperson of the audit and compliance committee to $10,000, effective March 1, 2017. We did not pay an additional retainer to the members (including the chairperson) of our transactions committee before the committee was dissolved in March 2017. Our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending board and committee meetings.

On May 17, 2016, we granted an option to purchase 10,575 shares of our common stock for the exercise price of $30.33 per share and 4,375 shares of restricted stock to each of our then current non-employee directors. The stock options and shares of restricted stock fully vest upon the earlier of (i) May 17, 2017 and (ii) one day before the date of our 2017 Annual Meeting, subject to continued service through the applicable vesting date.

On August 19, 2016, we granted an option to purchase 11,840 shares of our common stock for the exercise price of $23.35 per share and 4,895 shares of restricted stock to Mr. Bierly in connection with his appointment to the Board. The stock option and shares of restricted stock fully vest upon the earlier of (i) August 19, 2017 and (ii) one day before the date of our 2017 Annual Meeting, subject to his continued service through the applicable vesting date.

On November 23, 2016, we granted an option to purchase 20,445 shares of our common stock for the exercise price of $14.45 per share and 8,020 shares of restricted stock to Mr. Buchi in connection with his appointment to the Board. The stock option and shares of restricted stock fully vest upon the earlier of (i) November 23, 2017 and (ii) one day before the date of our 2017 Annual Meeting, subject to his continued service through the applicable vesting date.

As discussed above under “ – Board of Directors Corporate Governance Highlights”, we have a stock ownership policy which requires each of our non-employee directors to hold shares of our common stock having a total value that equals or exceeds the lesser of (i) three times the amount of the director’s annual retainer for service on our board as of February 27, 2013 or the effective date of election or appointment for any non-employee director elected or appointed to the board after February 27, 2013 and (ii) three times the amount of the director’s annual retainer for service on the board during the most recently completed fiscal year.  Each current non-employee director of our board will have until February 27, 2018 to become compliant with the policy and each newly elected or appointed non-employee director will have five years from the effective date such non-employee director joins the board to become compliant with the stock ownership policy. Other than our directors who were appointed in 2016, all of our current non-employee directors are currently on track to be compliant with the policy by the stated deadline. In the event a non-employee director fails to satisfy the ownership requirement following the applicable compliance date, such non-employee director will be required to retain at least 50% of the shares of our common stock acquired upon exercise or vesting of equity awards held by such director until the ownership requirement is attained or exceeded.

Further, as described above under “ – Board of Directors Corporate Governance Highlights,” we also adopted a policy in February 2016 which requires each of our non-employee directors to hold at least 50% of the shares of common stock underlying their vested stock options and restricted stock awards until the earlier of the (i) second anniversary of the vesting date of such awards and (ii) date the director’s service as a director to the Company concludes. The holding requirement applies to awards to our non-employee directors granted on or after February 26, 2016 that vest upon the one year anniversary date of grant (or the date before the next annual meeting of stockholders, if earlier).

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NINE NOMINEES NAMED IN THIS PROXY STATEMENT.

PROPOSAL TWO – APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE IMPAX LABORATORIES, INC. NON-QUALIFIED STOCK PURCHASE PLAN

You are being asked to approve an amendment and restatement of our Non-Qualified Employee Stock Purchase Plan, attached as Appendix A to this proxy statement, referred to as the “ESPP,” which includes, among other items, an increase in the number of shares of our common stock reserved for issuance from 500,000 shares under the Employee Stock Purchase Plan, which we refer to as the “Prior ESPP” to 2,000,000 shares under the ESPP (an increase of 1,500,000 shares).

On March 30, 2017, our Board approved the ESPP and to amend and restate in its entirety the Prior ESPP to be effective upon stockholder approval. The Prior ESPP was effective on May 1, 2001 and stockholder approval of the Prior ESPP was not required prior to becoming effective.

The purpose of the ESPP is to provide our employees the opportunity to purchase our common stock through accumulated payroll deductions. The ESPP is not intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The ESPP is an important component of the benefits package that we offer to our employees. We believe that it assists in retaining existing employees, recruiting and retaining new employees and aligning and increasing the interest of all employees in the success of the Company.

In addition to increasing the common stock reserved for issuance to 2,000,000 shares, the ESPP amends the Prior ESPP to disallow participation in the ESPP by means of lump sum contributions, other than for certain designated officers for whom lump sum contributions were retained in order to facilitate their participation while complying with federal securities laws and the Company’s insider trading policy. The ESPP is otherwise substantially the same as the Prior ESPP. If approved, the ESPP will go into effect for periods commencing on and after May 16, 2017.

As of the record date of March 27, 2017, a total of 500,000 shares of common stock had been reserved for issuance under the Prior ESPP and 479,614 shares had been purchased since the Prior ESPP became effective on May 1, 2001.

Background on Share Request

Our board believes that the ESPP is an important component of the Company’s overall portfolio of employee benefits, and serves as a valuable incentive in further aligning Company employees’ interests with those of its stockholders. Therefore, the board believes that it is in the Company’s and the stockholders’ best interests to ensure that a sufficient number of shares of company common stock is reserved for issuance under the ESPP to allow the ESPP to continue to operate without restriction or interruption for at least the next several years.

Based on current employee-participation rates in the ESPP, the Company expects that the number of shares initially allocated for issuance under the Prior ESPP will be exhausted within the next 12 months. Therefore, the Board proposes to amend and restate the Prior ESPP to allow for the issuance of an additional 1,500,000 shares of Company common stock under the ESPP, which it has determined is reasonable and appropriate at this time.

Summary of the ESPP

The principal features of the ESPP are summarized below. The following summary of the ESPP does not purport to be a complete description of all of the provisions of the ESPP, but is qualified in its entirety by reference to the complete text of the ESPP, which has been attached as Appendix A to this proxy statement. Any stockholder who wishes to obtain a printed copy of the ESPP may do so upon written request to the Secretary at Company’s principal executive offices.

Shares Available. The maximum number of our shares which will be authorized for sale under the ESPP is 2,000,000 shares, which includes the 500,000 shares of common stock reserved for issuance under the Prior ESPP. The shares made available for sale under the ESPP may be authorized but unissued shares or shares acquired by us on the open market.

Offerings. The ESPP provides for the grant to employees of rights to purchase shares of the Company’s common stock at reduced prices through payroll deductions. “Purchase Periods” are the periods beginning on the first day of each fiscal month and ending on the last of the fiscal month.

Administration. The ESPP will be administered by our compensation committee, which was appointed by the Board to administer the ESPP. The ESPP administrator has final authority for interpretation of any provisions of the ESPP, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. The ESPP administrator may delegate the day-to-day administration of the ESPP and may request advice or assistance or employ such other persons as are necessary for proper administration of the ESPP. We will bear all expenses and liabilities incurred by the ESPP administrator.

Eligibility and Enrollment. Employees of the Company who are over the age of 21, are employed by the Company or any of its subsidiaries on the first day of each Purchase Period, have been continuously employed by the Company or any of its subsidiaries for one calendar year preceding the effective date of such employee’s participation, and have customarily been employed by the Company or any of its subsidiaries a minimum of twenty hours a week during a minimum of five months per calendar year are eligible to participate in the ESPP. By enrolling in the ESPP, a participant is deemed to have elected to purchase the number of whole and fractional shares of common stock that can be purchased with the compensation withheld during each Purchase Period for which the participant is enrolled. No participant will be eligible to contribute more than $25,000 to the ESPP in one calendar year. Termination of a participant’s status as an eligible employee for any reason, including death, is treated as an automatic withdrawal from the ESPP.

As of the record date, there were approximately six current executive officers and 791 current non-executive officer employees who would be eligible to participate in the ESPP. Non-employee directors are not eligible to participate in the ESPP.

Payroll Deductions. The payroll deductions made for each participant must be in the minimum dollar amounts of $10.00 per pay period for employees that are paid weekly and $20.00 per pay period for employees that are paid bi-weekly or semimonthly. Eligible employees may participate in the ESPP by completing and delivering to the Company’s payroll department an Enrollment/Withdrawal Form. The completed Enrollment/Withdrawal Form must be received by the Company’s payroll department no later than14 days prior to the beginning of a payroll period in order to participate in the ESPP for that payroll period and subsequent payroll periods. So long as the ESPP remains in effect, once an eligible employee enrolls in the ESPP, he or she will automatically continue participation on the same basis, unless he or she elects to change deduction amounts, withdraws from participation in the ESPP, or becomes ineligible to participate in the ESPP. Changes in deduction amounts or participation in the Plan must be communicated in writing to the Company’s payroll department through timely submission of a new Enrollment/Withdrawal Form. The Company does not maintain a separate account or trust fund to hold funds received under the ESPP and all funds received by the Company under the ESPP are included in the general funds of the Company and may be used by the Company for any corporate purpose. No interest accrues to the money held in the account pending purchase of shares of common stock.

Purchase of Stock. As of the last day of each Purchase Period, each participant’s accumulated payroll deductions are applied to the purchase of whole and fractional shares of common stock determined by dividing the amount of such participant’s payroll deductions for the preceding Purchase Period by 85% of the fair market value of a share of common stock as of the purchase date. Fractional shares purchased for a Purchase Period will be combined with purchases for subsequent Purchase Periods to make whole shares. The fair market value of the common stock on a given date is determined by the Plan Committee by any fair and reasonable means, including (i) if the common stock is listed for trading on a national securities exchange or is quoted in the over-the-counter market on the basis of last sales prices, the average of the high and low sales prices on the exchange or over-the-counter market on the Purchase Date or (ii) if the common stock is not listed for trading on a national securities exchange or quoted in the over-the-counter market on the basis of last sales prices, but is traded in the over-the-counter market, the average of the bid and asked prices for the common stock at the close of business on the Purchase Date. On March 27, 2017, the average of the high and low sales prices of our common stock quoted on NASDAQ was $11.75 per share.

A participant may withdraw from the ESPP at any time by properly completing and delivering an Enrollment/Withdrawal Form to the payroll department at least 14 days prior to the payroll period in which participation is to end, with the withdrawal being effective as of the end of that payroll period and thereafter. After a participant properly withdraws from the ESPP, the Company will deliver to the withdrawing employee the whole shares of Common Stock credited to the withdrawing employee’s investment account under the ESPP and will sell any fractional shares in the open market and remit the net proceeds by check. A withdrawing employee may not participate in the Plan again until two Purchase Periods after the one in which the employee withdrew. To rejoin the ESPP, a new Enrollment/Withdrawal Form must be submitted.

Adjustments upon Changes in Recapitalization, Dissolution, Liquidation, Merger or Asset Sale. In the event of any increase or decrease in the number of issued shares of our common stock resulting from a subdivision, split or payment of a stock dividend, we will proportionately adjust the aggregate number of shares of our common stock offered under the ESPP and the other provisions of the ESPP may be adjusted as our board may deem necessary or equitable. Our board may also adjust the ESPP as it deems equitable in the event of any other changes affecting the common stock.

Amendment and Termination. Our board may amend, suspend or terminate the ESPP at any time, subject to stockholder approval if required by applicable rules, regulations or laws. Unless it is sooner terminated by our board, the ESPP will terminate upon the date on which all shares available for issuance under the ESPP shall have been sold.

U.S. Federal Income Tax Consequences.

The following is a general summary under current law of the material federal income tax consequences to an employee who participates in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant's personal circumstances. This summarized tax information is not tax advice and a participant of an award should rely on the advice of his or her legal and tax advisors.

For federal income tax purposes, a participant generally will not recognize taxable income on the grant of a purchase right under the ESPP, nor will the Company be entitled to any deduction at that time. Upon the purchase date, a participant will recognize ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of common stock on the exercise date and the purchase price paid for the shares. A participant’s basis in shares of common stock acquired under the ESPP, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of common stock, generally, will be the fair market value of the shares of common stock on the date the participant purchases the shares.
Upon the subsequent sale of the shares acquired under the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).

New Plan Benefits

No directors who are not employees will receive any benefit under the ESPP. The benefits that will be received under the ESPP by our current executive officers and by all eligible non-executive officer employees are not determinable at this time. Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.

Awards Granted Under the ESPP

The table below shows the number of our common stock granted to our named executive officers under the ESPP from its inception through March 24, 2017. No non-employee directors have participated in the ESPP since inception.

Name and Position	Shares (#)
J. Kevin Buchi Interim President and Chief Executive Officer	—
Bryan M. Reasons Senior Vice President, Finance and Chief Financial Officer	—
Douglas S. Boothe President, Impax Generics	—
Michael J. Nestor President, Impax Specialty Pharma Division	—
Mark A. Schlossberg Senior Vice President, General Counsel and Corporate Secretary	—
Jeffrey D. Nornhold Senior Vice President, Technical Operations	—
All current executive officers as a group (six persons)	—
Each associate of any executive officer	—
Each other person who received or is to receive 5% of such awards	—
All employees except current executive officers as a group	479,614

The affirmative vote of the majority of the votes cast by holders of our common stock present in person or represented by proxy at the Annual Meeting will be required to approve the ESPP, provided that the total votes cast on the proposal represent over 50% of the outstanding stock entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE IMPAX LABORATORIES, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN, AS DISCUSSED ABOVE.

PROPOSAL THREE – APPROVAL OF THE FOURTH AMENDED AND RESTATED 2002 EQUITY
INCENTIVE PLAN

You are being asked to approve a fourth amendment and restatement of our 2002 Plan, attached as Appendix B to this proxy statement, referred to as the “Restated Plan,” to, among other items, increase the aggregate number of shares of our common stock that may be issued under the plan by 2,100,000 shares.  The Restated Plan is intended to amend and restate in its entirety the 2002 Plan.  On March 30, 2017, the board unanimously approved and adopted, conditioned on the approval of the stockholders, the Restated Plan.

The 2002 Plan was originally approved by the board in March 2002, which approval and adoption was conditioned on the approval of the stockholders, and approved by the stockholders in May 2002.  Amendments to the 2002 Plan were subsequently approved by the board in August 2007, August 2008, February 2009, March 2009, May 2009, February 2010, February 2013, March 2016, February 2017 and March 2017, and approved by the stockholders in May 2009, May 2010, May 2013 and May 2016.

The Restated Plan is substantially similar to the current 2002 Plan, except that the Restated Plan increases the total number of shares of our common stock available for issuance under the 2002 Plan by 2,100,000 shares to 18,050,000 shares and includes the additional amendments described below.  The current 2002 Plan provides for an aggregate of 15,950,000 shares to be issued under the 2002 Plan.   The increase of 2,100,000 shares of common stock available for issuance under the Restated Plan represents approximately 2.9% of the Company’s outstanding common stock as of the record date (March 27, 2017).

Reasons for the Restated Plan

Introduction and Stockholder Approval Requirement

As disclosed in our Current Report on Form 8-K filed with the SEC on or about the date of this proxy statement, 542,608 shares of common stock remained available for issuance under the 2002 Plan as of December 31, 2016. As of December 31, 2016, the Company had 73,704,611 shares of common stock outstanding. In addition, as of December 31, 2016, 2,233,393 shares of our common stock were subject to outstanding options under the 2002 Plan, with a weighted average exercise price of $22.67 and weighted average remaining term of 6.65 years and as of December 31, 2016, 2,160,127 shares of restricted stock were outstanding under the 2002 Plan.

The Restated Plan was unanimously approved by the board on March 30, 2017.  Stockholder approval of the Restated Plan is necessary in order for us to (i) meet the stockholder approval requirements of NASDAQ, (ii) take tax deductions for certain compensation resulting from awards granted thereunder intended to qualify as performance-based compensation under Section 162(m) of the Code and (iii) grant incentive stock options, or “ISOs”, thereunder.  Unless it is approved by our stockholders, the Restated Plan will not become effective and the 2002 Plan will remain in effect in its current form.  If the Restated Plan is approved by our stockholders, then it will become effective immediately following the Annual Meeting.

The board and the Company believe that approving the Restated Plan, including the increase in authorized shares, is necessary to continue to provide us with a flexible range of equity award opportunities to attract, retain and motivate the best available talent for the successful conduct of the Company’s business in responding to changing circumstances over time and will serve to align the interests of directors, management and employees with those of our public stockholders.

If this Proposal Three is adopted by our stockholders, a maximum of 18,050,000 shares of common stock will be reserved for issuance under the Restated Plan. The board believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, directors and consultants to increase the value of the Company for all stockholders. If this Proposal is approved, this increase of 2,100,000 shares in the amount of shares reserved for issuance represents approximately 2.9% of the outstanding shares of common stock of the Company as of the record date. The purpose of this increase is to secure an adequate number of shares for future awards.  If stockholders do not approve the Restated Plan, the 2002 Plan will remain in effect; however, the shares available for equity-based compensation will be quickly depleted, and our ability to use equity as a compensation tool will be limited.  For instance, during the fiscal year ended December 31, 2016, we granted 572,625 options and 1,245,184 shares of restricted stock under our 2002 Plan.  As of December 31, 2016, we had 542,608 shares available for issuance under the 2002 Plan.  If stockholders do not approve the Restated Plan, we would be unable to issue nearly the same number of options and restricted stock under the 2002 Plan in 2017 and beyond as we did in 2016.  The board anticipates that the additional shares requested will enable the Company to fund its equity compensation program for at least the next year, accommodating anticipated grants related to the hiring, retention and promotion of employees.

Under the Restated Plan, we also propose to implement additional amendments to reflect compensation and governance best practices, including the following:

•
Automatic acceleration of awards only if not assumed or substituted. The Restated Plan provides that awards will automatically accelerate upon a change in control only if not assumed or substituted, and further that any such performance-based awards will vest based on the higher of (a) actual performance as of the change in control or (b) target performance, prorated based on a shortened performance period as of the change in control.

•	Payment of dividends only if underlying awards vest. The Restated Plan clarifies that dividends and dividend equivalents may only be paid to the extent the underlying award vests.

Burn Rate and Overhang

Approval of the Restated Plan will enable us to compete effectively in the competitive market for employee talent over the coming years, while maintaining very reasonable burn rates and overhang.  In its determination to recommend that the board approve the Restated Plan, our board reviewed the recommendation of its independent compensation consultant and burn rate and overhang metrics, and the cost of the Restated Plan.

“Burn rate” is defined as the number of equity awards granted in the year, divided by the weighted average shares of our common stock outstanding during the year. For restricted stock awards, we apply a multiplier determined by Institutional Shareholder Services (“ISS”) based on our recent historic stock price volatility. We have utilized a multiplier of 2.0 for purposes of calculating our one- and three-year average burn rate. Our one-year burn rate was 4.31%, and our three-year average burn rate for 2014 through 2016 was 4.17%, which is well below the 6.53% cap that ISS applies to companies listed on the Russell index in our Global Industry Classification Standard, or GICS, industry group.

“Overhang” is defined as the equity awards outstanding but not exercised or vested, plus equity awards available to be granted (the “available equity award shares”), divided by the total shares of common stock outstanding plus the available equity award shares. The “overhang” measures the potential dilutive effect of outstanding equity awards and future awards available for grant.  As of December 31, 2016, there were 542,608 shares available for grant under our 2002 Plan and 4,394,458 shares subject to outstanding equity awards. As of the record date, the Company’s overhang was 6.3%.
We believe that our burn rate and overhang (with or without including the shares requested under the Restated Plan) are reasonable in relation to companies in our industry and reflect a judicious use of equity for compensation purposes.

 Summary of Restated Plan

Set forth below is a summary of the material terms of the Restated Plan. This summary is not intended to be complete and is qualified in its entirety by the detailed provisions of the Restated Plan, which is attached as Appendix B to this proxy statement.

General Information

The principle purpose of the Restated Plan is to attract, retain and motivate key personnel. The Restated Plan authorizes the grant of ISOs, non-statutory stock options, stock appreciation rights (“SARs”) and stock bonus awards. We may grant awards under the Restated Plan to our officers, employees, directors and consultants, or those of our affiliates. ISOs may be granted only to our employees or those of our affiliates.  As of the record date, we had nine non-employee directors, six executive officers and 405 other employees eligible to receive awards under the Restated Plan; no consultants were made eligible to receive awards under the Restated Plan as of the record date.  The closing price per share of our common stock listed on NASDAQ was $12.70 as of the record date.

We may, from time to time, assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an award under the Restated Plan in replacement of an award we assume; or (ii) treating the assumed award as if it had been granted under the Restated Plan.

The Restated Plan prohibits the following shares of common stock to be added back to the shares available for issuance under the Restated Plan: (i) shares of common stock that are tendered or withheld to satisfy the applicable purchase or exercise price or tax withholding obligations associated with an award, (ii) shares of common stock subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof, and (iii) shares of common stock purchased on the open market with the cash proceeds from the exercise of stock options.

Subject to adjustments to reflect stock dividends and other changes in our common stock, the maximum number of shares of common stock with respect to which awards may be granted during any calendar year to any director, officer, employee or consultant under the Restated Plan may not exceed two million. In addition, the maximum grant date fair value of awards granted to a non-employee director as compensation for his or her services as a non-employee director during any fiscal year of the Company may not exceed $750,000.

Administration

Except for awards granted to our non-employee directors and the power to amend or terminate the plan, the board may delegate its authority under the Restated Plan to a committee of the board, referred to as the “committee.” The committee must consist of at least two directors who are “non-employee directors” under Rule 16b-3 of the Exchange Act, as amended and “outside directors” under Section 162(m) of the Code. However, if the committee does not meet either of these requirements, the validity of awards granted or actions taken under the Restated Plan will not be affected. Our compensation committee currently administers the 2002 Plan and, if the Restated Plan is approved our stockholders, our compensation committee will administer the Restated Plan.  The board may also delegate nondiscretionary administrative duties to one or more of our employees.

Subject to the terms of the Restated Plan, the board and, except for awards granted to our non-employee directors, the committee, may grant awards under the Restated Plan and determine the recipients and terms of those awards. They may accelerate or amend the terms of the Restated Plan or any award issued under the Restated Plan. They also may interpret the provisions of the Restated Plan and related award agreements, and generally otherwise administer the Restated Plan.

Stock Options

Terms and Conditions of Stock Options.  Under the Restated Plan, the board or the committee may grant stock options that are intended to qualify as ISOs. To be an ISO, the stock option must meet, and continue to meet, all of the requirements of the Code with respect to ISOs. ISOs may only be granted to our employees or to employees of our affiliates. Also, under the Code, the fair market value (as of the date of grant) of the shares underlying ISOs exercisable by a single holder for the first time during any calendar year may not exceed $100,000. Any other stock options granted under the Restated Plan are non-statutory stock options.

The exercise price of a stock option granted under the Restated Plan cannot be less than the par value of $0.01 of the common stock, provided that the exercise price must be at least equal to the fair market value of a share of our common stock on the date of grant. For a grant of an ISO to an employee who owns more than 10% of the total combined voting power of all classes of our stock or stock of any of our affiliates, the exercise price must be at least 110% of the fair market value of a share of our common stock on the date of grant.

All stock options will expire no later than ten years after the date of grant, unless terminated earlier, except that an ISO granted to a 10% or greater stockholder will expire no later than five years after the date of grant.

Vesting and Exercise of Stock Options. The board or the committee may establish conditions and restrictions on the vesting or exercise of a stock option, or on the issuance of common stock in connection with the exercise of a stock option. Once a holder of a vested and exercisable stock option has satisfied any applicable tax withholding requirements, the stock option may be exercised by sending us a notice specifying the number of shares to be purchased and payment of the exercise price for those shares. The holder must pay the exercise price in cash, unless we have agreed to accept another form of payment.

Rights as a Stockholder. The holder of a stock option does not have any rights as a stockholder with respect to shares covered by a stock option until the shares are issued upon the exercise of the stock option.

Transferability of Stock Options. Holders may not generally transfer or assign stock options granted under the Restated Plan, except for transfers by will or the laws of descent and distribution. Stock options cannot be levied against, attached or taken by similar process. Further, the option holder is the only person who may exercise the stock option during the holder’s lifetime. On or after the time of grant, the board or the committee may permit transfers of a non-statutory stock option in whole or in part and may determine the recipients, circumstances and conditions of the transfer. However, these conditions must be consistent with the limitations on the transferability of stock options imposed by a Form S-8 registration statement, or any successor form.

Stock Appreciation Rights

The board or the committee may award SARs. A SAR entitles the holder to receive, upon exercise of the award, an amount equal to the appreciation in the fair market value of our common stock between the date of grant and the date of exercise. We may agree to pay this appreciation in cash, our common stock or a combination of both.

We may award SARs under the Restated Plan in conjunction with a stock option, creating a “tandem” SAR, or award a SAR that is independent of any stock option. We may award a tandem SAR that includes a non-statutory stock option at or after the time we grant the non-statutory stock option. If we wish to award a tandem SAR that includes an ISO, we can only do so at the time the ISO is granted.

A holder of a tandem SAR can only exercise the SAR when the related stock option may be exercised. If a holder of a tandem SAR exercises the SAR, that exercise serves to cancel the related stock option to the extent the SAR is exercised. Likewise, if a holder of a tandem SAR exercises the related stock option, that exercise will cancel the same portion of the SAR. A holder may exercise a tandem SAR only when the fair market value of our common stock exceeds the exercise price of the related stock option. The board or the committee may impose additional service or vesting conditions, or any other rules or procedures, in connection with the exercise of a SAR.

When a holder exercises a SAR, the holder will receive cash or shares of our common stock, as determined by our board, equal to the product of:

•	the number of shares covered by the exercise; and
•	the difference between: (i) the fair market value of a share of our common stock on the date of exercise; and (ii) the fair market value of a share of our common stock on the date of grant.

A holder cannot transfer a SAR during the holder’s lifetime. Upon death of a holder, a SAR may be transferred to a beneficiary designated by the holder. If no designated beneficiary exists, the SAR may be transferred under the holder’s will or by the laws of descent and distribution. A tandem SAR must be transferred with the underlying stock option.

Stock Bonus Awards

The board or the committee may grant stock bonus awards in consideration for past or future services rendered to us or our subsidiaries. Shares subject to stock bonus awards may, but need not, be subject to a vesting schedule. The recipient of a stock bonus award has voting rights with respect to such stock. The holder may transfer these shares only to the extent described in the award agreement, so long as shares remain subject to the terms of that agreement. For the avoidance of doubt, no awards may be transferred to a third-party for cash or other consideration.

Effect of Termination of Employment or Service

The following rules apply with regard to awards held by a participant at the time of his or her termination of employment or other service with us or our subsidiaries, unless agreed to otherwise by the Company:

Stock Options and SARs

•
Death or Disability — If a participant’s employment terminates due to death or disability, then (i) any stock option or SAR, to the extent not exercisable, will terminate, and (ii) any stock option or SAR which is exercisable at the time of termination of employment or service will remain exercisable by the participant (or, in the event of death, the participant’s legal representative) at any time within one year from the date his or her employment or service terminates, but in no event after expiration of the stated term, and, to the extent not exercised within that period, will terminate.

•
For Cause — If a participant’s employment terminates for cause (as defined in the Restated Plan) or if grounds for termination for cause exist at the time of termination of employment, any stock option or SAR will immediately terminate and cease to be exercisable.

•
Other Reason — If a participant’s employment terminates for any other reason (other than death, disability or cause) or no reason, any stock option or SAR held by the participant, to the extent not exercisable, will terminate. Any exercisable stock option or SAR will remain exercisable for 30 days following the date of termination or, if sooner, until the expiration of the stated term of the stock option or SAR.

Stock Bonuses. If a participant’s employment or service terminates, then any shares of common stock held by the participant which have not vested as of the date of termination under the terms of the applicable award agreement will be forfeited.

Adjustments Upon Changes in Our Common Stock

We will make adjustments to awards granted under the Restated Plan as described below.

Capitalization. If we make any change in our common stock without receiving payment for the change, we will adjust appropriately the terms of the Restated Plan and each award issued under the Restated Plan. These adjustments may affect:

•the class of securities subject to the Restated Plan or any award;
•the maximum number of securities subject to the Restated Plan;
•the maximum number of securities that may be awarded to any employee under the Restated Plan; and
•the number of securities and exercise price of any award granted under the Restated Plan.
Examples of events that may require us to make these changes include:
•mergers and consolidations;
•reincorporations and reorganizations;
•recapitalizations;
•dividends in stock or other property (other than cash), including liquidating dividends;
•stock splits;
•reverse stock splits or combinations;
•exchanges of shares;
•changes in our corporate structure; and
•other changes to our common stock in which we do not receive payment for the change.
Dissolution or Liquidation. If we dissolve or liquidate, awards outstanding under the Restated Plan will terminate if not exercised immediately prior to or at the same time as the dissolution or liquidation.

Asset Sale, Merger, Consolidation or Reverse Merger. In the event of (i) a sale of all or substantially all of our assets, (ii) a merger in which we are not the surviving corporation or (iii) a reverse merger in which we are the surviving corporation but our common stock outstanding prior to the merger is converted by virtue of the merger into other property (whether securities, cash or otherwise), then any surviving or acquiring corporation will assume any outstanding awards under the Restated Plan or will substitute similar awards. In the event that any surviving or acquiring corporation refuses to assume the outstanding awards or issue substitute awards, then the vesting of all outstanding awards will be accelerated in full and all awards will terminate if not exercised at or prior to such event, provided, that any such performance-based awards will vest based on the higher of (a) actual performance as of the change in control or (b) target performance, prorated based on a shortened performance period as of the change in control.

Repricing. The Restated Plan does not permit, without stockholder approval, an amendment that reduces the price per share of any outstanding stock option or SAR granted under the Restated Plan or that cancels any stock option or SAR in exchange for cash or another award when the stock option or SAR price per share exceeds the fair market value of the underlying shares.

Amendment and Termination of the Restated Plan

The board may generally amend or terminate the Restated Plan or any related award agreement at any time, although a holder must consent to any amendment or termination that adversely affects his or her rights. Under the Restated Plan, during any period in which our common stock is listed on NASDAQ or any other national securities exchange, our stockholders must approve any amendment that would (i) increase the number of shares of common stock for which awards may be granted under the Restated Plan (in the aggregate or on an individual basis), (ii) any amendment that reduces the price per share of any outstanding option or SAR granted under the Restated Plan or that cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares or (iii) modify the class of employees eligible to receive awards under the Restated Plan.  After the tenth anniversary of the date on which the board adopted the Restated Plan, no incentive stock options may be granted; however, the Restated Plan will not have a specified expiration and will otherwise continue in effect until terminated by us.

 United States Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences applicable to awards under the Restated Plan. This summary is qualified in its entirety by references to the Code and the regulations adopted under the Code. The provisions of the Code described in this section include current tax law only and do not reflect any proposals to revise current tax law. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on his or her specific circumstances. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed.  This summary is not intended as tax advice to participants, who should consult their own tax advisors

Nonstatutory Stock Options. Generally, there will be no federal income tax consequences to either the optionee or us on the grant of nonstatutory stock options. Generally, upon exercise, the optionee should recognize taxable ordinary income at the time of exercise equal to the excess of the fair market value of the shares acquired on the exercise date over the exercise price paid for the shares. We generally should be entitled to a federal income tax deduction in the same amount as the optionee recognizes ordinary income and at the same time the optionee recognizes such ordinary income.

Upon the sale of stock acquired by exercise of a nonstatutory stock option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock.

ISOs. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss.  We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Stock Appreciation Rights.  Generally, SARs are taxed and deductible in substantially the same manner as nonqualified stock options (as described above).

Stock Bonus Awards.  If a stock bonus award is either transferable or not subject to a substantial risk of forfeiture on the date of grant, a participant generally will recognize ordinary income in an amount equal to the fair market value of such shares over the price paid, if any, on the date of grant. If a stock bonus award is both non-transferable and subject to a substantial risk of forfeiture on the date of grant, then unless an election is made to accelerate recognition as of the date of grant, a participant will not recognize taxable ordinary income on the date of grant, but will recognize income in an amount equal to the fair market value of such shares over the price paid, if any, at the time the restrictions lapse.  We will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

 Section 162(m) of the Code

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the Restated Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

The Section 162(m) deduction limitation does not apply to “qualified performance-based compensation.”  In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code requires that: (i) the compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals, (ii) the performance goals must be established by a compensation committee comprised of two or more “outside directors”, (iii) the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by the shareholders and (iv) compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Section 162(m) contains a special rule for stock options and SARs which provides that stock options and SARs will satisfy the “qualified performance-based compensation” exemption if (i) the awards are made by a qualifying compensation committee, (ii) the plan sets the maximum number of shares that can be granted to any person within a specified period, and (iii) the compensation is based solely on an increase in the stock price after the grant date.

New Plan Benefits

The effectiveness of the Restated Plan is dependent on receiving stockholder approval.  The number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Restated Plan will be determined in the discretion of our compensation committee in the future, and our compensation committee has not made any determination to make future grants to any persons under the Restated Plan as of the date of this proxy statement. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Restated Plan.

Awards Granted to Certain Persons Granted as of March 24, 2017

The table below sets forth summary information concerning the number of shares of our common stock subject to stock options and restricted stock awards granted to certain persons under the 2002 Plan from inception through March 24, 2017; we have never granted SARs to employees, directors or consultants. Stock options granted under the 2002 Plan to employees typically have a maximum term of ten years. The exercise price of all such stock options may not be less than 100% of the fair market value of the underlying share on the date of grant. Certain awards set forth in this table for the named executive officers were granted in 2016 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this proxy statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in 2016 and therefore also are included in the Director Compensation Table set forth in this proxy statement and are not additional awards.

Name and Position	Shares Subject to Stock Options Granted(#)	Weighted Average Exercise Price ($)	Shares of Restricted Stock Awards Granted (#)
J. Kevin Buchi Interim President and Chief Executive Officer and Director	20,445	14.45	8,020

Bryan M. Reasons Senior Vice President, Finance and Chief Financial Officer	273,827	25.13	129,785

Douglas S. Boothe	106,732	16.48	85,872
President, Impax Generics

Michael J. Nestor President, Impax Specialty Pharma Division	468,533	20.57	194,924

Name and Position	Shares Subject to Stock Options Granted(#)	Weighted Average Exercise Price ($)	Shares of Restricted Stock Awards Granted (#)
Mark A. Schlossberg Senior Vice President, General Counsel and Corporate Secretary	385,200	23.67	151,591

Jeffrey D. Nornhold Senior Vice President, Technical Operations	167,184	25.91	122,702

All current executive officers as a group (six persons)	1,421,921	22.52	692,894

All current non-employee directors as a group (seven persons)	666,440	19.72	152,245

Leslie Z. Benet, Director	238,925	18.15	6,875

Richard A. Bierly, Director	11,840	23.35	4,895

Robert L. Burr, Director	138,875	17.39	41,975

Allen Chao, Ph.D., Director	73,375	25.71	30,775

Mary K. Pendergast, J.D., Director	41,375	28.59	17,975

Peter R. Terreri, Director	143,375	16.83	41,975

Janet S. Vergis, Director	18,675	33.84	7,775

Each associate of any director, executive officer or director nominee	—	—	—

Each other person who received or is to receive 5% of such options or rights	—	—	—

All employees except current executive officers as a group	11,082,330	13.06	7,747,008

Summary

We believe strongly that the approval of the Restated Plan is essential to our continued success.  As discussed above, if stockholders do not approve the Restated Plan, the shares available to us for equity-based compensation will be quickly depleted, and our ability to use equity as a compensation tool will be limited.  Our employees are our most valuable asset.  We believe that awards such as those provided under the Restated Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete. We also believe that such equity awards also are crucial to our ability to motivate employees to achieve the Company’s goals.

 Required Vote

The affirmative vote of the majority of the votes cast by holders of our common stock present in person or represented by proxy at the Annual Meeting will be required to approve the Restated Plan, provided that the total votes cast on the proposal represent over 50% of the outstanding stock entitled to vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RESTATED PLAN.

EXECUTIVE OFFICERS

Set forth below are the names of our executive officers, their ages as of the record date, and their positions with Impax.

Name	Age	Positions with Impax
Paul M. Bisaro	56	President and Chief Executive Officer and Director
Bryan M. Reasons	49	Senior Vice President, Finance and Chief Financial Officer
Douglas S. Boothe	53	President, Impax Generics
Michael J. Nestor	64	President, Impax Specialty Pharma
Mark A. Schlossberg, Esq.	56	Senior Vice President, General Counsel and Corporate Secretary
Jeffrey D. Nornhold	51	Senior Vice President, Technical Operations

Mr. Buchi served as our Interim President and Chief Executive Officer from December 19, 2016 to March 27, 2017. Information related to both Mr. Buchi and Mr. Bisaro are included above in “Proposal One - Election of Directors”. Set forth below are the principal occupations or employment for at least the past five years of our other executive officers.

Bryan M. Reasons has served as our Senior Vice President, Finance and Chief Financial Officer since December 2012 and previously served as our Acting Chief Financial Officer from June 2012 to December 2012 and as our Vice President, Finance from January 2012 to June 2012.  Since March 2017, Mr. Reasons has served on the board of directors and on the audit committee of Recro Pharma, Inc. (NASDAQ: REPH), a specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of acute post-operative pain. Prior to joining us in January 2012, Mr. Reasons served as Vice President, Finance, from January 2010 to November 2011 and as Vice President, Risk Management and General Auditor, from October 2005 to January 2010 at Cephalon, Inc. (“Cephalon”), a biopharmaceutical company.  Following the acquisition of Cephalon by Teva Pharmaceutical Industries Ltd., a generic pharmaceuticals company, he served as Vice President, Finance of Teva from November 2011 to January 2012.  Prior to joining Cephalon, Mr. Reasons held various finance management positions at DuPont from 2003 to 2005 and served as senior manager at PricewaterhouseCoopers LLP from 1992 to 2003.  Mr. Reasons has a Bachelor’s Degree in accounting from Pennsylvania State University and an MBA from Widener University and is a certified public accountant.

Douglas S. Boothe has served as our President of the Generics Division since August 1, 2016. Prior to joining us, he served as Executive Vice President and General Manager, Rx Pharmaceuticals of Perrigo Company plc (NYSE: PRGO), a global over-the-counter consumer goods and pharmaceutical company (“Perrigo”), since January 2013. Prior to joining Perrigo, Mr. Boothe served as Chief Executive Officer of Actavis, Inc. from August 2008 to December 2012 and as its Executive Vice President and Chief Operating Officer from 2006 to 2008. Prior to such time, Mr. Boothe held various senior positions in strategic planning and business development at Alpharma Inc. (subsequently acquired by Actavis) and Pharmacia Corporation (subsequently acquired by Pfizer Inc.). Since February 2015, Mr. Boothe has served on the board of Euclid Systems Corporation, a privately held company specializing in orthokeratology lens products. Mr. Boothe has a Bachelor’s degree in mechanical and aerospace engineering from Princeton University and a Master of Business Administration degree from Wharton School of Business at the University of Pennsylvania.

Michael J. Nestor has served as President of our branded products division, Impax Specialty Pharma, since March 2008.  Before joining us, he was Chief Operating Officer of Piedmont Pharmaceuticals, a specialty pharmaceutical company, from July 2007 to March 2008.  Prior to Piedmont, Mr. Nestor was CEO of NanoBio, a startup biopharmaceutical company from December 2004 to November 2006, prior to which he was employed by Alpharma, initially as President of its generic pharmaceutical business and later as President of its branded pharmaceutical business.  Before Alpharma, he was President, International business at Banner Inc., a global contract manufacturing concern. Prior to Banner, Mr. Nestor spent 16 years at Lederle Laboratories / Wyeth holding increasing positions of responsibility including Vice President, Cardiovascular business, Vice President / General Manager of Lederle-Praxis Biologics, and Vice President of Wyeth-Lederle Vaccines and Pediatrics.  Mr. Nestor has a Bachelor of Business Administration degree from Middle Tennessee State University and an MBA from Pepperdine University.

Mark A. Schlossberg, Esq. has served as our Senior Vice President, General Counsel and Corporate Secretary since May 2011. Since September 2015, he has served on the board of directors of Immunocelluar Therapeutics Ltd (NYSE: IMUC), a clinical-stage company focused on the development of immune-based therapies for the treatment of brain and other cancers based in Los Angeles, California. Prior to joining us, he served as Vice President, Associate General Counsel of Amgen Inc., human therapeutics biotechnology company, from September 2004 to May 2011. Prior to joining Amgen, he held legal and business positions at Medtronic, Inc., a medical technology company and legal positions at Diageo plc, RJR Nabisco, Inc. and Mudge Rose Guthrie Alexander & Ferdon. He earned a Bachelor of Sciences in business administration, finance from the University of Southern California and a Juris Doctor degree from Emory University.

Jeffrey D. Nornhold has served as our Senior Vice President of Technical Operations since April 2014 and is responsible for the Company's manufacturing, supply chain, quality and technical operations. Previously, Jeff served as our Senior Vice President, Global Quality Affairs from March 2011 to April 2014 and was responsible for establishing the foundation for a sustainable quality and compliance program. Jeff joined us from Watson Pharmaceuticals, Inc. (now Actavis plc) where he was the Vice President, Quality Operations – International from March 2010 to March 2011 and was responsible for outside of the U.S. manufacturing sites for both dosage and active pharmaceutical ingredients. While at Watson, he also served as Vice President, U.S. Quality Operations leading the development and execution of quality initiatives for all U.S. sites from February 2007 to March 2010. Prior to joining Watson in 2000, he held numerous leadership positions within the pharmaceuticals industry. He earned a Bachelor of Science degree in chemistry from Bowling Green State University and a Master's in Business Administration from the University of Southern California Marshall School of Business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion provides an analysis of our compensation program for the executive officers named in the Summary Compensation Table below and discusses the material factors involved in our decisions regarding the compensation of the following named executive officers:

•	J. Kevin Buchi, our Interim President and Chief Executive Officer beginning from December 19, 2016 to March 27, 2017;

•	Bryan M. Reasons, Senior Vice President, Finance and Chief Financial Officer;

•	Douglas S. Boothe, President of Impax Generics, our generics division;

•	Michael J. Nestor, President of Impax Specialty Pharma, our branded-products division;

•	Mark A. Schlossberg, Senior Vice President, General Counsel and Corporate Secretary; and

•	G. Frederick Wilkinson, our former President and Chief Executive Officer.

Mr. Boothe was appointed as the Company’s President of the Generics division effective August 1, 2016.

Mr. Buchi was appointed as the Company’s Interim President and Chief Executive Officer effective December 19, 2016, following Mr. Wilkinson’s separation from the Company as President and Chief Executive Officer, and served in that role through March 27, 2017. On March 27, 2017, Mr. Paul M. Bisaro was appointed our President and Chief Executive Officer and as a member of our board.

The following discussion cross-references those specific tabular and narrative disclosures that appear following this subsection where appropriate. You should read this Compensation Discussion and Analysis ("CD&A") in conjunction with such tabular and narrative disclosures.

2016 Performance Summary

While we had some successes during 2016, we were disappointed by our financial results in fiscal year 2016, which were impacted by unexpected headwinds due to a host of factors affecting many companies in our industry. Our consolidated total revenues decreased by 4% compared to 2015, primarily due to lower revenues from our Impax Generics Division products, which were partially offset by higher revenues from our Impax Specialty Pharma division products. Although some of our generic products, such as our epinephrine auto-injector and oxymorphone ER products, performed well in 2016, we were impacted by new and aggressive competition on several of our other generic products due to the accelerated rate of abbreviated new drug application approvals by the FDA and the effects of consolidation of payers and customers. The impact of our lower consolidated revenues in 2016 compared to 2015 were unfortunately reflected in our decreased share price and lower than expected net sales and Adjusted EBITDA in 2016. Refer to Appendix C to this Proxy Statement for a reconciliation of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures disclosed in this CD&A. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

Our overall compensation goal is to reward our executive officers in a manner that supports our pay-for-performance philosophy while maintaining an overall level of compensation that we believe is reasonable and competitive. Our disappointing performance in 2016 has been reflected in our executive pay outcomes, most significantly in two areas: annual cash incentive awards under our short term incentive plan and equity incentive awards under our long term incentive plan. We also made a key management change during 2016 when our former President and Chief Executive Officer, G. Frederick Wilkinson, and the Company agreed that Mr. Wilkinson would separate from his positions at the Company and as a member of our board effective December 19, 2016.

Cash Incentive Awards

Given our overall disappointing financial performance during 2016, including the lower than expected net sales and Adjusted EBITDA in 2016 as described more fully below under “ – Short-Term Incentive Plan – Cash Incentive Awards”, the compensation committee of our board exercised its discretion to determine that all of our current named executive officers would not receive any annual cash incentive awards for 2016 performance.

Equity Awards

As described more fully under “ – Long Term Incentive Plan – Equity Awards”, given the overall performance in 2016, the compensation committee of our board determined that the annual equity awards granted in March 2017 to our current named executive officers for 2016 performance would be based on the share amounts granted to such named executive officers in February 2016 for 2015 performance. Mr. Boothe, the President of our Generics Division, joined us in August 2016 and our compensation committee determined to grant to Mr. Boothe the same number of shares granted to Messrs. Reasons, Nestor and Schlossberg to maintain internal consistency. Given the significantly lower stock price in 2017 compared to 2016 (e.g., a closing stock price of $9.35 on the March 2, 2017 grant date compared to a closing stock price of $33.27 on the February 26, 2016 grant date), the value of the equity awards granted to our current named executive officers in 2017 for 2016 performance reflected a decrease of 64% in value compared to the awards granted to such named executive officers in 2016 for 2015 performance. The equity awards granted to our named executive officers for 2016 performance also trailed the 50th percentile of such awards granted to executives in similar positions at our peer group companies by 65% in the aggregate.

Leadership Change

As mentioned above, Mr. Wilkinson and our board mutually determined that Mr. Wilkinson would separate from his positions as President and Chief Executive Officer, and as a director of our company, effective December 19, 2016. Mr. Buchi was appointed as the Company’s Interim President and Chief Executive Officer effective December 19, 2016 and served in that role until March 27, 2017. On March 27, 2017, Mr. Bisaro was appointed our President and Chief Executive Officer and as a member of our board.

Compensation Philosophy and Objectives

At its core, our executive compensation program recognizes that our success is dependent upon our ability to attract, motivate and retain the highly talented individuals we need to achieve our business results. The program reflects the following key principles:

•
To attract, motivate and retain the best talent we can obtain, our compensation should be competitive. We strongly believe that our future success rests with our people, including our executive officers. To be successful, we must be able to attract, motivate and retain quality executive officers. As compensation is a key tool to achieve this objective, one facet of our compensation program is to provide our named executive officers pay amounts and components that are competitive with those of other companies in our industry and with which we compete for talent.

•
Our compensation program should encourage and reward positive performance. Our executive compensation program is designed to promote and reward positive performance. In doing so, we consider both the overall performance of our business as well as the individual performance of each named executive officer. Positive performance on the part of our company and management will permit our named executive officers to be eligible to receive incentive compensation. On the other hand, when our business is facing financial or other challenges or an individual executive does not meet stated objectives, this incentive compensation may be appropriately reduced or eliminated.

•
We seek to align the interests of our named executive officers and stockholders. We believe that equity compensation is an excellent way to encourage our executive officers to act in the best interests of our stockholders. We provide our named executive officers with equity awards as part of their overall compensation to encourage equity ownership and to align their interests with those of our stockholders.

•
Compensation should encourage teamwork and executive cohesion. While individual performance is carefully reviewed and considered, we have also maintained a philosophy of generally similar compensation for officers who are at similar executive levels. We believe that following such a plan of pay equity fosters teamwork and cohesion and discourages internal comparison of compensation packages among executives.

•
Our compensation program should balance our short- and long-term financial and operational goals. We generally strive to achieve a balance between achievement of both short- and long-term goals through the use of both salary and annual cash incentives and equity-based incentives. Our management incentive program primarily rewards short-term performance by paying out base salary and annual cash incentive awards based on performance over a period of one year. Equity-based awards are generally designed to reward long-term financial performance.

We believe that the mix and design of the elements of our executive compensation discussed in this proxy statement do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on our company. See “— Risk Assessment in Compensation Policies and Practices for Employees.”

Our Compensation Decision-Making Process

Role of Chief Executive Officer and Compensation Committee

In general, as to most items of compensation, our Chief Executive Officer annually evaluates the performance of each named executive officer, other than himself, and recommends to the compensation committee each component of compensation for all of the named executive officers other than himself. Compensation that is generally not covered by our Chief Executive Officer’s evaluation includes benefits and other compensation mandated or determined by reference to an existing employment or similar agreement or benefits and other programs generally available to all of our employees.

As to the compensation of our Chief Executive Officer, the compensation committee evaluates our Chief Executive Officer’s performance and discusses and determines the amount of and any changes to his compensation. The committee also evaluates our Chief Executive Officer’s proposals as to the compensation of our other named executive officers and approves such compensation.

Generally, as part of its process of setting and approving the executive annual compensation, the compensation committee reviews gains realized from prior compensation awarded or compensation to be received upon a future termination of employment or a change-in-control. Severance and change-in-control compensation is intended to maximize stockholder value and assure continuity of leadership by allowing executives to perform their duties without regard to any concerns that they may have regarding their continued employment or an acquisition of our company.

Role of Compensation Consultants

In 2016, as in recent years past, we retained the consulting services of Radford to assist in the evaluation of our compensation program for our named executive officers. Radford was engaged by, and reports directly to, the compensation committee, and the compensation committee has the general authority to retain and dismiss compensation consultants.  See “Committees of the Board – Compensation Committee – Radford as Compensation Committee Consultant” for a discussion of the services provided to us by Radford and its affiliates and our compensation committee’s determination regarding Radford’s independence.

Review of Executive Compensation

In 2016, the compensation committee, with the assistance of Radford, conducted a comprehensive review of our executive compensation to ensure that we are paying our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to our operations and provide incentives to achieve our business objectives.  Our compensation committee, with the assistance of Radford, has adopted a compensation philosophy that examines executive compensation at the 50th percentile of the target market, represented by proxy data and the Radford Global Life Sciences Survey data, for salary, cash incentive awards and equity awards, which was largely consistent with the Company’s approved compensation philosophy in 2015.

Evaluating Executive Compensation

In 2015, with the assistance of Radford, the compensation committee established the following peer group of companies for the purpose of determining 2016 compensation for our named executive officers. Comparative compensation data from the following peer group was one of the principal reference points considered by the compensation committee in making decisions around bonus payouts, merit increases, and executive equity grants in 2016:

•	Acorda Therapeutics, Inc.;	•	Endo International plc;	•	Myriad Genetics, Inc.;

•	Akorn, Inc.;	•	Incyte Corporation;	•	Nektar Therapeutics;

•	Alkermes plc;	•	Ionis Pharmaceuticals;	•	Seattle Genetics, Inc.;

•	BioMarin Pharmaceuticals, Inc.;	•	Jazz Pharmaceuticals plc;	•	The Medicines Company; and

•	Cepheid;	•	Mallinckrodt plc;	•	United Therapeutics Corporation.

•	Emergent Biosolutions Inc.;	•	Medivation, Inc.;

In selecting a peer group, the compensation committee identified U.S. based publicly traded companies in the biopharmaceutical industry that, in its view, (i) had a comparable financial performance as measured by trailing twelve months in revenue (generally targeting a range of $280 million to $2.5 billion at the time the peer group was approved by the compensation committee), (ii) compared to our company based on size, as measured by market capitalization (generally targeting a range of $1.2 billion to $10.4 billion) and number of employees (a range of 500 to 4,500 employees, which is one-third to three times the number of employees at our company); (iii) had similar stage of development of commercial products and (iv) giving preference to East Coast and West Coast headquartered companies, given our operations in Hayward, California and New Jersey and Pennsylvania. As compared to our peer group, as of September 2015, our company was at the 47th percentile based on trailing twelve months revenue, the 24th percentile based on market capitalization, and the 53rd percentile based on number of employees.

The compensation committee reviews the composition of the peer group annually to ensure that companies comprising the peer group are relevant for comparative purposes. In 2015, in approving the peer group to be used to making compensation decisions for 2016, the compensation committee removed Auxilium Pharmaceuticals, Inc., Cubist Pharmaceuticals, Inc., Questcor Pharmaceuticals, Inc. and Salix Pharmaceuticals Ltd. since each was acquired by a third party in 2014 or 2015. Upon Radford’s recommendation and based on the criteria described above, the compensation committee approved the addition of two new companies to the peer group to be used in making compensation decisions for 2016: Incyte Corporation and Ionis Pharmaceuticals.

Radford provided us with information regarding compensation practices, including both cash and equity compensation, of companies comprising our peer group and published survey data using the 2015 Radford Global Life Sciences Survey.  We believe that such information constituted appropriate guidelines for our compensation committee to compare proposed pay levels for our named executive officers with those of other companies in the life sciences industry. The purpose of using this data was to assist the decision makers in assessing whether the proposed executive compensation was competitive. The decision makers considered these data only as a guidepost to their evaluation of proposed compensation amounts, and there was no mandate that any actual compensation paid must fall within any set range. Our compensation committee believes that using the Radford data in this manner is useful in establishing an appropriate and competitive compensation structure. Each year, our compensation committee will review this process and in future years may determine to measure executive compensation by reference to data of companies in a different percentile range if our performance criteria or results, as viewed by reference to our yearly budget and incentive plan targets, change significantly, or they may choose to implement a different process altogether.

The Role of Stockholder Say-on-Pay Votes

In May 2016, we provided stockholders an advisory vote to approve the compensation of our named executive officers (the “say-on-pay” proposal).  At our 2016 annual meeting, our stockholders approved the compensation of our named executive officers, with over 97% of the votes cast in favor of the “say-on-pay” proposal.  In evaluating our executive compensation program, the compensation committee considered the results of the “say-on-pay” proposal. In light of the approval by a substantial majority of stockholders of our 2016 “say-on-pay” proposal as well as consideration of numerous other factors as discussed in this CD&A, the compensation committee did not implement significant changes to our executive compensation program in 2016. The compensation committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Components of Our Executive Compensation Program

Overview of Elements of Compensation

Total compensation for our named executive officers is comprised of the following elements:

•	base salary;

•	cash incentive awards under our Short-Term Incentive Plan;

•	options and other equity-based awards under our Long-Term Incentive Plan;

•	non-qualified deferred compensation plan contributions;

•	401(k) retirement plan contributions;

•	post-employment and change-in-control benefits, including severance protection; and

•	other benefits and perquisites.

Base Salary

Base salary is paid to our named executive officers to provide them with a degree of financial certainty and a source of fixed compensation to meet their day-to-day living and other needs. We believe that our base salaries should be set competitively with other companies in our peer group and in the life sciences industry group in general so that they may serve to attract and retain talented executives.

We generally set an initial base salary range for a particular executive level (for example, all officers with the title of Senior Vice President or President of a division) and then apply that range to all executives at that level. In establishing these base salary ranges, we consider:

•	the experience, education and skills required and value of the position to us and our operations;

•	the particular needs of our company for an executive at the level being considered;

•	our desire to promote a cohesive management team among executives of that level by establishing internal pay equity; and

•
salaries for executives in similar positions in other companies in our peer group, as reflected in the Radford compensation survey data, applying the procedure described above in “— Our Compensation Decision-Making Process.”

Once the base salary range is established for a particular executive level, we then determine the amount of salary that a specific executive officer will receive. For new hires or promotions to a particular executive level, we consider:

•	the individual experience, education and skills of the particular executive;

•	with respect to new hires, the compensation such executive earned in his/her prior place of employment;

•	for promotion candidates, the executive’s prior performance and length of service with us and the salaries of any other executives at that level; and

•	other special circumstances applicable to the particular executive.

We believe that generally the 2016 base salary levels we set for our named executive officers represented competitive compensation for an executive who:

•	is fully experienced and educated as required by the position;

•	is a strong performer and strong leader who makes solid contributions; and

•	possesses a full skill set for his position and applies those skills successfully.

Our compensation committee determines salary adjustments for our Chief Executive Officer. Base salary adjustments for our other named executive officers are evaluated and proposed by our Chief Executive Officer, whose proposals are reviewed, modified as necessary and approved by the compensation committee.

In an effort to maintain pay equity, our Chief Executive Officer generally recommended, and our compensation committee approved, 2016 base salary increases for other named executive officers consistently among executives serving in similar capacities and with similar levels of responsibility and our compensation committee maintained that consistency when determining our Chief Executive Officer’s base salary increase. In February 2016, Mr. Wilkinson’s base salary was set at $914,940, representing a 3.5% increase to his 2015 base salary; Mr. Reasons’ base salary was set at $500,526, representing a 3.5% increase to his 2015 base salary; Mr. Schlossberg’s base salary was set at $518,360, representing a 2.85% increase to his 2015 salary; and Mr. Nestor’s base salary was set at $552,622, representing a 3% increase to his 2015 base salary. The increases in base salary for the foregoing named executive officers in 2016 were consistent with our approach to pay salaries in reference of the 50th percentile of the Radford compensation survey data.

In connection with his appointment as President of the Generics Division of our company in August 2016, we entered into an employment agreement with Mr. Boothe pursuant to which his initial annual base salary was $540,000. In addition, upon Mr. Buchi’s appointment as Interim President and Chief Executive Officer in December 2016, we entered into a letter agreement with him dated December 19, 2016 (the “Letter Agreement”), pursuant to which he was compensated $10,000 per week of service in such role. The compensation committee approved these levels of base compensation following consideration of the factors described above and as a result of arm’s length negotiations.

The amount of a named executive officer’s base salary may also serve as a reference point for determining the amount of his or her other compensation elements. For example, in 2016, the range of the potential annual cash incentive awards for each executive was derived from a percentage of the executive’s base salary.

Short-Term Incentive Plan – Cash Incentive Awards

We provide our named executive officers with cash incentive awards based on the achievement of annual corporate and individual goals under our Short-Term Incentive Plan. We generally believe that a meaningful amount of executive compensation should be variable and contingent on individual and corporate performance. Establishing executive compensation that is rewarded upon the achievement of these performance-based criteria, discussed in more detail below, supports our goal of providing incentives to our executives who dedicate their full efforts toward achieving our performance objectives, which in turn makes our business successful and contributes to increases in stockholder value in the short-term.

Annual cash incentive awards are generally calculated as a percentage of base salary based upon corporate and individual performance goals that must be achieved to earn the award. For 2016, the corporate goals included both corporate financial performance metrics, as described below, and corporate operational goals, each of which reflected company performance as a whole. The establishment of individual and corporate goals in 2016 was tied to and consistent with our compensation philosophy, as described above. In an effort to maintain pay parity, executives at the same job level and with similar degrees of responsibility will generally be eligible to receive annual cash incentive awards calculated at the same percentage of base salary.

Under our Short-Term Incentive Plan in 2016 (as in prior years), the achievement of the corporate financial performance metric based on net sales and Adjusted EBITDA (as detailed below) determined the available pool of funds available for cash incentive awards to be used across the organization, including awards granted to our named executive officers. Achievement of at least 60% of the corporate financial performance metric and corporate goals was required to fund the pool under the Short-Term Incentive Plan.

For 2016, our corporate financial performance metric goals were comprised of the following: (i) an internal net sales target of $992.4 million (weighted 33%), calculated in accordance with GAAP and (ii) an internal Adjusted EBITDA target of $262.9 million (weighted 67%). Adjusted EBITDA refers to our earnings before interest, taxes, depreciation, amortization and share-based compensation expense, adjusted for exceptional and non-recurring expenses. Refer to Appendix C to this Proxy Statement for a reconciliation of net loss to Adjusted EBITDA. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

Our corporate operational goals established by our compensation committee for 2016 were as follows:

•	Maintain quality and compliance across the organization;

•	Exceed specified financial targets noted above and certain sales objectives for certain key products;

•	Make and deliver products;

•	Develop and bring to market new products;

•	Expand and diversify through business development and partnerships; and

•	Develop and invest in our employees.

Our 2016 corporate financial performance and corporate goals were recommended by our senior management and set by the compensation committee based on their assessment of current and anticipated market and other conditions affecting our business and the goals. In the view of the compensation committee, payout on these performance goals in 2016 required substantial achievement by each named executive officer. The cash incentive award for Mr. Wilkinson, our former President and Chief Executive Officer, was based solely on our corporate goals achievement pursuant to the terms of the General Release and Waiver dated as of December 19, 2016 (the “General Release and Waiver”) we entered into with him upon his separation from our company. For our named executive officers other than our Chief Executive Officer, achievement of our corporate goals constituted 75% of their target cash incentive compensation and individual goals comprised 25% of their target cash incentive compensation for 2016 performance.

For 2016, we achieved net sales of $779.6 million, representing 78.6% attainment of our internal net sales-based target (weighted 33%) and $171.2 million in Adjusted EBITDA, representing 65.1% attainment of our internal EBITDA-based target (weighted 67%), representing a total weighted corporate financial performance achievement of 67.1%. The 67.1% corporate financial performance achievement resulted in funding the Short-Term Incentive pool since the Company had achieved the minimum 60% achievement of the corporate goals required fund the pool. However, due to our overall disappointing financial performance in 2016, our compensation committee determined that all of our current named executive officers would not receive any compensation related to the achievement of our corporate goals and no cash incentive awards were paid to our current named executive officers for 2016 performance.

During 2016, our Chief Executive Officer worked with the other named executive officers to develop individual performance goals based on the corporate goals; all performance goals were disclosed to and discussed between our Chief Executive Officer and each of the named executive officers during the year.  Individual goals were customized for the applicable executive and reflected the responsibilities and duties that we believe the executive should fulfill in connection with his or her particular position to further each of the corporate goals.

Each individual goal required above average achievement from each such named executive officer. Each set of performance goals counts for a portion of the total potential bonus that may be received.  Payouts of the individual portion of a named executive officer’s cash incentive award are determined in part by the compensation committee’s or our Chief Executive Officer’s determination (in case of executive officers other than our Chief Executive Officer) as to whether the applicable individual performance goals were achieved in whole or in part based on our Chief Executive Officer’s recommendation (other than with respect to himself). Due to our overall disappointing financial performance in 2016, however, our compensation committee determined that none of our current named executive officers would receive any compensation related to achievement of their individual performance goals and no cash incentive awards were paid to our current named executive officers for 2016 performance.

The material individual performance goals used to determine cash incentive compensation for 2016 performance for the named executive officers (other than our Chief Executive Officer) who participated in the Short-Term Incentive Plan are set forth below. Other than the individual goals described below, no other individual goal was material to the potential cash incentive award that could have been paid to such named executive officer for 2016 performance.

Executive Officer		General Description of Performance Goals

Bryan M. Reasons	●	Create and formalize treasury function;
	●	Lead efforts to ensure completion of IT corporate goals in timely manner;
	●	Complete redesign of new corporate website; and
	●	Maintain SOX compliance in finance function.

Douglas S. Boothe	●	Expand generics product portfolio through internal and external opportunities;
	●	Deliver on new generic product opportunities;
	●	Identify options to expand share for certain specific generic products; and
	●	Deliver on financial objectives for Generics Division.

Michael J. Nestor	●	Obtain FDA approval for Emverm® by target date and launch within specified period after approval;
	●	Ensure sales and marketing promotional compliance and support branded business development activities;
	●	Exceed specified targets for sales of Rytary®, Zomig® and other branded products and reduce expenses by specified amounts; and
	●	Expand sales force to specified number of sales representatives and internalize teams with appropriate support systems in place.

Mark A. Schlossberg	●	Provide best in class corporate governance practices to board and management;
	●	Provide support and enhance compliance in key areas like healthcare, sales and marketing, SEC, corporate contracts and employee matters;
	●	Effectively negotiate, document and complete Brand and Generic licensing and M&A transactions and related financings; and
	●	Protect the Company’s IP and obtain positive decisions or settlements in the Company’s ANDA litigation and handle the Company’s other lawsuits and investigations in line with corporate objectives.

The compensation committee evaluates and establishes targets consisting of percentages of base salaries for our executive officers’ cash incentive compensation as part of the yearly compensation process or in connection with new hires. The compensation committee generally sets such ranges of percentages of base salaries based on the same factors that it reviews to set base salary ranges for our named executive officers. See “- Base Salary.” For 2016, Mr. Boothe’s target and maximum cash incentive award was set to the same level as our other named executive officers (excluding the Chief Executive Officer) for internal parity, but was subject to proration based on his length of service in 2016.

With the exception of Mr. Buchi, our Interim President and Chief Executive Officer during 2016, each of our current named executive officer’s 2016 annual cash incentive award was targeted at 60% of such named executive officer’s 2016 base salary, with the maximum amount of such annual cash incentive award capped at 90% of such officer’s 2016 base salary. Pursuant to the Letter Agreement, Mr. Buchi was not eligible to receive any cash incentive awards during his tenure as our Interim President and Chief Executive Officer. Once set, the compensation committee has the discretion to pay at, above or below the percentage targets described above depending on our overall financial and operational performance and the executive officers’ individual performance. Due to our overall disappointing financial performance in 2016, our compensation committee determined that none of our other current named executive officers would be paid any cash incentive awards for 2016 performance. See also “- Grants of Plan-Based Awards During Year Ended December 31, 2016.”

Mr. Wilkinson resigned from his positions as President and Chief Executive Officer of the Company effective December 19, 2016. Pursuant to the terms of the General Release and Waiver, Mr. Wilkinson received a cash amount of $593,741 in March 2017, representing the pro rata portion of Mr. Wilkinson’s cash incentive award for 2016 of 100% of his base salary based solely on the achievement of the Company’s corporate goals for fiscal year 2016; as described above, we achieved a total weighted performance achievement of 67.1% of our corporate goals during 2016.

Long-Term Incentive Plan – Equity Awards

We maintain our 2002 Plan in accordance with our Long-Term Incentive Plan for the purpose of granting stock options and other equity-based awards, such as restricted stock awards, to our employees, including our named executive officers. Option awards produce value to our named executive officers only if the price of our stock appreciates, and then only to the extent of the excess of our stock price over the exercise price of the option. Our stock options are granted with an exercise price equal to the fair market value on the date of grant as required to avoid negative tax consequences and to avoid providing any immediate benefit to the named executive officer upon grant.

Option and restricted stock awards link the interests of our executives to our stockholders. Because they generally vest incrementally over time, equity awards create an incentive for named executive officers to continue their employment with us for extended periods after the initial grant.

We have established procedures for granting equity awards to all of our eligible employees, including our named executive officers. Each year we establish a stock option or restricted stock award amount, referred to as the “equity compensation award,” for each level of responsibility within our organization. In arriving at the option or restricted stock component of the equity compensation award for our named executive officers, we use a number of factors, including the grant date fair value of the award and the percentage of total shares outstanding that each award would represent.

The board or compensation committee, however, retains discretion, in appropriate circumstances, to adjust the number of shares or value of equity compensation awards for both the new hire and/or promotion and the annual grants to our executive officers. The board or compensation committee might, for example, increase the number of shares underlying options above the specified amount if needed to recruit an executive who would, upon leaving his or her current position with another employer, be required to forfeit a substantial unvested option or restricted stock award held at a prior employer. We have not, and in the future do not intend to, time the award of any stock options to coincide with the release of favorable or unfavorable information about us.

Our equity awards to named executive officers are issued as long-term compensation under our Long-Term Incentive Plan that generally vest over a period of four years, subject to continued service. This is consistent with our philosophy of linking the financial interests of our named executive officers to those of our stockholders. The long-term compensation balances the short-term compensation paid in the form of base salary and annual incentive awards.

For all of our equity awards, we establish the amount to be awarded to each of our named executive officers based upon the level of each position, with the award size determined solely on the targeted value of the long term incentive award. As part of our goal of maintaining pay parity wherever possible, we tend to grant the same or similar amounts of equity awards to executives with similar titles and levels of responsibility.

Our compensation committee typically approves annual grants of options and restricted stock awards to our named executive officers, comprised of approximately an equal percentage of restricted stock awards and options, using a Black Scholes option pricing model and with reference to the grant date fair value of awards made to executives in similar positions at our peer group of companies at approximately the 50th percentile.

In February 2016, we made annual grants of options and restricted stock awards to our named executive officers (other than Messrs. Buchi and Boothe) under our 2002 Plan. On August 1, 2016, we made a new hire grant of options and restricted stock to Mr. Boothe in connection with his appointment as our President of the Generics Division. On November 23, 2016, we made a grant of options and restricted stock to Mr. Buchi in connection with his appointment as a member of board; however, we did not grant Mr. Buchi any equity awards in 2016 in respect of his service as our Interim President and Chief Executive Officer. The grants to our named executive officers are reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards During Year Ended December 31, 2016” tables below. The 2016 annual equity grants to our named executive officers were made using the 50th percentile based on competitive benchmarking conducted by Radford as a factor. The new hire grant to Mr. Boothe was made using the 75th percentile based on competitive benchmarking conducted by Radford as a factor. Such grants were approved by the compensation committee and shared with the board. For all our named executive officers, except our Chief Executive Officer, amounts and terms were proposed by our Chief Executive Officer, subject to ultimate approval by the compensation committee. Equity awards to our Chief Executive Officer were determined solely by our compensation committee.

Given our overall disappointing financial performance in 2016, the compensation committee determined in March 2017 that the annual equity awards granted to our named executive officers (excluding Mr. Buchi, our Interim President and Chief Executive Officer) would be based on the share amounts granted to such named executive officers in February 2016 as described above; the terms of the Letter Agreement with Mr. Buchi do not provide for Mr. Buchi to participate in any of our equity incentive programs while employed as our Interim President and Chief Executive Officer. As Mr. Boothe joined us in August 2016 and did not receive a February 2016 grant, our compensation committee determined to grant to Mr. Boothe the same number of shares granted to Messrs. Reasons, Nestor and Schlossberg to maintain internal consistency. Given the Company’s significantly lower stock price in 2017 compared to 2016 (e.g., a closing stock price of $9.35 on the March 2, 2017 grant date compared to a closing stock price of $33.27 on the February 26, 2016 grant date), the value of the equity awards granted to our eligible current named executive officers in 2017 for 2016 performance reflected a decrease of 64% in value compared to the awards granted to such named executive officers in 2016 for 2015 performance. The equity awards granted to our eligible named executive officers for 2016 performance also trailed the 50th percentile of such awards granted to executives in similar positions at our peer group companies by 65% in the aggregate.

401(k) Plan and Non-Qualified Deferred Compensation Plan Contributions

Retirement plans, in general, are designed to provide executives with financial security after their employment has terminated and, through the incremental vesting of our matching contributions to such plans over time, provide a retentive element to the overall pay package. Our named executive officers are eligible to participate in the Impax 401(k) Profit Sharing Plan, which allows them to contribute a portion of their base salary and bonus to support their financial needs upon retirement. Under our 401(k) plan, we may contribute to each participant’s account an amount equal to 100% of the amount contributed by the named executive officer, with our contribution not to exceed 5% of the participant’s annual total compensation. Our matching contributions to the 401(k) plan vest depending on the number of years the named executive officer has worked at our company, with all matching contributions vesting after the third year of service. Amounts contributed to the 401(k) plan are invested in one or more investment fund options.

Our named executive officers also are eligible to participate in the Impax Laboratories, Inc. Amended and Restated Executive Non-Qualified Deferred Compensation Plan, amended effective January 1, 2009. See “— Non-Qualified Deferred Compensation During Year Ended December 31, 2016” and “— Narrative Disclosure to Non-Qualified Deferred Compensation Table.” Each participant can defer up to 75% of the participant’s base salary and up to 100% of the amount of the participant’s bonus or cash incentive awards. We make a matching contribution for each participant equal to 50% of the participant’s contribution up to 10% of base salary and bonus and cash incentive awards per year. A participant’s account is notionally invested in one or more investment funds and the value of the account is determined with respect to such investment allocations.

These benefits are offered to provide financial security for our executives, and are consistent with our goal of attracting and retaining our executives. We also believe these contributions represent standard benefits that executive-level employees of public companies commonly receive. For these reasons, we do not take these matching contributions into consideration when setting other aspects of compensation for our executive officers.

Other Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans.  These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance, which covers participating executives, including our named executive officers, in addition to any related gross-up of taxes to make the named executive officers whole. In addition, we have agreed under certain circumstances to pay directly or reimburse our named executive officers for certain travel and/or relocation expenses incurred, in addition to pay any related tax gross-up, in connection with commuting and/or a relocation made at the request of our company. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.

Agreements with Executive Officers

Other than with Mr. Buchi, our Interim President and Chief Executive Officer during 2016, we are party to employment agreements with all of our named executive officers covered in this CD&A, which are described in more detail below under “-Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables - Agreements with Our Named Executive Officers” and “- Potential Payments upon Termination or Change in Control - Employment Agreements with Our Named Executive Officers.”

In addition, we are party to the Letter Agreement with Mr. Buchi as our Interim President and Chief Executive Officer which provided that he could terminate his employment upon reasonable notice to our Board. Mr. Buchi served in the role of our Interim President and Chief Executive Officer from December 19, 2016 until March 27, 2017. By the terms of the Letter

Agreement, Mr. Buchi was not entitled to receive any of the post-employment or change-in-control benefits as outlined below upon his termination as our Interim President and Chief Executive Officer, though he was entitled to accelerated vesting of outstanding equity awards in connection with certain changes in control of our company.

Post-Employment and Change-in-Control Benefits

Severance payments provided by us include a cash payment that is generally based upon the salary and annual incentive payment history of the named executive officer at issue. Severance benefits may also include the accelerated vesting of our matching contributions under the non-qualified deferred compensation plan, the accelerated vesting of stock options and restricted stock awards, and the extension of the exercisability of an award.

Generally speaking, we provide severance to our executives to give them financial security in the event they suffer an involuntary termination other than for cause or resign for good reason. We believe that the risk or possibility of an involuntary termination creates uncertainty for named executive officers regarding their continued employment with us. These scenarios may include, among other things, a termination of employment or a change in an executive’s job location, position or duties, whether on an individual basis or due to an overall reduction in or change to our workforce, or a change in other members of senior management resulting from a change in control event. As a result, our severance benefits are linked to our compensation philosophy of encouraging the long-term retention of our executives.

The employment agreements with our named executive officers also provide for severance benefits pursuant to a “double trigger” in the event of a change of control of our company; that is, the executive is entitled to the severance benefits if we terminate the executive involuntarily or the executive resigns for good reason following a change of control of our company. We believe a “double trigger” maximizes stockholder value by preventing an unintended windfall to executives in the event of a friendly change of control, while still providing our executives with appropriate incentives to cooperate in negotiating any change of control and a certain measure of job security and protection against termination without cause or loss of employment through no fault of their own. See “— Potential Payments upon Termination or Change in Control — Employment Agreements with Our Named Executive Officers” for a summary of the termination provisions in the employment agreements with our named executive officers.

 Tax and Accounting Treatment of Compensation

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” generally limits our federal income tax deduction for compensation paid in any year to an individual who, as of the end of the taxable year, is our Chief Executive Officer and any other employee whose compensation is required to be reported to stockholders by reason of being among the three most highly compensated officers (other than our Chief Financial Officer) to $1 million, to the extent that such compensation is not “performance based compensation” within the meaning of Section 162(m) of the Code. Amounts we pay as base salary and cash incentive compensation do not qualify for the “performance-based compensation” exception. We intend that options granted under our 2002 Plan will not be subject to the $1 million limitation in reliance upon the performance-based exception. However, several types of awards granted under our 2002 Plan, including restricted stock, will not meet the requirements of the performance-based exception. There can be no assurance that we will be able to comply or that we will intend to comply with all of the technical requirements of Section 162(m) of the Code.

Section 280G

Under Sections 280G and 4999 of the Code, the Company is disallowed a tax deduction with respect to “excess parachute payments” to certain executives in the event of a change of control and a 20% excise tax is imposed upon the individuals who receive “excess parachute payments” upon a change in control. An excess parachute payment is deemed to be received to the extent that such a change-in-control payment exceeds an amount approximating three times the employee’s average annual compensation, determined using the employee’s average compensation over the five years preceding the year the change in control occurs. In approving the compensation arrangements for our named executive officers, our compensation committee considers all elements of the cost to our company of providing such compensation, including the potential impact of Section 280G of the Code. However, our compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Section 409A

Section 409A of the Code may impose additional taxes on our service providers (including our directors, officers and employees) with respect to various non-qualified deferred compensation arrangements we maintain, including:

•employment and severance agreements between us and our officers;

•our non-qualified deferred compensation plan; and

•other compensation arrangements we enter into with our directors, officers and employees.

Section 409A of the Code generally does not apply to incentive stock options and non-qualified stock options that are granted with an exercise price not less than fair market value if there is no deferral of income recognition beyond exercise. Section 409A of the Code also generally does not apply to our restricted stock awards. In the event that a deferred compensation arrangement fails to comply with Section 409A of the Code in form or operation, a service provider may become subject to:

•
the imposition of U.S. federal income tax, and potentially state and local income tax, on all amounts deferred in the tax year in which the amounts are deferred (or, if later, in the tax year when the receipt of the benefits is no longer subject to a substantial risk of forfeiture);

•	a penalty tax of 20% of the includable amount (in addition to the regular income tax at ordinary income rates); and

•
interest at the underpayment rate plus 1 percent from the time the amount was first deferred (or, if later, the tax year when the benefits are no longer subject to a substantial risk of forfeiture) until the time the amount is included in income.

Our compensation committee takes into consideration Section 409A of the Code when making awards of compensation and, generally, structures compensation to be exempt from Section 409A of the Code.  Compensation that cannot be structured to be exempt from Section 409A of the Code is generally structured to comply with Section 409A of the Code.  We have not provided any executives or other employees with any gross-up in connection with Section 409A of the Code.

ASC Topic 718

Accounting rules and pronouncements govern how we value option and restricted stock awards that we make and when those awards are to be recognized as compensation expense on our consolidated financial statements. Under ASC Topic 718, we calculate the full grant date fair value of awards using a variety of assumptions. This calculation is performed for accounting purposes, as an executive officer might never realize any value from the award. This may happen, for example, when the value of a share of stock on which the executive holds an option falls below the exercise price of the option and remains below the exercise price, rendering the option worthless to the executive. ASC Topic 718 also requires that companies recognize the compensation cost of a stock option or stock bonus award proportionately over the period that an employee is required to render service in exchange for a share-based payment.

Summary Compensation Table

The following table sets forth summary information relating to all compensation awarded to, earned by or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

J. Kevin Buchi(5)	2016	4,583(6)	—	115,889(6)	114,083(6)	—	—	234,555
Interim President and Chief Executive Officer

Bryan M. Reasons	2016	496,620	—	868,780	826,545	—	56,579	2,248,524
Senior Vice President, Finance and	2015	482,885	32,643	814,000	804,175	337,311	544,346	3,105,360
Chief Financial Officer	2014	446,157	—	580,520	584,100	418,500	47,110	2,076,387
(principal financial officer)

Douglas S. Boothe(7)	2016	207,692	250,000	1,528,692	503,485	—	9,512	2,499,381
President, Impax Generics division

Michael J. Nestor	2016	548,908	—	727,016	691,693	—	32,941	2,000,558
President, Impax Specialty	2015	535,828	36,484	814,000	804,175	357,326	30,977	2,578,790
Pharma division	2014	515,479	—	580,520	584,100	466,545	29,845	2,176,489

Mark A. Schlossberg	2016	515,045	—	727,016	691,693	—	57,726	1,991,480
Senior Vice President, General	2015	503,340	34,272	814,000	804,175	340,197	54,730	2,550,714
Counsel and Corporate	2014	484,225	—	580,520	584,100	438258	52,758	2,139,861
Secretary

G. Frederick Wilkinson	2016	907,800	—	2,972,344	2,827,648		5,060,600	11,768,392
Former President and Chief Executive Officer(8)	2015	882,692	132,600	2,767,600	2,742,660	972,400	94,924	7,592,876
	2014	552,500	—	11,534,677	—	862,793	28,900	12,978,870
__________

(1)	For Mr. Boothe, represents a one-time sign on bonus paid in August 2016 in connection with his appointment as President of the Generics Division.

(2)
Represents the aggregate grant date fair value of stock or option awards, as applicable, computed in accordance with ASC Topic 718, based on assumptions set forth in Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2017 and without giving effect to the estimate of forfeitures related to service-based vesting conditions.

(3)	For 2016, represents annual cash incentive awards for 2016 performance under our Short-Term Incentive Plan, which would have been paid in 2017 had any amounts been earned.

(4)	“All Other Compensation” column for the year ended December 31, 2016 includes the following compensation items:

Name	Matching Contributions Under Non-Qualified Deferred Compensation Plan ($)	Matching Contributions Under 401(k) Plan ($)	Severance ($)	Total ($)
J. Kevin Buchi	—	—	—	—
Bryan M. Reasons	43,329	13,250	—	56,579
Douglas S. Boothe(7)	3,115	6,397	—	9,512
Michael J. Nestor	19,691	13.250	—	32,941
Mark A. Schlossberg	44,476	13,250	—	57,726
G. Frederick Wilkinson(8)	100,640	13,250	4,946,710	5,060,600

(5)	Mr. Buchi was appointed our Interim President and Chief Executive Officer effective December 19, 2016.

(6)
Represents compensation that Mr. Buchi received as a non-employee director of the Company upon his appointment as a member of our board on November 23, 2016 and prior to his appointment as our Interim President and Chief Executive Officer and the equity awards granted to Mr. Buchi upon his appointment as a member of our board. See “Narrative Disclosure to Director Compensation Table” in this proxy statement for further details on these awards.

(7)	Mr. Boothe was appointed as the Company’s President of Impax Generics effective August 1, 2016.

(8)	Mr. Wilkinson separated from the Company as President and Chief Executive Officer effective December 19, 2016.

Grants of Plan-Based Awards During Year Ended December 31, 2016

The table below sets forth information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2016. Pursuant to the terms of the Letter Agreement, Mr. Buchi was not eligible to receive any cash incentive awards or participate in our equity plans while employed as our Interim President and Chief Executive Officer. The equity awards for Mr. Buchi set forth below were those he received as a director of the Company prior to his appointment as our Interim President and Chief Executive Officer.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
J. Kevin Buchi(4)	November 23, 2016	—	—	—	8,020	—	—	115,889
	November 23, 2016	—	—	—	—	20,445	14.45	114,083
Bryan M. Reasons	—	—	300,316	450,473	—	—	—	—
	February 26, 2016	—	—	—	26,113	—	—	868,780
	February 26, 2016	—	—	—	—	63,095	33.27	826,545
Douglas S. Boothe(5)	—	—	108,000	162,000	—	—	—	—
	August 30, 2016	—	—	—	62,600	—	—	1,528,692
	August 30, 2016	—	—	—	—	50,500	24.42	503,485
Michael J. Nestor	—	—	331,573	497,360	—	—	—	—
	February 26, 2016	—	—	—	21,852	—	—	727,016
	February 26, 2016	—	—	—	—	52,801	33.27	691,693
Mark A. Schlossberg	—	—	311,015	466,524	—	—	—	—
	February 26, 2016	—	—	—	21,852	—	—	727,016
	February 26, 2016	—	—	—	—	52,801	33.27	691,693
G. Frederick Wilkinson(6)	—	—	914,940	1,372,410	—	—	—	—
	February 26, 2016	—	—	—	89,332	—	—	2,972,344
	February 26, 2016	—	—	—	—	215,851	33.27	2,827,648
______________

(1)
The target payout is based on 60% of the respective 2016 base salaries of Messrs. Reasons, Boothe, Nestor and Schlossberg and 100% for Mr. Wilkinson.  The maximum payout is based on 90% of the respective 2016 base salaries of Messrs. Reasons, Boothe, Nestor and Schlossberg and 150% for Mr. Wilkinson, in each case, to be awarded for superior performance.  For Mr. Boothe, amounts are prorated to reflect his partial year of service in 2016.  We have the discretion to pay at, above or below these percentage targets depending on our overall financial and operational performance and the executive officer’s individual performance. See “ -Short Term Incentive Plan - Cash Incentive Awards” for a discussion of performance goals that the named executive officers should achieve to earn the awards; as described therein, no payouts were made for performance in 2016.

(2)
Except as noted otherwise, all stock options and restricted stock grants vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued service. The exercise price of all the options granted to our named executive officers is the closing trading price of our common stock on the date of grant.

(3)
Represents the grant date fair value of stock or option awards, as applicable, computed in accordance with ASC Topic 718, based on assumptions set forth in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2017 and without giving effect to the estimate of forfeitures related to service-based vesting conditions.

(4)
Mr. Buchi’s option and restricted stock awards were granted upon his appointment as a member of our board and vest in full on the earlier of (i) the first anniversary of the grant date and (ii) one day before the Company’s subsequent annual meeting of stockholders.

(5)
Mr. Boothe was appointed as the Company’s President of Impax Generics effective August 1, 2016. The stock options and restricted stock granted to Mr. Boothe vest in four equal annual installments beginning on the first anniversary of August 1, 2016, the effective date of Mr. Boothe’s appointment as the President of our Generics Division.

(6)
Mr. Wilkinson separated from his positions as President, Chief Executive Officer and director of the Company effective December 19, 2016. Pursuant to the General Release and Waiver , Mr. Wilkinson received a cash amount of $593,741, representing the pro rata portion of Mr. Wilkinson’s target cash incentive award for 2016 based on the achievement of the Company’s corporate goals for fiscal year 2016.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables

Agreements with Our Named Executive Officers

During 2016, we were party to an employment agreement with each of our named executive officers, other than with Mr. Buchi, our Interim President and Chief Executive Officer, who was subject to the Letter Agreement with us, as described below. Each employment agreement automatically renews for a one-year period unless either party provides at least 90 days written notice of non-renewal prior to the end of the applicable term or unless it is terminated earlier. We were party to an employment agreement with Mr. Wilkinson until his separation effective December 19, 2016.

The employment agreements provided for (i) an initial base salary, subject to increase or decrease as determined by the board or the compensation committee; (ii) an annual cash incentive bonus based upon a percentage of each person’s base salary and the attainment of goals established in writing by the board or its compensation committee; (iii) grants of stock options and restricted stock in an amount and on the terms determined by the compensation committee; and (iv) other compensation that may be awarded by the board or the compensation committee.

Mr. Boothe’s employment agreement, which we entered into on July 14, 2016, provides for the following compensation: (i) an initial base salary of $540,000; (ii) a one-time signing bonus of $250,000; (iii) an annual cash incentive bonus targeted at 60% of base salary, which may be achieved at up to 90% of base salary; (iv) and an initial grant of equity awards having a target value of approximately $2,400,000, with 25% of the value allocated to an option award and 75% of the value allocated to a restricted stock award. Each of the initial equity awards will vest as to 25% of the underlying shares on each of the first four anniversaries of August 1, 2016, subject to his continued service.

Each named executive officer is also entitled to have the benefit of all group life, disability, hospital, surgical and major medical insurance plans and other employee benefit plans made available to our executive personnel.

The employment agreements may be terminated by us with or without “cause” or by the named executive officer without “good reason” or for no reason, as such terms are defined in the agreements. In the event Mr. Boothe is terminated for “cause” or Mr. Boothe terminates his employment for any reason, he will be required to reimburse 100% of the signing bonus in the event the termination occurs prior to August 1, 2017 and 50% of the signing bonus in the event the termination occurs on or after August 1, 2017 and prior to August 1, 2018.

The employment agreements require the named executive officers to maintain the confidentiality of information relating to our company during and after the term of the agreement and also contain non-competition, non-solicitation, non-disparagement and cooperation covenants as well as other provisions customary for this type of employment agreement.

Additionally, the employment agreements contain provisions that provide for certain payments upon termination or a change in control of our company. See “— Potential Payments upon Termination or Change in Control — Potential Payments to Our Named Executive Officers upon Termination or Change in Control” for a discussion of potential payments to Messrs. Reasons, Boothe, Nestor and Schlossberg upon a termination of their employment with us.

Letter Agreement with Interim President and Chief Executive Officer

In connection with Mr. Buchi’s appointment as our Interim President and Chief Executive Officer upon Mr. Wilkinson’s separation from our company, we entered into the Letter Agreement. Pursuant to the terms of the Letter Agreement, Mr. Buchi received as compensation $10,000 per week of service as our Interim President and Chief Executive Officer. Mr. Buchi was also eligible to participate in all employee benefit plans and coverage under all insurance policies, from time to time in effect for executives of the Company generally, and received reimbursement for reasonable and necessary business expenses, including reasonable travel between his home and the Company’s principal offices in New Jersey and California. For the duration of his service as Interim President and Chief Executive Officer, Mr. Buchi did not receive compensation as a director of our company. The Letter Agreement provides that Mr. Buchi could terminate his employment as our Interim President and Chief Executive Officer upon reasonable notice to our board. Concurrently with Mr. Buchi’s appointment as our Interim President and Chief Executive Officer, Mr. Buchi also signed a separate agreement requiring him to maintain the confidentiality of information relating to our company during and after the term of the agreement and also contains non-competition, non-solicitation, non-disparagement and cooperation covenants. Mr. Buchi served in the role as our Interim President and Chief Executive Officer beginning from December 19, 2016 to March 27, 2017.

Separation Agreement

On December 19, 2016, Mr. Wilkinson separated from his positions as President, Chief Executive Officer and director of our company and in connection therewith, received certain termination benefits and payments pursuant to the General Release and Waiver. Pursuant to the General Release and Waiver, the Company agreed to provide Mr. Wilkinson with termination benefits consisting of (i) cash payments in an aggregate amount of $3,797,673 (less any required taxes, deductions or withholdings) representing (y) two times Mr. Wilkinson’s base salary as of December 19, 2016 and (z) two times the average target bonus Mr. Wilkinson received from the Company for all fiscal years completed during the term of his employment agreement with the Company, payable in installments for a period of 12 months following his separation date from the Company; (ii) a pro rata portion of Mr. Wilkinson’s annual cash incentive for 2016 based on the Company’s actual results against the Company’s goals for the year; (iii) continued medical, dental and vision benefits for Mr. Wilkinson and his dependents for up to 24 months following his separation date from the Company; (iv) 12 months’ accelerated vesting of his outstanding stock options and restricted stock; and (v) extended exercisability of his vested stock options for up to 12 months. Mr. Wilkinson’s receipt of the foregoing benefits was subject to his execution of a general release of claims against the Company.

Outstanding Equity Awards at December 31, 2016.

The table below sets forth the information regarding the outstanding option and stock awards for our named executive officers at December 31, 2016.

			Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)
J. Kevin Buchi(3)	11/23/2016	—	20,445	14.45	11/23/2026	8,020	106,265

Bryan M. Reasons	5/15/2013	39,000	13,000	17.99	5/15/2023	3,700	49,025
	5/14/2014	27,500	27,500	25.24	5/14/2024	11,500	152,375
	2/26/2015	11,875	35,625	40.70	2/26/2025	15,000	198,750
	2/26/2016	—	63,095	33.27	2/26/2026	26,113	345,997

Douglas S. Boothe	8/30/2016	—	50,500	24.42	8/30/2026	62,600	829,450

Michael J. Nestor	6/06/2008	75,000	—	8.53	6/06/2018	—	—
	5/20/2009	32,500	—	6.55	5/20/2019	—	—
	5/26/2010	32,500	—	20.30	5/26/2020	—	—
	5/11/2011	32,500	—	27.97	5/11/2021	—	—
	5/23/2012	32,500	—	20.90	5/23/2022	—	—
	5/15/2013	39,000	13,000	17.99	5/15/2023	6,200	82,150
	5/14/2014	27,500	27,500	25.24	5/14/2024	11,500	152,375
	2/26/2015	11,875	35,625	40.70	2/26/2025	15,000	198,750
	2/26/2016	—	52,801	33.27	2/26/2026	21,852	289,539

Mark A. Schlossberg	7/08/2011	100,000	—	21.24	7/8/2021	—	—
	5/23/2012	21,667	—	20.90	5/23/2022	—	—
	5/15/2013	39,000	13,000	17.99	5/15/2023	6,200	82,150
	5/14/2014	27,500	27,500	25.24	5/14/2024	11,500	152,375
	2/26/2015	11,875	35,625	40.70	2/26/2025	15,000	198,750
	2/26/2016	—	52,801	33.27	2/26/2026	21,852	289,539

G. Frederick Wilkinson(4)	2/26/2015	81,000	—	40.70	12/27/2017	—	—
	2/26/2016	53,962	—	33.27	12/27/2017	—	—

__________

(1)
Except as noted otherwise, all the stock options and restricted stock grants vest in four equal annual installments beginning on the first anniversary of the date of grant. The stock options and restricted stock granted to Mr. Boothe vest in four equal annual installments beginning on the first anniversary of August 1, 2016, the effective date of Mr. Boothe’s appointment as the President of our Generics Division.

(2)	Based on the closing trading price of common stock of $13.25 per share at December 30, 2016.

(3)
Mr. Buchi’s option and restricted stock awards were granted upon his appointment as a member of our board and vest in full on the earlier of (i) the first anniversary of the grant date and (ii) one day before the Company’s subsequent annual meeting of stockholders.

(4)
Mr. Wilkinson ceased to be an executive officer of the Company on December 19, 2016 and pursuant to his General Release and Waiver with the Company dated as of December 19, 2016, the vesting of 94,462 unvested stock options and 39,333 shares of restricted stock, representing the number of unvested stock options and shares of restricted stock scheduled to vest within 12 months of December 27, 2016, were automatically accelerated. Mr. Wilkinson has the right to exercise all his vested options until December 27, 2017.

Option Exercises and Stock Vested During Year Ended December 31, 2016

The following table provides information about the value realized by the named executive officers on the vesting of stock awards during the year ended December 31, 2016. No options were exercised by our named executive officers during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
J. Kevin Buchi	—	—
Bryan M. Reasons	20,100	606,828
Douglas S. Boothe	—	—
Michael J. Nestor	20,200	619,441
Mark A. Schlossberg	19,117	584,655
G. Frederick Wilkinson(2)	243,833	7,332,011
__________

(1)	The value realized on the vesting of stock awards is calculated by multiplying the number of shares of common stock vested by the closing trading price of the common stock on the vesting date.

(2)
Mr. Wilkinson ceased to be an executive officer of the Company on December 19, 2016 and pursuant to his General Release and Waiver with the Company dated as of December 19, 2016, the vesting of 39,333 shares of restricted stock, representing the number of shares of restricted stock scheduled to vest within 12 months of December 27, 2016, were automatically accelerated.

Non-Qualified Deferred Compensation During Year Ended December 31, 2016

The following table sets forth the benefits received by our named executive officers under our non-qualified deferred compensation plan during the year ended December 31, 2016 as well as the aggregate non-qualified deferred compensation balances at December 31, 2016:

Name	Executive Contributions in 2016 ($)(1)	Registrant Contributions in 2016 ($)(2)	Aggregate Earnings / (Loss) in 2016 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)(4)
J. Kevin Buchi	—	—	—	—	—
Bryan M. Reasons	86,657	43,329	48,161	—	607,335
Douglas S. Boothe	6,231	3,115	20.07	—	9,366
Michael J. Nestor	39,381	19,691	37,458	199,459	410,802
Mark A. Schlossberg	88,951	44,476	80,899	82,839	752,921
G. Frederick Wilkinson (5)	201,280	100,640	40,260	—	668,329
__________

(1)	Represents amounts deferred by each named executive officer to our non-qualified deferred compensation plan and reported in the Summary Compensation Table above under “Salary” for 2016 as follows:

Name	Salary Contributions ($)
J. Kevin Buchi	—
Bryan M. Reasons	49,662
Douglas S. Boothe	6,231
Michael J. Nestor	—
Mark A. Schlossberg	51,505
G. Frederick Wilkinson(5)	90,780

Amounts deferred by named executive officers to our non-qualified deferred compensation plan from their respective cash incentive awards paid in 2017 for 2016 performance and our matching contributions related to such deferred compensation made in 2016 will be included in next year’s Non-Qualified Deferred Compensation table.

(2)	These amounts are reported under “All Other Compensation” in the Summary Compensation Table above.

(3)	These amounts are not included in the Summary Compensation Table above as they do not constitute above-market or preferential earnings for purposes of SEC rules.

(4)
Of the amounts shown, the following were included in the Summary Compensation Table for previous years and represent the amounts deferred by the executive officers as follows: (i) Mr. Wilkinson - $88,269 for 2015 salary and $86,279 and $42,500 representing amounts deferred by Mr. Wilkinson from cash incentive awards paid in 2015 for 2014 performance and 2014 salary; (ii) Mr. Reasons -$48,288, $41,850, $44,616, $34,304 representing the amounts deferred by Mr. Reasons from 2015 salary, cash incentive awards paid in 2015 for 2014 performance, 2014 salary and cash incentive awards paid in 2014 for 2013 performance, respectively; (iii) Mr. Nestor - $46,654 and $44,390, representing the amounts deferred by Mr. Nestor from cash incentive awards paid in 2015 for 2014 performance and 2014 for 2013 performance; (iv) Mr. Schlossberg - $50,334, $43,826, $48,423 and $41,793, representing the amounts deferred by Mr. Schlossberg from 2015 salary, cash incentive awards paid in 2015 for 2014 performance, 2014 salary and cash incentive awards paid in 2014 for 2013 performance, respectively.

For information regarding named executive officers’ deferrals from their respective 2016 salaries, see footnote 1 above. Our matching contributions relating to 2016, 2015 and 2014 salary payments and cash incentive awards paid in 2016 for 2015 performance, paid in 2015 for 2014 performance and paid in 2014 for 2013 performance were reported in “All Other Compensation” column in the Summary Compensation Table.

(5)	Mr. Wilkinson ceased to be an executive officer of the Company on December 19, 2016.

Narrative Disclosure to Non-Qualified Deferred Compensation Table

Our non-qualified deferred compensation plan permits highly-compensated individuals to receive a similar level of benefits (in terms of the overall percentage of their income eligible for tax deferral and employer matching contributions) as are available to employees with lower levels of income. Each participant can defer up to 75% of the participant’s base salary and up to 100% of the amount of the participant’s bonus or cash incentive awards. We make a matching contribution for each participant equal to 50% of the participant’s contribution up to 10% of base salary and bonus and cash incentive awards per year. A participant’s account is notionally invested in one or more investment funds and the value of the account is determined with respect to such investment allocations. Participants are fully vested in their contributions when made. Our matching contributions vest depending on the number of years of service, with participants being fully vested after five years of service. No contributions are forfeited as a result of a separation due to death, disability, termination of the plan or a change in control.

Benefits attributable to a participant may be valued as if they were invested in one or more investment funds, as directed by participants in writing.  The investment funds and their annual rates of return for the fiscal year ended December 31, 2016 are contained in the table below.  Participants may change their selection of investment funds from time to time in writing in accordance with the procedure established by the plan administrator. Changes will take effect as soon as administratively practicable.

Name of Valuation Fund	Rate of Return in 2016
Fidelity / VIP Money Market	0.07%
MFS / Sun Life Government Securities	1.04%
PIMCO Total Return	2.68%
MFS VIT I Total Return	9.09%
MFS VIT I Value Series Initial	14.09%
Dreyfus Stock Index	11.71%
T. Rowe Price Blue Chip Growth	0.78%
AllianceBern Small / Mid Cap Value	25.09%
Fidelity VIP Mid Cap	12.23%
Delaware VIP Small Cap Value	31.41%
AllianceBern International Value	(0.50)%
MFS / Sun Life Emerging Market	9.37%
MFS Global Real Estate	7.94%

If a participant terminates his or her employment, or an eligible consultant ceases to render service to us, for any reason, including death, we will pay the participant an amount equal to the value of the vested balance credited to the participant’s plan account. If the participant has died, the balance of that account will be paid to one or more beneficiaries designated by the participant. See “— Potential Payments upon Termination or Change in Control — Non-Qualified Deferred Compensation Plan” for a description of the form of payouts, withdrawals and other distributions under our non-qualified deferred compensation plan.

Description of Non-Qualified Employee Stock Purchase Plan

Refer to the information set forth in “Proposal Two – Approval of the Amendment and Restatement of the Impax Laboratories, Inc. Non-Qualified Stock Purchase Plan” for a description of the material terms of our Non-Qualified Employee Stock Purchase Plan.

Potential Payments upon Termination or Change in Control

In 2016, upon termination of employment and/or upon a change in control, our named executive officers would have been entitled to receive from us potential payments and benefits under the following agreements and plans, as applicable:

•	employment agreements with our named executive officers, other than Mr. Buchi;

•	our 2002 Plan; and

•	our non-qualified deferred compensation plan.

Employment Agreements with Our Named Executive Officers

Letter Agreement with our Interim President and Chief Executive Officers

We were not a party to an employment agreement with Mr. Buchi, our Interim President and Chief Executive Officer from December 19, 2016 to March 27, 2017. The Letter Agreement with Mr. Buchi did not require us to provide the benefits upon his termination as our Interim President and Chief Executive Officer that are included in the employment agreements with our other executive officers, as described below.

Employment Agreement Terms

The employment agreements with our named executive officers in 2016 specify our obligations to each such officer upon termination of his respective employment under various circumstances. Each employment agreement may be terminated upon the death of the named executive officer, by us on 30 days written notice upon the disability of the named executive officer, by us upon written notice to the named executive officer with or without “cause” and by the named executive officer upon 60 days written notice without “good reason” or at any time prior to the 60th day after any event providing “good reason,” provided such event is not cured within 30 days.

Under the terms of the employment agreements, “disability” means the inability of the named executive officer to perform his duties and responsibilities under the agreement, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 calendar days in any consecutive 365-day period, or (ii) is likely to continue for a period of at least six consecutive months from its commencement as projected by our board in good faith after consulting with a doctor selected by us and consented to by the named executive officer (or, in the event of his incapacity, by his legal representative), such consent not to be unreasonably withheld.

Under the terms of the employment agreements, “cause” means:

•	the willful and continued failure of the named executive officer to substantially perform his obligations under the agreement, provided there is a 15-day cure period;

•	the named executive officer’s indictment for, conviction of, or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude or dishonesty;

•	the named executive officer’s willful misconduct in the performance of his duties; or

•	the named executive officer’s willful misconduct other than in the performance of his duties that is actually or potentially materially injurious to us, monetarily or otherwise.

Under the terms of the employment agreements, “good reason” means:

•	a material breach of the agreement;

•
a material diminution in the authorities, duties or responsibilities of the named executive officer set forth in his respective agreement (other than temporarily while such officer is physically or mentally incapacitated and unable to properly perform such duties, as determined by our board in good faith);

•	the loss of any of the titles granted to the named executive officer in his respective agreement;

•
a material reduction by us in the base salary or in any of the percentages of base salary payable as an annual cash incentive award to the named executive officer, but, except in the case of a reduction following a “change in control,” not including (a) a reduction in base salary or in any of the percentages of base salary payable as an annual cash incentive award which is consistent with the reduction in base salary or in any of the percentages of base salary payable as an annual cash incentive award imposed on all of our senior executives, or (b) a reduction in base salary or in any of the percentages of base salary payable as an annual cash incentive award based on the results of peer benchmark data obtained by our board and after approval of the board;

•	the relocation of the named executive officer to an office more than 50 miles from his then-current location;

•	the assignment to the named executive officer of duties or responsibilities that are materially inconsistent with any of his duties and responsibilities set forth in his respective agreement;

•	a material change in the reporting structure set forth in his respective agreement;

•	the delivery to the named executive officer of a written notice of non-renewal of his respective employment agreement; or

•
our failure to obtain the assumption in writing of our obligation to perform the named executive officer’s respective agreement by any successor in connection with a sale or other disposition by us of all or substantially all of our assets or businesses within 10 days after such sale or other disposition.

Under the terms of the employment agreements, a “change of control” means (provided each event is a “change in control event” within the meaning of Section 409A of the Code):

•
any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than us, any trustee or other fiduciary holding securities under any of our employee benefit plans, or any company owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of our common stock), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of our company representing more than 50% of our combined voting power then outstanding, referred to as “greater than 50% holders”;

•
during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute our board, and any new director whose election by our board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of our board;

•
a merger or consolidation of our company with any other corporation or other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto (and held by persons that are not affiliates of the acquirer) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of our voting securities or such surviving entity immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization (or similar transaction) in which no person (other than greater than 50% holders) acquires more than 50% of our voting securities shall not constitute a change of control; or

•
the consummation of a sale or other disposition by us of all or substantially all of our assets, including a liquidation, other than the sale or other disposition of all or substantially all of our assets to a person or persons who beneficially own, directly or indirectly, more than 50% of our voting securities immediately prior to the time of the sale or other disposition.

Employment Agreement Benefits

Upon the death of a named executive officer named in this CD&A and party to an employment agreement, such officer’s estate shall receive: (i) any earned but unpaid base salary through the termination date; (ii) any annual cash incentive award earned but unpaid for the prior fiscal year, which amount will be paid within two and one-half months following the end of the calendar year to which it relates; (iii) reimbursement for any unreimbursed expenses properly incurred and paid through the termination date; (iv) any accrued but unused vacation time; (v) all vested stock options and restricted stock; and (vi) vested accrued benefits and other payments, if any, which such officer or his dependents are entitled to under our employee benefit arrangements, plans and programs, as of the termination date, except severance pay plans, collectively referred to as the “amounts and benefits.” If the termination event occurs after our first fiscal quarter of any year, we will pay a pro rata portion of such officer’s annual cash incentive award, to be determined by multiplying the amount of such award which would be due for the full fiscal year, as determined by our board, by a fraction, the numerator of which is the number of days during the fiscal year of termination such officer was employed and the denominator of which is 365, referred to as the “pro rata award,” which amount will be paid within two and one-half months following the end of the calendar year to which it relates. In addition, all unvested restricted stock granted to such officer will immediately vest and the portion of unvested stock options of such officer which are scheduled to vest in the calendar year of the termination will vest upon the certification of the compensation committee based on the achievement of performance goals through the termination date.

If the employment of a named executive officer party to an employment agreement is terminated by us on 30 days written notice upon the disability of such officer, we will pay the officer the amount and benefits, the pro rata award and medical benefits for six months. In addition, upon the receipt of a general release of claims from such officer, 50% of all unvested restricted stock granted to such officer will immediately vest on the termination date and the portion of the unvested stock options of such officer scheduled to vest in the calendar year of the termination will vest upon the certification of the compensation committee based on the achievement of performance goals through the termination date.

If the employment of a named executive officer party to an employment agreement is terminated for cause by us or without good reason by such officer, we will pay the officer the amount and benefits.

If the employment of any of our named executive officer party to an employment agreement is terminated without cause by us or for good reason by such named executive officer, we will pay such officer the amounts and benefits. In addition, each such named executive officer will receive the following: (i) a cash payment in an amount equal to the sum of (a) the balance of the base salary due under his employment agreement or one and one half times his respective base salary as then in effect, whichever is greater, plus (b) an amount equal to one and one half times the average of the annual cash incentive awards received by such officer for all fiscal years ending during the term of his agreement, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date; (ii) the pro rata award; and (iii) all benefits for 24 months from the termination date.

In addition, if the employment of any of our named executive officer party to an employment agreement is terminated without cause by us or for good reason by such named executive officer, all of the unvested stock options and restricted stock held by Messrs. Boothe, Reasons, Nestor and Schlossberg respectively, will be accelerated by 12 months and such stock options will remain exercisable for 12 months following his respective termination date.

If the employment of Messrs. Reasons, Boothe, Nestor and Schlossberg is terminated without cause by us or for good reason by such named executive officer within 60 days preceding or 12 months following a change in control or, with respect to Messrs. Reasons, Boothe and Schlossberg, if the term of the agreement expires or is not renewed and such named executive officer is then terminated without cause by us within 12 months following a change of control, then, in addition to the amounts and benefits, each executive will receive the following: (i) an amount equal to the sum of (a) the balance of the base salary due such officer under his respective agreement or two and one quarter times such officer’s then current base salary, whichever is greater, plus (b) an amount equal to two and one quarter times the average of the annual cash incentive awards received by such officer for all fiscal years ending during the term of the agreement, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date; and (ii) in the event such termination or resignation occurs following our first fiscal quarter of any year, the pro rata award, which amount will be paid within two and one-half months following the end of the calendar year to which it relates.

In addition, each of Messrs. Reasons, Boothe, Nestor and Schlossberg will also receive all benefits for 24 months from the termination date and the vesting of each such officer’s unvested stock options and restricted stock will be accelerated with respect to 100% of the shares subject thereto and his stock options will remain exercisable for 12 months following the termination date.

Under each employment agreement, upon a termination by us without cause or by the named executive officer for good reason, whether or not following a change of control, our obligation to (i) make severance payments and (ii) distribute, accelerate vesting periods or extend exercise periods with respect to restricted stock or stock options, as applicable, except for the provision of the amounts and benefits, is conditioned upon the receipt of a general release of claims from the named executive officer. In addition, any severance payable under an employment agreement which remains unpaid or other benefits yet to be received in connection with a termination by us without cause or by the named executive officer for good reason, whether or not following a change of control, will be forfeited by the named executive officer for failure to comply with the terms of the confidentiality and non-disclosure provisions, the non-solicitation covenants, the non-disparagement covenant, and the cooperation covenants.

Stock Incentive Plans and Award Agreements

The table below sets forth the benefits that each named executive officer holding awards granted under our 2002 Plan would be entitled to receive should his employment terminate under the following specified circumstances. These rights and benefits may be amended or modified as otherwise determined by the board at the time that a grant or award is made or, if the named executive officer’s rights are not reduced, thereafter:

Termination Circumstance	Stock Incentive Plan Benefit
Death or disability
The vested portion of any stock option as of the date of death or disability may be exercised within one year from the date of death or disability, but in no event after the stated expiration of the option.

Termination other than death, disability or for cause (1)	The vested portion of any stock option as of the date of termination may be exercised within 30 days from the date of termination, but in no event after the stated expiration of the option.
__________

(1)
Under our 2002 Plan, “cause” is defined as under an applicable employment or consulting agreement. If there is no such agreement or no such definition in an agreement, “cause” is defined to mean dishonesty, fraud, insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of duties.

Under our 2002 Plan, if, in the event of a “change in control,” the surviving corporation refuses to assume or to substitute with similar awards the outstanding awards granted under these plans, then all such outstanding awards will become immediately exercisable, referred to as an “equity plan change in control event.” The award will terminate if it is not exercised at or prior to the event constituting the change in control.

For these purposes, a “change in control” means:

•	a sale of all or substantially all of our assets;

•	a merger or consolidation in which we are not the surviving corporation; or

•
a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Non-Qualified Deferred Compensation Plan

Our non-qualified deferred compensation plan provides that matching contributions by us vest depending on the number of years of service for each named executive officer, with such officers being fully vested after five years of service. Upon the occurrence of a named executive officer’s death or “disability,” the amount of matching contributions by us to such officer under the plan will immediately vest. Further, upon the occurrence of a “change in control” of our company, the amount of matching contributions by us to the named executive officers under the plan will immediately vest.

Under the non-qualified deferred compensation plan, “disability” is generally defined as a physical or mental condition whereby the named executive officer: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of such named executive officer’s employer.

Under the non-qualified deferred compensation plan, a “change in control” is generally defined as a change in the ownership or effective control of our company, or in the ownership of a substantial portion of the assets of our company, as defined and determined under Section 409A(a)(2)(A)(v) of the Code, Treasury Notice 2005-1 and any further guidance published with respect to such term, and includes any one of the following events:

•	a change in ownership in which a person, group or entity acquires more than 50% of the total fair market value or total voting power of our stock;

•	a person, group or entity acquires (in a 12-month period) ownership of stock with 35% or more of the total voting power of our stock;

•	a majority of the board is replaced in a 12-month period by directors whose appointment or election was not endorsed by a majority of the board before their appointment or election; or

•	a change in ownership of a substantial portion of our assets in which a person, group or entity acquires 40% or more of the gross fair market value of our assets.

The payment of vested account balances, including matching contributions, under the plan to our named executive officers (or such officer’s estate) in the event of death, disability or a change in control will be made as follows:

•
upon death, (i) if the payment of benefits under the plan had commenced, pursuant to the then existing benefit payment plan, or (ii) if the payment of benefits under the plan had not yet commenced, in a lump sum payment as soon as administratively possible;

•	upon disability, in a lump sum payment not earlier than the sixth month following the named executive officer’s disability; and

•
upon a change in control, as specified by such named executive officer in the distribution election, (i) a lump sum payment as soon as administratively possible; or (ii) annual installments for a period of up to 15 years (or in the event of payment of an in-service account, a maximum of five years) with annual payments equal to the balance of the account immediately prior to the payment, multiplied by a fraction, the numerator of which is one and the denominator of which commences at the number of annual payments initially chosen and is reduced by one in each succeeding year.

Potential Payments to Our Named Executive Officers upon Termination or Change in Control

Potential Payments upon Termination

The following table shows the estimated amount of payments and benefits that would be provided by us (or our successor) to each of the named executive officers under the plans and agreements described above assuming that their employment was terminated as of December 31, 2016 for various reasons as described below. Amounts shown for Mr. Wilkinson reflect amounts actually paid or payable in connection with his separation effective December 19, 2016 pursuant to the General Release and Waiver.

	Reason for Termination of Employment
Named Executive Officer and Nature of Payment	Terminated by Us without Cause or by Officer With Good Reason (no Change in Control) ($)		Terminated by Us for Cause ($)		Terminated by Officer without Good Reason ($)		Disability ($)		Death ($)		Terminated by Us without Cause or by Officer for Good Reason in Connection with a Change of Control ($)
J. Kevin Buchi(1)
Base Severance Payment	1,320	(2)	1,320	(2)	1,320	(2)	1,320	(2)	1,320	(2)	1,320	(2)
Accrued Benefits	—	(3)	—	(3)	—	(3)	1,108,060	(3)	500,000	(3)	—	(3)
Cash Severance Payment	—		—		—		—		—		—
Pro Rata Award	—		—		—		—		—		—
Cost of continuation of benefits	—		—		—		—		—		—
Value of accelerated stock options	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(12)
Value of accelerated restricted stock	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	106,265	(15)
Non-Qualified Deferred Compensation	—		—		—		—	(5)	—	(5)	—	(5)
Total	1,320		1,320		1,320		1,109,380		501,320		107,585

Bryan M. Reasons
Base Severance Payment	75,007	(2)	75,007	(2)	75,007	(2)	75,007	(2)	75,007	(2)	75,007	(2)
Accrued Benefits	—	(3)	—	(3)	—	(3)	3,383,131	(3)	500,000	(3)	—	(3)
Cash Severance Payment	1,091,160	(6)	—		—		—		—		1,636,741	(6)
Pro Rata Award	—	(7)	—		—		—	(7)	—	(7)	—	(7)
Cost of continuation of benefits	53,706	(8)	—		—		13,427	(9)	—		53,706	(8)
Value of accelerated stock options	—	(10)	—		—		—	(11)		(11)	—	(12)
Value of accelerated restricted stock	277,959	(13)	—		—		373,074	(14)	746,147	(15)	746,147	(15)
Non-Qualified Deferred Compensation	—		—		—		40,478	(5)	40,478	(5)	40,478	(5)
Total	1,497,832		75,007		75,007		3,885,117		1,361,632		2,552,079

Douglas S. Boothe
Base Severance Payment	17,952	(2)	17,952	(2)	17,952	(2)	17,952	(2)	17,952	(2)	17,952	(2)
Accrued Benefits	—	(3)	—	(3)	—	(3)	2,753,316	(3)	500,000	(3)	—	(3)
Cash Severance Payment	810,000	(16)	—		—		—		—		1,215,000	(16)
Pro Rata Award	—	(7)	—		—		—	(7)	—	(7)	—	(7)
Cost of continuation of benefits	60,050	(8)	—		—		15,012	(9)	—		60,050	(8)
Value of accelerated stock options	—	(10)	—		—		—	(11)		(11)	—	(12)
Value of accelerated restricted stock	207,363	(13)	—		—		414,725	(14)	829,450	(15)	829,450	(15)
Non-Qualified Deferred Compensation	—		—		—		3,122	(5)	3,122	(5)	3,122	(5)
Total	1,095,365		17,952		17,952		3,204,127		1,350,524		2,125,574

Michael J. Nestor
Base Severance Payment	64,024	(2)	64,024	(2)	64,024	(2)	64,024	(2)	64,024	(2)	64,024	(2)
Accrued Benefits	—	(3)	—	(3)	—	(3)	547,361	(3)	325,000	(3)	—	(3)

	Reason for Termination of Employment
Named Executive Officer and Nature of Payment	Terminated by Us without Cause or by Officer With Good Reason (no Change in Control) ($)		Terminated by Us for Cause ($)		Terminated by Officer without Good Reason ($)		Disability ($)		Death ($)		Terminated by Us without Cause or by Officer for Good Reason in Connection with a Change of Control ($)
Cash Severance Payment	1,324,884	(17)	—		—		—		—		1,987,326	(17)
Pro Rata Award	—	(7)	—		—		—	(7)	—	(7)	—	(7)
Cost of continuation of benefits	53,706	(8)	—		—		13,427	(9)	—		53,706	(8)
Value of accelerated stock options	—	(10)	—		—		—	(11)	—	(11)	—	(12)
Value of accelerated restricted stock	296,972	(13)	—		—		361,047	(14)	722,814	(15)	722,814	(15)
Non-Qualified Deferred Compensation	—		—		—		—	(5)	—	(5)	—	(5)
Total	1,739,586		64,024		64,024		985,859		1,111,838		2,872,870

Mark A. Schlossberg
Base Severance Payment	89,260	(2)	89,260	(2)	89,260	(2)	89,260	(2)	89,260	(2)	89,260	(2)
Accrued Benefits	—	(3)	—	(3)	—	(3)	2,189,045	(3)	500,000	(3)	—	(3)
Cash Severance Payment	1,236,264	(18)	—		—		—		—		1,854,395	(18)
Pro Rata Award	—	(7)	—		—		—	(7)	—	(7)	—	(7)
Cost of continuation of benefits	58,528	(8)	—		—		14,632	(9)	—		58,528	(8)
Value of accelerated stock options	—	(10)	—		—		—	(11)	—	(11)	—	(12)
Value of accelerated restricted stock	296,972	(13)	—		—		361,047	(14)	722,814	(15)	722,814	(15)
Non-Qualified Deferred Compensation	—		—		—		—	(5)	—	(5)	—	(5)
Total	1,681,024		89,260		89,260		2,653,984		1,312,074		2,724,997

G. Frederick Wilkinson (19)
Base Severance Payment	—	(2)	—		—		—		—		—
Accrued Benefits	—		—		—		—		—		—
Cash Severance Payment	3,797,673		—		—		—		—		—
Pro Rata Award	593,741		—		—		—		—		—
Cost of continuation of benefits	42,000		—		—		—		—		—
Value of accelerated stock options	—		—		—		—		—		—
Value of accelerated restricted stock	513,296		—		—		—		—		—
Non-Qualified Deferred Compensation	—		—		—		—		—		—
Total	4,946,710		—		—		—		—		—

(1)
Mr. Buchi was appointed as a director on November 23, 2016 and served as the Company’s Interim President and Chief Executive Officer from December 19, 2016, following Mr. Wilkinson’s separation from the Company as President and Chief Executive Officer and director, until March 27, 2017. As described above under “-Letter Agreement with Interim President and Chief Executive Officer”, Mr. Buchi was not party to an employment agreement with the Company. Pursuant to his Letter Agreement with the Company and the terms of the 2002 Plan, the Company was not required to pay Mr. Buchi any cash severance payments upon his termination as Interim President and Chief Executive Officer of the Company.

(2)
Represents the amount payable under the named executive officer’s employment agreement or with respect to Mr. Buchi, the Letter Agreement, for (i) any earned but unpaid base salary through the termination date; (ii) other than for Mr. Buchi, any annual cash incentive award earned but unpaid for the prior fiscal year, which amount is paid within two and one-half months following the end of the then current calendar year; and (iii) any accrued but unused vacation time.

(3)
Represents the amount payable under the named executive officer’s employment agreement or with respect to Mr. Buchi, the Letter Agreement, for vested accrued benefits and other payments, if any, which such officer or his dependents are entitled to under our employee benefit arrangements, plans and programs, as of the termination date, except severance pay plans.

(4)	Pursuant to the terms of the 2002 Plan, all unvested stock options and unvested shares of restricted stock would be terminated and cancelled upon termination of employment or service to the Company.
(5)
Represents the value received on the acceleration of the vesting of the unvested portion of the matching contributions made by us for the benefit of the named executive officer under our non-qualified deferred compensation plan.

(6)	Represents the amount payable under Mr. Reasons’ employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.
(7)
Represents the estimated amount of the pro rata award payable under the named executive officer’s employment agreement, which amount will be paid within two and one-half months following the end of the calendar year to which it relates.

(8)	Represents the estimated cost to continue the named executive officer’s benefits for a period of 24 months from the termination date.
(9)	Represents the estimated cost to continue the named executive officer’s medical benefits for a period of six months from the termination date under such officer’s employment agreement.
(10)
Represents the value realized on the acceleration of the vesting of all unvested stock options scheduled to vest within 12 months from the termination date, which value is determined for each unvested stock option (subject to vesting within 12 months) by subtracting the exercise price for such stock option from $13.25, the closing price of our common stock on December 30, 2016, the termination date.

(11)
Represents the value realized on the acceleration of the vesting of all unvested stock options scheduled to vest in the calendar year of the termination upon the certification of the compensation committee based on the achievement of performance goals through the termination date, which value is determined for each unvested stock option by subtracting the exercise price for such stock option from $13.25, the closing price of our common stock on December 30, 2016, the termination date.

(12)
Represents the value realized on the acceleration of the vesting of all unvested stock options, which value is determined for each unvested stock option by subtracting the exercise price for such stock option from $13.25, the closing price of our common stock on December 30, 2016, the termination date.

(13)
Represents the value realized on the acceleration of the vesting of all shares of restricted stock scheduled to vest within 12 months from the termination date, which value is determined by multiplying $13.25, the closing price of our common stock on December 30, 2016, the termination date, by the number of shares of restricted stock (subject to vesting within 12 months) as of such date.

(14)
Represents the value realized on the acceleration of the vesting of 50% of all shares of restricted stock, which value is determined by multiplying $13.25, the closing price of our common stock on December 30, 2016, the termination date, by the number of shares of such restricted stock as of such date.

(15)
Represents the value realized on the acceleration of the vesting of all shares of restricted stock, which value is determined by multiplying $13.25, the closing price of our common stock on December 30, 2016, the termination date, by the number of shares of restricted stock as of such date.

(16)	Represents the amount payable under Mr. Boothe’s employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.
(17)	Represents the amount payable under Mr. Nestor’s employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.
(18)	Represents the amount payable under Mr. Schlossberg’s employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.

(19)
Mr. Wilkinson separated from the Company effective December 19, 2016. Pursuant to the General Release and Waiver, the Company agreed to provide Mr. Wilkinson with termination benefits consisting of: (i) cash payments in an aggregate amount of $3,797,673 (less any required taxes, deductions or withholdings) representing (y) two times Mr. Wilkinson’s base salary as of December 19, 2016 and (z) two times the average target bonus Mr. Wilkinson received from the Company for all fiscal years completed during the term of his employment agreement with the Company; (ii) $593,741, representing the pro rata portion of Mr. Wilkinson’s target bonus for 2016 based on the Company’s actual results against the Company’s goals for the year; (iii) $42,000, representing the costs of continued health insurance benefits for Mr. Wilkinson and his dependents for up to 24 months following his separation date from the Company; and (iv) $513,296, representing the value realized upon the vesting of Mr. Wilkinson’s unvested stock options and shares of restricted stock scheduled to vest within the next 12 months following his separation date from the Company and a 12-month period following such date within which he may exercise his vested stock options.

Potential Payments upon Change in Control

Other than as noted below, the following table shows the potential benefit to each named executive officer related to (i) the acceleration of the vesting of the unvested portions of the stock options and the restricted stock held by such officer under the 2002 Plan assuming an equity plan change in control event occurred on December 31, 2016 and (ii) the acceleration of the vesting of the unvested portion of the matching contributions made by us for the benefit of the named executive officer under our non-qualified deferred compensation plan upon the occurrence of a “change in control” of our company:

	Option Awards		Stock Awards
Named Executive Officer and Change in Control Event	Number of Securities Underlying Unvested Options (#)	Accelerated Vesting of Unvested Options ($)(1)	Number of Shares of Unvested Restricted Stock (#)	Accelerated Vesting of Restricted Stock ($)(2)	Accelerated Vesting of Matching Contributions by us ($)(3)
J. Kevin Buchi
Equity plan change in control event	20,445	—	8,020	106,265	—
Non-Qualified Deferred Compensation	—	—	—	—	—

Bryan M. Reasons	139,220	—	56,313	746,147	—
Equity plan change in control event	—	—	—	—	—
Non-Qualified Deferred Compensation	—	—	—	—	40,478

Douglas S. Boothe
Equity plan change in control event	50,500	—	62,600	829,450	—
Non-Qualified Deferred Compensation	—	—	—	—	3,122

Michael J. Nestor
Equity plan change in control event	128,926	—	54,552	722,814	—
Non-Qualified Deferred Compensation	—	—	—	—	—

Mark A. Schlossberg
Equity plan change in control event	128,926	—	54,552	722,814	—
Non-Qualified Deferred Compensation	—	—	—	—	—
__________

(1)	Based on the difference between the closing price of our common stock on December 30, 2016 of $13.25 per share and the exercise price of the stock option.

(2)	Based on the closing price of our common stock on December 30, 2016 of $13.25 per share.

(3)
Represents the value received on the acceleration of the vesting of the unvested portion of the matching contributions made by us for the benefit of the named executive officer under our non-qualified deferred compensation plan.

Compensation Committee Interlocks and Insider Participation

Dr. Leslie Z. Benet, Messrs. Robert L. Burr and Peter R. Terreri and Ms. Janet S. Vergis served as members of the compensation committee during the year ended December 31, 2016, with Dr. Benet serving as chairman. None of them was, at any time during the last fiscal year, a current or former officer or an employee of the Company, or engaged in certain related transactions with us, as required to be disclosed by SEC regulations. Additionally, there were no compensation committee “interlocks” during the year ended December 31, 2016 which generally means that none of our executive officers served as a director or member of the compensation committee of any other entity that had an executive officer serving as a member of our board or our compensation committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 regarding compensation plans under which our equity securities are authorized for issuance or sale:

Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance or Sale Under Equity Compensation Plans
2002 Equity Incentive Plan (approved by stockholders)	2,233,393	$22.67	542,608
1999 Equity Incentive Plan (approved by stockholders)	938	$11.85	296,921 (1)
2001 Non-Qualified Employee Stock Purchase Plan (not approved by stockholders)	--	--	51,638
Total	2,234,331	N/A	891,167
(1) We have determined that we will cease granting equity awards under our 1999 Equity Incentive Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016 and this proxy statement.

This Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the report be incorporated by reference.

THE COMPENSATION COMMITTEE

Dr. Leslie Z. Benet (Chairman)
Richard A. Bierly
Peter R. Terreri
Janet S. Vergis

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

We have adopted written policies and procedures regarding related-party transactions. Our policy covers any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we or any of our subsidiaries was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. Under this policy, the audit committee must approve all transactions between us or one of our subsidiaries and a director, nominee for director, executive officer, five percent stockholder, certain related entities or immediate family members of a director, nominee for director, executive officer or five percent stockholder that would be required to be disclosed in our proxy statements. The policy also authorizes the chairman of the audit committee to approve, or reject, proposed related-party transactions in those instances in which it is not practicable or desirable for us to wait until the next audit committee meeting. There were no relationships or related party transactions between our company and any affiliated parties that are required to be reported in this proxy statement.

PROPOSAL FOUR — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As discussed in “Executive Compensation — Compensation Discussion and Analysis,” our overall compensation goal is to reward our executive officers in a manner that supports our pay-for-performance philosophy while maintaining an overall level of compensation that we believe is reasonable and competitive. Our compensation policies and procedures are described in detail in “Executive Compensation — Compensation Discussion and Analysis.”

Pursuant to Section 14A of the Exchange Act, we are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Impax Laboratories, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.”

At our 2016 annual meeting, our stockholders approved the compensation of our named executive officers, with over 97% of the votes cast in favor of the “say-on-pay” proposal.  We believe this affirms our stockholders’ support of our approach to executive compensation.

As this is an advisory vote, the result will not be binding on us, our board or the compensation committee, although our board and the compensation committee will consider the outcome of the vote when making future compensation decisions for named executive officers.  Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

At the Annual Meeting, our stockholders are being asked to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers (the “Frequency of Say-on-Pay Proposal”). As the board of directors has recommended that our stockholders vote for a frequency of one year, we currently expect that the next “say-on-pay” advisory vote (after the vote on Proposal Five at the Annual Meeting) will be held at the 2018 annual meeting of stockholders, although the board of directors may decide to modify this practice, particularly in light of the results of the Frequency of Say-on-Pay Proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FIVE — ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

Section 14A of the Exchange Act also provides that stockholders must be given the opportunity to vote on a non-binding, advisory basis for their preference on how frequently we should seek future say-on-pay votes no later than the sixth calendar year after the preceding vote on this matter. At our 2011 Annual Meeting of Stockholders, our stockholders approved an annual say-on-pay vote. Under this Proposal Five, stockholders may vote to have the say-on-pay vote every year, every two years or every three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our board believes that the say-on-pay vote should be conducted every year so that stockholders may annually express their views on our executive compensation program. An annual vote, as opposed to a bi-annual or tri-annual vote, on executive compensation will allow our stockholders to provide us with timely input on our compensation principles, policies and practices.

The proxy card provides stockholders with four choices (every one, two or three years, or abstain). Stockholders are not voting to approve or disapprove our board’s recommendation. Proxies submitted without direction pursuant to this solicitation will be voted to hold say-on-pay votes every year.

If a quorum is present, the option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the say-on-pay votes that has been selected by our stockholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by our stockholders. In either case, the frequency vote is non-binding. Stockholder approval of a one, two or three-year frequency vote will not require us to implement an advisory vote on executive compensation every one, two or three years. The final decision on the frequency of the advisory vote on executive compensation remains with our board and/or its committees. Although the frequency vote is non-binding, our board and the compensation committee will consider the outcome of the frequency vote when making future decisions regarding the frequency of future say-on-pay votes.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR “ONE YEAR” AS THE PREFERRED FREQUENCY FOR SAY-ON-PAY VOTES

PROPOSAL SIX— RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 The firm of KPMG LLP has served as our independent registered public accounting firm since February 28, 2011 and conducted the audit of our consolidated financial statements for each of the fiscal years during the three year period ended December 31, 2016.

The audit committee has approved the appointment of KPMG LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2017. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by applicable law, or by our Restated Certificate of Incorporation, as amended, our amended and restated bylaws or other governing documents. Nonetheless, the audit committee is submitting the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the appointment of KPMG LLP, the audit committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee may, in its discretion, direct the engagement of a different independent registered public accounting firm at any time during the year if it determines such change would be in our best interests and in the best interests of our stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Principal Accountant Fees and Services

The aggregate fees for professional services rendered for us by KPMG LLP for the years ended December 31, 2016 and December 31, 2015 were:

Services Rendered	2016	2015
Audit Fees (a)	$1,968,180	$1,968,586
Audit Related Fees (b)	982,774	1,429,018
Tax Fees – Compliance (c)	528,881	454,342
Tax Fees – Other (d)	672,042	344,167
Other (e)	2,430	2,550
Total Fees	$4,154,307	$4,198,663

(a)
Audit Fees billed for the years ended December 31, 2016 and 2015 were for the integrated audit of our annual consolidated financial statements, review of financial statements included in our quarterly reports on Form 10-Q and statutory engagements.

(b)
Audit Related Fees billed in the years ended December 31, 2016 and 2015 included approximately $982,774 and $1,005,018, respectively, related to various due diligence projects. Audit Related Fees billed in the year ended December 31, 2015 also included fees related to our employee benefit plan audit, fees related to our IT system and approximately $244,000 of fees incurred in connection with our debt transactions.

(c)
Tax Fees - Compliance for the years ended December 31, 2016 and 2015 were in connection with a compliance review of our federal, state and foreign tax returns and review of Section 199 deductions and research and development credits.

(d)
Tax Fees - Other for the years ended December 31, 2016 and 2015 include fees related to United States and global tax consulting services, assistance with tax audits and appeals and advice on strategic transactions.

(e)	Other Fees for the years ended December 31, 2016 and December 31, 2015 were in connection with our use of KPMG LLP’s online accounting research software.

The aggregate fees included in Audit Fees are fees billed for the fiscal year. The aggregate fees included in Audit Related Fees, Tax Fees and Other Fees are fees billed in the fiscal year.

Pre-Approval Policies and Procedures

The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The audit committee has adopted a policy to require advance approval of all audit and audit related services, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to such year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform such services. All non-audit services provided by KPMG LLP during fiscal years 2016 and 2015 were pre-approved in accordance with the pre-approval policy described above. The audit committee has considered and determined the services provided by KPMG LLP are compatible with KPMG LLP maintaining its independence.

AUDIT COMMITTEE REPORT

On February 23, 2017, the audit committee reviewed and discussed with management the audited financial statements of the Company. The committee also discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence. Based upon the review and discussions referred to above, the committee recommended to the board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

This Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the report be incorporated by reference.

THE AUDIT COMMITTEE

Peter R. Terreri (Chairman)
Richard A. Bierly
Robert L. Burr

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of the record date (except as otherwise noted in the footnotes) regarding the beneficial ownership of our common stock by: (i) each person known by us to beneficially own more than five percent of our outstanding common stock; (ii) each director and nominee for director; (iii) each current executive officer named in the Summary Compensation Table in “Executive Compensation — Summary Compensation Table;” and (iv) all of our directors and executive officers as a group. As of the record date, 73,807,434 shares of our common stock were outstanding. Except as otherwise indicated, to our knowledge, the beneficial owners of shares of common stock listed below have sole voting and investment power with respect to such shares.

	Shares Beneficially Owned (1) Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders:
BlackRock, Inc.	8,416,071	(2)	11.4%
55 East 52nd Street New York, NY 10022
The Vanguard Group	5,974,630	(3)	8.08%
100 Vanguard Boulevard Malvern, PA 19355
Hound Partners, LLC	4,436,376	(4)	6.01%
101 Park Avenue, 48th Floor
New York, NY 10178
Invesco Ltd.	4,045,960	(5)	5.5%
155 Peachtree Street NE, Suite 1800
Atlanta, GA 30309

Current Executive Officers and Directors:
Leslie Z. Benet, Ph.D.	168,633	(6)	*
Richard A. Bierly	16,735	(7)	*
Paul M. Bisaro	0	(8)	*
Douglas S. Boothe	85,872	(9)	*
Robert L. Burr	161,099	(10)	*
J. Kevin Buchi	28,465	(11)	*
Allen Chao, Ph.D.	452,012	(12)	*
Michael J. Nestor	451,068	(13)	*
Jeffrey D. Nornhold	155,429	(14)	*
Mary K. Pendergast, J.D.	56,917	(15)	*
Bryan M. Reasons	237,826	(16)	*
Mark A. Schlossberg	357,046	(17)	*
Peter R. Terreri	158,104	(18)	*
Janet S. Vergis	21,050	(19)	*

All current directors and executive officers as a group (14 persons)	2,350,256	(20)	3.2%
__________
* Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC based on factors such as voting or investment power with respect to shares of our common stock and includes shares of common stock currently issuable or issuable within 60 days of the record date upon the exercise of stock options. Shares of common stock currently issuable or issuable within 60 days of the record date upon the exercise of stock options are deemed to be outstanding in computing the percentage of beneficial ownership of the person holding such securities, but are not deemed to be outstanding in computing the percentage of beneficial ownership of any other person. The address for all our current directors and executive officers is c/o Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, CA 94544.

(2)
Based solely on Schedule 13G/A filed with the SEC on January 12, 2017 by BlackRock, Inc., referred to as “BlackRock.” According to the Schedule 13G/A, BlackRock, in its capacity as a parent holding company or control person for certain of its subsidiaries, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, Blackrock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, has sole voting and sole investment power over all such shares. The Schedule 13G/A indicates that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of these shares but that no one person’s interest in the shares is more than five percent of the total outstanding shares of common stock.

(3)
Based solely on Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, referred to as “Vanguard.” According to the Schedule 13G/A, Vanguard has sole voting power with respect to 145,815 shares, sole dispositive power over 5,825,492 shares, shared voting power over 6,800 shares and shared dispositive power over 149,138 shares.  The Schedule 13G/A indicates that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 142,338 shares (or 0.19% of the common stock outstanding) as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 10,277 shares (or 0.01% of the common stock outstanding) as a result of its serving as investment manager of Australian investment offerings.

(4)
Based solely on Schedule 13G/A jointly filed with the SEC on February 14, 2017 by Hound Partners, LLC, Hound Performance, LLC and Jonathan Auerbach. According to the Schedule 13G/A, Hound Partners LLC and Jonathan Auerbach have shared voting and dispositive powers with respect to 4,436,376 shares and Hound Performance, LLC has shared voting and dispositive powers with respect to 4,309,611 shares.

(5)
Based solely on Schedule 13G/A filed with the SEC on February 8, 2017 by Invesco Ltd., referred to as “Invesco”. According to the Schedule 13G, Invesco, in its capacity as a parent holding company or control person for certain of its subsidiaries, Invesco Advisors, Inc., Invesco Asset Management Limited – England and Invesco PowerShares Capital Management LLC has sole voting power with respect to 3,918,242 shares and sole dispositive power with respect to 4,045,960 shares.

(6)
Represents 18,108 shares of common stock held by Dr. Benet directly, 600 shares of common stock held by The Benet Family Trust, as to which Dr. Benet has shared voting and investment power, and 149,925 shares of common stock underlying options that may be exercised within 60 days of the record date.

(7)	Represents 4,895 shares of common stock held by Mr. Bierly directly and 11,840 shares of common stock underlying options that may be exercised within 60 days of the record date.

(8)	Represents no shares of common stock held by Mr. Bisaro and no options that may be exercised within 60 days of the record date.

(9)	Represents 85,872 shares of common stock held by Mr. Boothe directly and no shares of common stock underlying options that may be exercised within 60 days of the record date.

(10)
Represents 56,100 shares of common stock held by Mr. Burr directly, 6,057 shares of common stock held by Robert L. Burr IRA account, as to which Mr. Burr has sole voting and investment power, and 98,942 shares of common stock underlying options that may be exercised within 60 days of the record date.

(11)	Represents 8,020 shares of common stock held by Mr. Buchi directly and 20,445 shares of common stock underlying options that may be exercised within 60 days of the record date.

(12)
Represents 65,070 shares of common stock held by Dr. Chao directly, 180,000 shares of common stock held by the Allen Chao and Lee-Hwa Chao Family Trust, 116,000 shares of common stock held by Allen Chao Interest, Ltd. and 20,000 shares of common stock held by MAL Investment, each as to which Dr. Chao has voting and investment power, and 70,942 shares of common stock underlying options that may be exercised within 60 days of the record date.

(13)	Represents 115,868 shares of common stock owned by Mr. Nestor directly and 335,200 shares of common stock underlying options that may be exercised within 60 days of the record date.

(14)	Represents 89,469 shares of common stock held by Mr. Nornhold directly and 65,960 shares of common stock underlying options that may be exercised within 60 days of the record date.

(15)	Represents 17,975 shares of common stock owned by Ms. Pendergast directly and 38,942 shares of common stock underlying options that may be exercised within 60 days of the record date.

(16)	Represents 105,053 shares of common stock held by Mr. Reasons directly and 132,773 shares of common stock underlying options that may be exercised within 60 days of the record date.

(17)	Represents 105,179 shares of common stock owned by Mr. Schlossberg directly and 251,867 options to purchase shares of common stock are exercisable within 60 days of the record date.

(18)	Represents 44,162 shares of common stock held by Mr. Terreri directly and 113,942 shares of common stock underlying options that may be exercised within 60 days of the record date.

(19)	Represents 7,775 shares of common stock held by Ms. Vergis directly and 13,275 shares of common stock underlying options that may be exercised within 60 days of the record date.

(20)	Includes 1,304,053 shares of common stock underlying options that may be exercised within 60 days of the record date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and holders of more than 10% of our stock are required by SEC regulations to provide us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and any written representations that no other reports were required during 2016, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of our stock were complied with during 2016, except that Mr. Wilkinson filed one late Form 4 reporting one transaction not reported on a timely basis.

STOCKHOLDER PROPOSALS

All stockholder proposals, including stockholder recommendations of potential director nominees, for our 2018 annual general meeting must be received by our Corporate Secretary in writing at our principal executive offices located at 30831 Huntwood Avenue, Hayward, California 94544, no later than December 6, 2017 to receive consideration for inclusion in our proxy materials relating to that meeting under Rule 14a-8 of the Exchange Act. If the date of our 2018 annual general meeting is more than 30 days before or 30 days after the anniversary date of our 2017 annual general meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. In addition, the proposal must comply with the requirements of Rule 14a-8 of the Exchange Act, any other applicable rules established by the SEC and our amended and restated bylaws.

Pursuant to our amended and restated bylaws, in order for a stockholder to present a proposal (other than proposals sought to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act) at, or make a nomination for, the 2018 annual general meeting, such stockholder must deliver a written notice of such proposal and/or nomination to, or it must be mailed and received by, our Corporate Secretary at our principal executive offices no earlier than the close of business on January 16, 2018, and not later than the close of business on February 15, 2018. If the date of our 2018 annual general meeting is more than 30 days before or 60 days after the anniversary date of our 2017 annual general meeting, notice must be given not earlier than the 120th day prior to the annual meeting date and not later than the 90th day prior to the annual meeting date or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public disclosure of the annual meeting date is first made by us. Stockholders are also advised to review our amended and restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

HOUSEHOLDING

In order to reduce printing costs and postage fees, we have adopted the process called “householding” for mailing our Notice to “street name holders,” which refers to stockholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of the Notice, unless we receive contrary instructions from a street name holder at that address.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive multiple copies of the Notice at the same address in the future, you may send a written request to: Mark Donohue, Vice President, Investor Relations and Corporate Communications, Impax Laboratories, Inc., 602 Office Center Drive, Fort Washington, Pennsylvania 19034 or by calling Mark Donohue at (215) 558-4526. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the Notice was delivered. Eligible stockholders of record receiving multiple copies of Notice can request householding by contacting us in the same manner.

ANNUAL REPORTS

Our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2016, is being made available to stockholders together with this proxy statement at http://www.astproxyportal.com/ast/17901/, which does not have “cookies” that identify visitors to the site. Each stockholder solicited under this proxy statement can obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, without charge, except for exhibits to such report, by sending a written request to Mark Donohue, Vice President, Investor Relations and Corporate Communications, Impax Laboratories, Inc. at 602 Office Center Drive, Fort Washington, Pennsylvania 19034.  Exhibits to our Annual Report on Form 10-K are available upon written request, as directed above, and payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Copies of this proxy statement and our 2016 Annual Report on Form 10-K may also be obtained without charge through the SEC’s website at www.sec.gov

By Order of the Board of Directors,

Mark A. Schlossberg, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Hayward, California
April 5, 2017

Forward-Looking Statements
All statements included or incorporated by reference in this proxy statement other than statements or characterizations of historical fact, are forward-looking statements, within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Important risk factors that could contribute to such differences are discussed in our Annual Report on Form 10-K for the year ended December 31, 2016, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other U.S. Securities and Exchange Commission filings. The forward-looking statements in this proxy statement speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Appendix A
IMPAX LABORATORIES, INC.
2001 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN
As amended and restated this _____ day of _______________, 2017
1.Purpose of Plan.
The purpose of the Impax Laboratories, Inc. 2001 Non-Qualified Employee Stock Purchase Plan, as amended and restated from time to time (the “Plan”), is to enhance employee interest in the success and progress of Impax Laboratories, Inc. (the “Company”) by encouraging employee ownership of Common Stock, $0.01 par value, of the Company (“Common Stock”). The Plan provides the opportunity to purchase Common Stock at a fifteen percent (15%) discount to the Fair Market Value (as defined below) through payroll deductions.
2.Eligible Employees.
Any employee (as determined by the Company in its sole discretion and without reference to any definition of employee under the Internal Revenue Code of 1986, as amended (the “Code”), or any other statutory or regulatory definition) of the Company or its subsidiaries designated by the Plan Committee (as defined below) for participation (except such executive officers of the Company or its subsidiaries as the Plan Committee may determine) is eligible to participate in the Plan, provided the employee:
(a)has attained the age of 21;
(b)is employed by the Company or any of its subsidiaries on the first day of each Purchase Period (as defined below);
(c)has been continuously employed by the Company or any of its subsidiaries (or any predecessor) for one calendar year preceding the effective date of participation; and
(d)has customary employment of a minimum of 20 hours per week during at least five months of the year.
Employees eligible to participate in the Plan as defined in this Section 2 are referred to as “Eligible Employees.”
3.Election to Participate.
Participation in the Plan is voluntary. Each employee who is an Eligible Employee may participate in the Plan by completing and delivering to the Company’s payroll department an Enrollment/Withdrawal Form. The completed Enrollment/Withdrawal Form must be received by the payroll department no later than 14 days prior to the beginning of a payroll period in order to participate in the Plan for that payroll period and subsequent payroll periods. Employees who timely elect to participate in the Plan in accordance with this Section 3 are referred to herein as “Participating Employees.”
An election to participate in the Plan authorizes the Company to withhold amounts from the Participating Employee’s paycheck for the payroll periods following timely submission of the Enrollment/Withdrawal Form. A Participating Employee may at any time increase or decrease his or her payroll deduction effective with the next payroll period by timely filing a new Enrollment/Withdrawal Form. So long as the Plan remains in effect, once an employee enrolls in the Plan, he or she will automatically continue participation on the same basis, unless he or she elects to change deduction amounts, withdraws from participation in the Plan, or becomes ineligible to participate in the Plan. Changes in deduction amounts or participation in the Plan must be communicated in writing to the Company’s payroll department through timely submission of a new Enrollment/Withdrawal Form.
4.Investing in the Plan.
Except as provided in Section 23 of the Plan, Participating Employees may not invest in the Plan through lump-sum contributions.

5.Payroll Deductions.
Elections for payroll deductions pursuant to the Plan must be made in whole dollar amounts and specified on the Enrollment/Withdrawal Form. The minimum dollar amount for payroll deductions is $10.00 per pay period for employees that are paid weekly and $20.00 per pay period for employees that are paid bi-weekly or semimonthly.
6.Use of Funds; No Interest Paid.
All funds received by the Company under the Plan will be included in the general funds of the Company and may be used by the Company for any corporate purpose. No separate account or trust fund will be established to hold funds received under the Plan. No interest will be paid to any Participating Employee for amounts invested in the Plan.
7.Purchases of Common Stock Under the Plan.
As of each Purchase Date (as defined in Section 8 of the Plan), each Participating Employee will be deemed to have purchased, without any further action, a number of whole and fractional shares of Common Stock determined by dividing the amount of his or her payroll deductions for the preceding Purchase Period (as defined below) by eighty-five percent (85%) of the Fair Market Value of a share of Common Stock as of the Purchase Date. Fractional shares purchased for a Purchase Period will be combined with purchases for subsequent Purchase Periods to make whole shares.
Purchase Periods begin on the first day of each of the Company’s accounting months and end on the day immediately preceding the commencement date of the following Purchase Period (each, a “Purchase Period”). The Plan Committee has the power to change the commencement date or duration of a Purchase Period with respect to any future Purchase Period if the change is announced at least 14 days prior to the scheduled beginning of the Purchase Period to be affected.
8.Purchase Price.
The purchase price for each whole or fractional share of Common Stock purchased under the Plan will be eighty-five percent (85%) of the Fair Market Value of the whole or fractional share on the first trading day of the Common Stock after the end of each calendar month (as opposed to accounting month, if different) on which it is administratively practicable to execute a purchase of shares of Common Stock (the “Purchase Date”).
“Fair Market Value” of the Common Stock as of a Purchase Date will be determined by the Plan Committee by any fair and reasonable means, including (a) if the Common Stock is listed for trading on a national securities exchange or is quoted in the over-the-counter market on the basis of last sales prices, the average of the high and low sales prices on the exchange or over-the-counter market on the Purchase Date or (b) if the Common Stock is not listed for trading on a national securities exchange or quoted in the over-the-counter market on the basis of last sales prices, but is traded in the over-the-counter market, the average of the bid and asked prices for the Common Stock at the close of business on the Purchase Date.
9.Investment Accounts.
All shares purchased under the Plan will be maintained by the Company in separate investment accounts (“Investment Accounts”) for each Participating Employee. Each Investment Account may be in the name of the Participating Employee or, if he or she so indicates on the Enrollment/Withdrawal Form, in the Participating Employee’s name jointly with a member of the Participating Employee’s family, with right of survivorship. A Participating Employee who is a resident of a jurisdiction that does not recognize a joint tenancy may have an Investment Account as tenant in common with a family member, without right of survivorship.
10.Sale or Transfer of Common Stock.
A Participating Employee may sell or transfer any Common Stock in his or her Investment Account at any time after purchase, subject to limitations, if any, imposed by applicable laws and procedures instituted by the Company. A sale may be made through the Company or outside of the Company by the Participating Employee’s own broker. Any sale or transfer is subject to any commission or other sales or transfer charges, which must be paid by the Participating Employee.

11.Limitation of Number of Shares that an Employee May Purchase.
A Participating Employee may not contribute more than $25,000 to the Plan through payroll deductions or lump-sum investments in the ESPP in one calendar year.

12.Shares Reserved for the Plan.
There will be reserved for issuance and purchase by Participating Employees under the Plan an aggregate of 2,000,000 shares of Common Stock, subject to adjustment as provided in Section 13 of the Plan. Shares subject to the Plan may be shares authorized but unissued, or shares that were once issued and subsequently reacquired by the Company. If reserved shares are not purchased by a Participating Employee for any reason or if a right to purchase terminates as provided in the Plan, the unpurchased shares will again become available for issuance under the Plan unless the Plan has been terminated, but the unpurchased shares will not increase the aggregate number of shares reserved for purchase under the Plan.
13.Adjustment in Case of Changes Affecting the Common Stock.
If the outstanding shares of Common Stock are subdivided or split, or a stock dividend is paid thereon, the number of shares reserved under this Plan will be adjusted proportionately, and the other provisions of the Plan may be adjusted as the Board of Directors of the Company may deem necessary or equitable. If any other change affecting the Common Stock occurs, the Board of Directors may make such adjustments as it deems equitable to give proper effect to such event.
14.Right as a Stockholder.
When at least one whole share of Common Stock is deemed purchased for a Participating Employee’s Investment Account, the Participating Employee will have all of the rights or privileges of a stockholder of the Company with respect to whole or fractional shares purchased under the Plan whether or not certificates representing full shares are issued. Any cash or stock dividend or other distribution on Common Stock held in a Participating Employee’s Investment Account will be credited to the Investment Account. Proxy information will be provided for each meeting of the Company’s stockholders so that each Participating Employee may vote his or her shares in accordance with his or her instruction. If no written instructions are received on a timely basis, the voting of shares in the Participating Employee’s Investment Account will be governed by the rules and policies of the NASDAQ Stock Market and the Securities and Exchange Commission.
15.Rights Not Transferable.
The right to participate in the Plan is not transferable by a Participating Employee and is exercisable during his or her lifetime only by him or her.
16.Withdrawing from the Plan.
A Participating Employee may withdraw from the Plan at any time by properly completing and delivering an Enrollment/Withdrawal Form to the payroll department at least 14 days prior to the payroll period in which participation is to end, with the withdrawal being effective as of the end of that payroll period and thereafter. After a Participating Employee properly withdraws from the Plan, the Company will deliver to the withdrawing employee the whole shares of Common Stock credited to the withdrawing employee’s Investment Account under the Plan and will sell any fractional shares in the open market and remit the net proceeds by check. A withdrawing employee may not participate in the Plan again until the second Purchase Period after the one in which the employee withdrew. To rejoin the Plan, a new Enrollment/Withdrawal Form must be submitted.
17.Death, Retirement or Termination of Employment.
If a Participating Employee dies or retires or if his or her employment is terminated for any reason, the Participating Employee’s participation in the Plan will end effective immediately and the amount of the employee’s uninvested contributions will be refunded to the employee, or in the case of death to his or her estate. The Company also will deliver to the employee or his or her estate the whole shares of Common Stock credited to the employee’s Investment Account under the Plan and will sell any fractional shares in the open market and remit the net proceeds by check.
18.Administration of the Plan.
The Plan will be administered, at the Company’s expense, by the Compensation Committee of the Board of Directors or any successor committee appointed by the Board of Directors (the “Plan Committee”). Subject to the express provisions of the Plan, the Plan Committee will have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations will be final and binding upon all persons unless determined otherwise by the Board of Directors. The Plan Committee may delegate the day-to-day administration of the Plan and may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.
19.Amendment of the Plan.
The Board of Directors or its delegate may at any time, or from time to time, amend the Plan in any respect, except that no amendment shall be made (a) decreasing the number of shares to be reserved under the Plan (other than as provided in Section 13 of the Plan), or (b) permitting persons other than employees of the Company (as determined by the Company in its sole discretion) to participate in the Plan; provided, however, that the Plan may not be amended without the approval of the Company’s stockholders to the extent required by the rules of the securities exchange on which the Common Stock is traded or other applicable rules, regulations or laws.
20.Termination of the Plan.
The Plan and all rights of employees under the Plan will terminate: (a) on the Purchase Date that Participating Employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase (and no such additional shares shall then be purchased); or (b) at any time, at the discretion of the Board of Directors or its delegate, after the completion of any Purchase Period. If the Plan terminates under clause (a), reserved shares remaining as of the termination date will be sold to Participating Employees on a pro rata basis.
21.Effective Date of Plan.
The Plan originally became effective on May 1, 2001, and this amendment and restatement is effective as of _________, 2017.
22.Laws and Regulations.
The laws of the State of Delaware shall control all matters relating to this Plan, except to the extent superseded by the laws of the United States. The Plan and all rights and obligations of the Company and Participating Employees under the Plan are subject to all applicable federal, state, and foreign laws, rules and regulations, and to such approvals by regulatory or governmental agencies as may, in the opinion of counsel for the Company, be required. Restrictions may apply to the sale of shares of Common Stock by certain officers of the Company and those having similar responsibilities whom are subject to federal insider trading and short-swing profit rules.
23.Rules for Officers of the Company.
Because the federal securities laws and the Company’s Insider Trading Policy impose certain restrictions on the ability of officers of the Company and its subsidiaries to purchase Common Stock other than during certain “window periods,” these officers will be allowed to only make lump-sum investments in the Plan, and the Plan will purchase Common Stock on their behalf, as follows:
(a)Officers of the Company or its subsidiaries designated by the Plan Committee (“Designated Officers”) will be entitled to make lump-sum investments to the Plan at any time during a “window period”, as determined by the Plan Committee. An appropriate Enrollment/Withdrawal Form must be submitted to the Corporate Secretary.
(b)The Plan will purchase Common Stock for those Designated Officers making a lump-sum investment during a “window period” as soon as practicable after receipt of a check or other monetary instruments acceptable to the Company.
(c)Designated Officers may not make investments in the Plan other than as permitted in this Section 23.
(d)Designated Officers may not sell or otherwise transfer any of the Common Stock purchased on their behalf except in full compliance with applicable securities laws and the Company’s Insider Trading Policy.
(e)Except as otherwise described in this Section 23, the other provisions of the Plan will apply to purchases of Common Stock under the Plan by Designated Officers.

24.Tax Status of Plan.
The purchase of shares of Common Stock under the Plan will be made with “after-tax” dollars of Participating Employees. The amount deducted from a Participating Employee’s paycheck will have been subject previously to withholding of applicable income and employment taxes.
The Plan is not a qualified plan under the Code. Consequently, Participating Employees will realize income equal to the amount of the difference between the Fair Market Value of the Common Stock on the Purchase Date and the purchase price. Participating

Employees also may realize a gain or loss on the sale of any Common Stock purchased under the Plan. Each employee is advised to consult with his or her own tax advisers prior to participation in the Plan.
The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participating Employee of any Common Stock acquired pursuant to the Plan. The Company may require a Participating Employee to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to the Participating Employee.
25.ERISA.
The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.
26.No Continued Employment.
The Plan does not confer any rights of continued employment upon any employee of the Company or any of its subsidiaries and it shall not be deemed to interfere in any way with the Company’s or its subsidiaries’ right to terminate, or otherwise modify, an employee’s employment at any time, with or without cause.
27.Effect of Plan.
The provisions of this Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each current or former Participating Employee, including, without limitation, such Participating Employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of such Participating Employee.

Appendix B

IMPAX LABORATORIES, INC.
FOURTH AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN
1.Purpose. The purpose of the Plan is to attract, retain and motivate key personnel by providing a means whereby the Company may grant (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights and/or (iv) Stock Bonuses to officers, employees, directors and consultants of the Company and its Affiliates. The Plan amends and restates in its entirety the Prior Plan.
2.Administration.
2.1Administration by Board. The Board shall administer the Plan unless and to the extent that the Board delegates its power and authority to a Committee as provided in Section 2.3.
2.2Power of Board. Subject to the provisions of the Plan, the Board, acting in its sole discretion, shall have the following power and authority:
2.2.1to determine to which of the eligible individuals, and the times at which, Awards shall be granted;
2.2.2to determine the number of shares of Common Stock subject to Awards granted under the Plan and, where applicable, the price to be paid for the shares of Common Stock subject to each Award;
2.2.3to determine the terms and conditions of each Award (which need not be identical);
2.2.4to interpret the terms of the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration (and, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deemed necessary or desirable);
2.2.5to accelerate the terms of the Plan or any Award;
2.2.6to amend the terms of the Plan or any Award;
2.2.7to adopt forms of Award Agreements for use under the Plan;
2.2.8to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the shares covered by an Award that number of shares having a Fair Market Value equal to the amount to be withheld; and
2.2.9to make all determinations deemed necessary or advisable for the administration of the Plan.
2.3Delegation. Except with regard to Awards to Non-Employee Directors, the Board may delegate any or all of its powers and authority relating to the administration of the Plan (but not the power to amend or terminate the Plan) to a Committee of two (2) or more members of the Board. If and to the extent that administrative responsibility is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers and authority theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and, as appropriate, references in the Plan to the Board shall be deemed to be the Committee or subcommittee). If a Committee is appointed, then, unless the Board determines otherwise, its members shall consist solely of individuals who qualify as “non-employee directors” under Rule 16b-3 promulgated under Section 16 of the Exchange Act and as “outside directors” under Section 162(m) of the Code. If for any reason the Committee does not satisfy the “non-employee director” requirements of Rule 16b-3 or the “outside director” requirements of Section 162(m) of the Code, such non-compliance shall not affect the validity of the awards, interpretations or other actions of the Committee. The Board may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper.

2.4Indemnification. The Company shall indemnify and hold harmless to the fullest extent permitted by law each member of the Board and the Committee and any employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.
2.5Decisions. All decisions, determinations and interpretations of the Board shall be final, binding and conclusive on all persons.
3.Number of Shares.
3.1Share Reserve. Subject to adjustment pursuant to Section 10, the aggregate number of shares of Common Stock that may be issued pursuant to the Plan is 18,050,000 shares, all of which may be issued pursuant to Incentive Stock Options. If any Option or Stock Appreciation Right expires or is terminated without being exercised in whole or in part, the unexercised or released shares from such Option or Stock Appreciation Right shall be available for future issuance under the Plan. In addition, shares that are subject to an Award that is forfeited or cancelled shall be available for future issuance under the Plan. However, notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares of Common Stock authorized for grant hereunder and shall not be available for future grants of Awards: (i) shares of Common Stock that are tendered or withheld in order to pay the exercise or purchase price for shares of Common Stock covered by any Award or to satisfy the tax withholding obligations associated with any Award under the Plan; (ii) shares of Common Stock subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iii) shares of Common Stock purchased on the open market with the cash proceeds from the exercise of Options. Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock shall be issued under the Plan.
3.2Limitation on Shares Subject to Awards. Subject to adjustment pursuant to Section 10, the maximum number of shares of Common Stock with respect to which Awards may be granted during any calendar year to any director, officer, employee or consultant may not exceed 2,000,000 shares of Common Stock. In addition, notwithstanding any provision to the contrary in the Plan, the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $750,000.
4.Eligibility. Awards may be granted under the Plan to officers, employees, directors and consultants of the Company or its Affiliates. Incentive Stock Options may be granted only to employees of the Company or its Affiliates. The Company may also, from time to time, assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an Award under the Plan in replacement of the award assumed by the Company, or (ii) treating the assumed award as if it had been granted under the Plan.
5.Options.
5.1Option Grant. Subject to the provisions hereof, the Board may grant Incentive Stock Options or Nonstatutory Stock Options to eligible personnel on such terms and conditions as the Board deems appropriate.
5.2Exercise Price. The exercise price of an Option shall not be less than the par value of the Common Stock, provided that the exercise price of an Option shall not be less than the Fair Market Value of the Common Stock on the date the Option is granted. Notwithstanding the foregoing, the exercise price of an Incentive Stock Option granted to a Ten Percent Stockholder shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Option is granted.
5.3Option Term. No Option granted under the Plan may be exercisable (if at all) more than ten (10) years after the date the Option is granted (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years.)
5.4Vesting and Exercise of Options. The Board may establish such vesting and other conditions and restrictions on the exercise of an Option and/or upon the issuance of Common Stock in connection with the exercise of an

Option as it deems appropriate. Subject to satisfaction of applicable withholding requirements, once vested and exercisable, an Option may be exercised by transmitting to the Company: (i) a notice specifying the number of shares to be purchased and (ii) payment of the exercise price. The exercise price of an Option may be paid in cash and/or such other form of payment as the Company may permit.
5.5Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an Option until full payment of the exercise price and the applicable tax withholding obligations with respect to such exercise has been made or provided for. The holder of an Option shall have no rights as a stockholder with respect to any shares covered by an Option until the date such shares are issued. No adjustments shall be made for dividend distribution or other rights for which the record date is prior to the date such shares are issued.
5.6Options Non-Transferable. Options granted under the Plan shall not be transferable or assignable by a Participant, and may not be made subject to execution, attachment or similar process, otherwise then by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant. Notwithstanding the foregoing, the Board may determine at the time of grant or thereafter that a Nonstatutory Stock Option is transferable in whole or in part to such persons, under such circumstances, and subject to such conditions as the Board may prescribe; provided that, such conditions are consistent with the conditions that would permit the registration of the underlying shares on Form S-8 or a successor form.
5.7Assumed Options. In the event the Company assumes an option granted by another company, the exercise price and the number and nature of shares issuable upon exercise of such assumed option shall be adjusted appropriately as determined by the Board.
5.8Replacement Options. Without in any way limiting the authority of the Board to make or not to make grants of Options, the Board shall have the authority (but not an obligation) to include as part of any Award Agreement a provision entitling the Participant to a replacement Option in the event the Participant exercises the Option evidenced by the Award Agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with the Plan and the terms and conditions of the Award Agreement.
6.Stock Appreciation Rights.
6.1Stock Appreciation Right Grant. Subject to the provisions hereof, the Board may award Stock Appreciation Rights upon such terms and conditions as it deems appropriate. A Stock Appreciation Right is an Award entitling the Participant, upon exercise, to receive an amount, in cash or shares of Common Stock or a combination thereof, as determined by the Board in its sole discretion, determined with reference to the appreciation, if any, in the fair market value of Common Stock during the period beginning on the date the Stock Appreciation Right is granted and ending on the date the Stock Appreciation Right is exercised.
6.2Types of Stock Appreciation Rights. Stock Appreciation Rights may be awarded under the Plan in conjunction with an Option (“tandem SARs”) or independent of any Option (“stand-alone SARs”). Tandem SARs awarded in conjunction with a Nonstatutory Stock Option may be awarded either at or after the time the Nonstatutory Stock Option is granted. Tandem SARs awarded in conjunction with an Incentive Stock Option may only be awarded at the time the Incentive Stock Option is granted.
6.3Exercisability. Except as otherwise provided herein, a tandem SAR shall be exercisable only at the time and to the same extent and subject to the same conditions as the related Option is exercisable. The exercise of a tandem SAR shall cancel the related Option to the extent of the shares of Common Stock with respect to which the Stock Appreciation Right is exercised, and vice versa. Tandem SARs may be exercised only when the Fair Market Value of the Common Stock to which it relates exceeds the Option exercise price. The Board may impose such additional service or vesting conditions upon the exercise of a Stock Appreciation Right (tandem or stand-alone) as it deems appropriate.
6.4Exercise. A Stock Appreciation Right may be exercised by giving written notice to the Company identifying the Stock Appreciation Right that is being exercised, specifying the number of shares covered by the exercise and containing such other information or statements as the Board may require. The Board may establish such rules and procedures as it deems appropriate for the exercise of Stock Appreciation Rights under the Plan. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount (in cash and/or shares of Common Stock as determined by the Board) equal to the product of (i) the number of shares with respect to which the Stock Appreciation Right is being exercised and (ii) the difference between the Fair Market Value of a share of the Common Stock on the date the Stock Appreciation Right is exercised and the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted.
6.5SARs Non-Transferable. Stock Appreciation Rights shall not be transferable by a Participant other than upon the Participant’s death to a beneficiary designated by the Participant in a manner acceptable to the Board, or, if no designated beneficiary shall survive the Participant, pursuant to the Participant’s will or by the laws of descent and distribution. All Stock Appreciation Rights shall be transferable, to the extent permitted above, only with the underlying option.
7.Stock Bonus Awards. Subject to the provisions hereof, the Board may grant Stock Bonus Awards to eligible personnel upon such terms and conditions as the Board deems appropriate. The terms and conditions of Stock Bonus Awards may change from time to time, and the terms and conditions of each Award Agreement need not be identical.
7.1Consideration. A Stock Bonus Award shall be awarded in consideration for part or future services rendered to the Company or its Affiliates.
7.2Vesting. Shares of Common Stock awarded pursuant to a Stock Bonus may, but need not, be subject to a vesting schedule determined by the Board.
7.3Transferability. Shares of Common Stock received pursuant to a Stock Bonus Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Award Agreement, as the Board shall determine in its discretion, so long as shares remain subject to the terms of the Award Agreement. For the avoidance of doubt, no Stock Bonus Awards may be transferred to a third-party for cash or other consideration.
8.Termination of Employment or Service. Unless otherwise determined by the Board at grant or, if no rights of the Participant are thereby reduced, thereafter, and subject to earlier termination in accordance with the provisions hereof, the following rules apply with regard to Awards held by a Participant at the time of his or her termination of employment or other service with the Company and its Affiliates.

8.1Stock Options and Stock Appreciation Rights.

8.1.1If a Participant’s employment or service terminates due to his or her death or Disability, then (i) any Option or Stock Appreciation Right held by the Participant, to the extent not then exercisable, shall thereupon terminate, and (ii) any Option or Stock Appreciation Right held by the Participant which is exercisable at the time of such termination of employment or service due to his or her death or Disability shall remain exercisable by the Participant (or in the event of death, his or her legal representative) at any time within one year from the date his or her employment or service terminates, but in no event after expiration of the stated term, and, to the extent not exercised within such time period, shall thereupon terminate.
8.1.2If a Participant’s employment or service is terminated by the Company or its Affiliates for Cause or if, at the time of a Participant’s termination, grounds for termination for Cause exist, then notwithstanding anything to the contrary contained herein, any Option or Stock Appreciation Right held by the Participant (whether or not otherwise vested) shall immediately terminate and cease to be exercisable. “Cause” means (i) in the case where there is no employment or consulting agreement between the Participant and the Company or its Affiliates or where such an agreement exists but does not define “Cause” (or words of like import), a termination classified by the Company as a termination due to the Participant’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of his or her duties, or (ii) in the case where there is an employment or consulting agreement between the Participant and the Company or its Affiliates, a termination that is or would be deemed for “cause” (or words of like import) under such agreement.
8.1.3If a Participant’s employment or service terminates for any reason (other than death, Disability or Cause at a time when Cause exists) or no reason, then any Option or Stock Appreciation Right held by the Participant, to the extent not then exercisable, shall thereupon terminate. Any Option or Stock Appreciation Right held by the Participant which is exercisable at the time of such termination of employment or service shall remain exercisable during the thirty (30) day period following such termination of employment or service or, if sooner, until the expiration of the stated term of the Option or Stock Appreciation Right and, to the extent not exercised within such period, shall thereupon terminate.
8.2Stock Bonuses. If a Participant’s employment or service terminates, then any shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Award Agreement shall be forfeited.

9.Miscellaneous.
9.1No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant or other holder of Awards any right to continue to be employed by or serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate such employment or service.
9.2Investment Assurance. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to reflect conditions imposed under an Award or to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.
9.3Withholding Obligations. As a condition to the exercise of any Award or the delivery of any shares of Common Stock pursuant to any Award or the lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award, (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Participant whether or not pursuant to the Plan or (ii) the Company shall be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, unless the applicable Award Agreement provides otherwise, at the discretion of the Board, the Participant may satisfy the withholding obligation described under this Section 9.3 by electing to have the Company withhold shares of Common Stock (which withholding shall be at a rate not in excess of the maximum individual statutory tax rate) or by tendering previously owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by another mechanism as may be required or appropriate to conform with local tax and other rules).
9.4Repricing. The Board shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying shares of Common Stock.
9.5No Payment of Dividends Until Vesting.  Notwithstanding any provision in the Plan to the contrary, except in connection with a spin-off or other similar event or as otherwise permitted under Section 10.1, dividends which are paid in respect of any shares of Common Stock underlying an Award prior to the vesting of such Award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the Award vests.
10.Adjustments Upon Changes in Common Stock.
10.1Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan and the maximum number of securities that may be awarded to any employee, and the outstanding Awards shall be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding Awards. The Board, the determination of which shall be final, binding and conclusive, shall make such adjustments. The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.
10.2Change in Control — Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then Awards outstanding under the Plan shall terminate if not exercised (if applicable) immediately prior to, or simultaneous with, such event.
10.3Change in Control — Asset Sale, Merger, Consolidation or Reverse Merger. In the event of (i) a sale of all or substantially all of the assets of the Company, (ii) a merger in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume any Awards outstanding under the Plan or shall substitute similar awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this Section 10.3 for those Awards outstanding under the Plan). In the event any surviving corporation or acquiring corporation refuses to assume such Awards or to substitute similar awards for those Awards outstanding under the Plan, then the vesting of all outstanding Awards (and, if applicable, the time during which such Awards may be exercised) shall be accelerated in full, and the Awards shall terminate if not exercised (if applicable) at or prior to such event, provided, however, that any such performance-based awards will vest based on the higher of (a) actual performance as of the change in control or (b) target performance, prorated based on a shortened performance period as of the change in control.
11.Amendment and Termination. The Board may amend or terminate the Plan, provided, however, that no such action may adversely affect the rights of a Participant under any outstanding Award without the consent of the Participant. Except as otherwise provided in Section 10, any amendment which would (i) increase the number of shares of Common Stock for which Awards may be granted under the Plan (in the aggregate or on an individual basis), (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying shares of Common Stock or (iii) modify the class of employees eligible to receive Awards under the Plan shall, during any period in which the Common Stock of the Company is listed on The Nasdaq Stock Market or any other National Securities Exchange, be subject to the approval of the stockholders of the Company. The Board may amend the terms of any Award Agreement at any time and from time to time, provided, however, that any amendment which would adversely affect the rights of the Participant may not be made without the consent of the Participant. Notwithstanding anything herein to the contrary, no Incentive Stock Option shall be granted under the Plan after the tenth (10th) anniversary of the effective date of the Plan (as amended and restated) as provided in Section 12.
12.Effective Date of Plan. The Plan (as amended and restated) shall become effective on the date on which the holders of the Company’s Common Stock approve the Plan; provided, however, that solely for purposes of the last sentence of Section 11 (regarding Incentive Stock Options), the effective date shall be the date on which the Plan (as amended and restated) is adopted by the Board, subject to approval of the Plan (as amended and restated) by the Company’s stockholders. Options may be granted under this Plan prior to obtaining shareholder approval, provided such options shall not be exercisable before such shareholder approval is obtained. No grants of Stock Bonuses may be made under the Plan prior to the receipt of shareholder approval. Notwithstanding the foregoing, the Prior Plan shall remain in effect on its existing terms unless and until the Plan (as amended and restated) is approved by the Company’s stockholders.
13.Definitions.
13.1“Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Section 424(e) and (f), respectively, of the Code.
13.2“Award” means any Option, Stock Appreciation Right or Stock Bonus granted under the Plan."
13.3“Award Agreement” means a written agreement or other instrument between the Company and a holder of an Award evidencing the terms and conditions of an individual Award.
13.4“Board” means the Board of Directors of the Company.
13.5“Code” means the Internal Revenue Service Code of 1986, as amended.
13.6“Committee” means a committee appointed by the Board in accordance with Section 2.3.
13.7“Common Stock” means the common stock, par value $.01, of the Company.
13.8“Company” means Impax Laboratories, Inc., a Delaware corporation.
13.9“Disability” means the dates and permanent disability of a person within the meaning of Section 22(e) of the Code.
13.10“Exchange Act” means the Securities Exchange Act of 1934, as amended.
13.11“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange or traded on the over-the-counter market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported)

as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of grant, as reported in The Wall Street Journal or such other source as the Board deems reliable; and (ii) in the absence of trading on such markets, the Fair Market Value shall be determined in good faith by the Board.
13.12“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
13.13“Non-Employee Director” means a member of the Board who (i) is not currently an officer (as defined in Rule 16a-1(f) under the Exchange Act or any successor regulation) of the Company or a parent or subsidiary of the Company, or otherwise currently employed by the Company or a parent or subsidiary of the Company; (ii) does not receive compensation, either directly or indirectly, from the Company or a parent or subsidiary of the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K.
13.14“Nonstatutory Stock Option” means an Option that does not qualify as an Incentive Stock Option.
13.15“Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.
13.16“Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an Award.
13.17“Plan” means this Impax Laboratories, Inc. Fourth Amended and Restated 2002 Equity Incentive Plan.
13.18“Prior Plan” shall mean the Impax Laboratories, Inc. Third Amended and Restated 2002 Equity Incentive Plan, as amended.
13.19“Securities Act” means the Securities Act of 1933, as amended."
13.20“Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 6 of the Plan.
13.21“Stock Bonus” means a grant of restricted stock pursuant to Section 7 of the Plan.
13.22“Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Affiliates.

Appendix C

RECONCILIATION OF NON-GAAP MEASURES

The following table presents a reconciliation of our non-GAAP financial measure of Adjusted EBITDA included in this proxy statement to the most comparable GAAP financial measure of GAAP net income (loss):

(in thousands)	Year Ended
December 31,
2016
Net (loss) income	$(472,031)
EBITDA from Products Acquired in Teva Transaction(1)	$(28,509)
Adjusted to add (deduct):
Interest expense	41,441
Interest income	(1,022)
Income taxes	(104,294)
Depreciation and amortization	82,879
EBITDA	$(481,536)
Adjusted to add (deduct):
Share-based compensation expense	31,709
Business development expenses	4,540
Intangible asset impairment charges	541,597
Reserve for Turing receivable(2)	40,312
Turing legal expenses(3)	7,554
Restructuring and severance charges	23,896
Fixed asset impairment charges	1,644
Lease termination for office consolidation	144
Other	1,340
Adjusted EBITDA	$171,200

(1)
EBITDA from products acquired in our August 3, 2016 acquisition of certain assets, including marketed and pipeline generic products, from Teva Pharmaceutical Industries Ltd. (acting directly or through its affiliates) and affiliates of Allergan plc.

(2)
We recorded a reserve in the amount of $48.0 million during the first quarter of 2016, representing the full amount of the estimated receivable due from Turing Pharmaceuticals AG (“Turing”) as a result of the uncertainty of collecting the reimbursement amounts owed by Turing to us related to our sale of Daraprim® to Turing in August 2015. During the fourth quarter of 2016, we received $7.7 million in payments from Turing, which reduced the reserve balance to $40.3 million as of December 31, 2016.

(3)
Legal fees incurred as a result of our litigation against Turing alleging breach of the terms of the Turing Asset Purchase Agreement related to our sale of Daraprim® for Turing’s failure to reimburse us for chargebacks and Medicaid rebate liability.

ANNUAL MEETING OF STOCKHOLDERS OF

IMPAX LABORATORIES, INC.

May 16, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17901

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3, 4 AND 6 AND FOR "ONE YEAR" FOR PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS

	FOR	AGAINST	ABSTAIN
2. To approve the Amendment and Restatement of our Non-Qualified Employee Stock Purchase Plan to, among other items, increase the aggregate number of shares of common stock reserved under such plan.	☐	☐	☐
3. To approve the Fourth Amendment and Restatement of our 2002 Equity Incentive Plan to, among other items, increase the aggregate number of shares of common stock that may be issued under such plan.	☐	☐	☐
4. To approve, by non-binding vote, named executive officer compensation.	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
5. To approve, by non-binding vote, the frequency of named executive officer compensation votes.	☐	☐	☐	☐

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

IMPORTANT NOTICE

The proxies are authorized to vote in their discretion such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2, 3, 4 and 6 and for ONE YEAR for Proposal 5.**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

IMPAX LABORATORIES, INC.

May 16, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17901

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3, 4 AND 6 AND FOR "ONE YEAR" FOR PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS

	FOR	AGAINST	ABSTAIN
2. To approve the Amendment and Restatement of our Non-Qualified Employee Stock Purchase Plan to, among other items, increase the aggregate number of shares of common stock reserved under such plan.	☐	☐	☐
3. To approve the Fourth Amendment and Restatement of our 2002 Equity Incentive Plan to, among other items, increase the aggregate number of shares of common stock that may be issued under such plan.	☐	☐	☐
4. To approve, by non-binding vote, named executive officer compensation.	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
5. To approve, by non-binding vote, the frequency of named executive officer compensation votes.	☐	☐	☐	☐

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

IMPORTANT NOTICE

The proxies are authorized to vote in their discretion such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2, 3, 4 and 6 and for ONE YEAR for Proposal 5.**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

IMPAX LABORATORIES, INC.

Proxy for Annual Meeting of Stockholders on May 16, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Michael Nestor and Mark Schlossberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to appear at the 2017 Annual Meeting of Stockholders of Impax Laboratories, Inc., to be held on May 16, 2017, and at any adjournment or postponement thereof, and to vote all of the shares of common stock of Impax Laboratories, Inc. which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

(Continued and to be signed on the reverse side.)

COMMENTS:

1.1 14475